UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LIBERTY GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2010

Dear Stockholder:

You are invited to attend the 2010 Annual Meeting of Stockholders of Liberty Global, Inc. to be held at 10:00 a.m., local time, on June 17, 2010, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. The accompanying notice of annual meeting of stockholders and proxy statement describes the annual meeting, the proposals you will be asked to consider and vote upon and related matters.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please vote as soon as possible to make sure that your shares are represented. You may vote via the internet or by telephone. If you receive a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Also, please note that starting January 1, 2010, brokers, banks or other nominees can no longer vote uninstructed shares in the election of directors because of rule changes by the New York Stock Exchange and the U.S. Securities Exchange Commission. This means that if your shares are held by a broker, bank or other nominee, such nominee no longer has the discretion to vote the shares held on your behalf with respect to the election of directors. Therefore, we urge those of you who have shares held through a nominee to be sure to submit your voting instructions to your nominee regarding how to vote your shares on the election of directors.

Thank you for your continued support and interest in our company.

Sincerely,

Michael T. Fries

Chief Executive Officer and President

Liberty Global, Inc.

LIBERTY GLOBAL, INC.

Notice of Annual Meeting of Stockholders

to be Held June 17, 2010

NOTICE IS HEREBY GIVEN OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS OF LIBERTY GLOBAL, INC., A DELAWARE CORPORATION (LGI), TO BE HELD AT 10:00 A.M., LOCAL TIME, ON JUNE 17, 2010, AT THE MARRIOTT DENVER SOUTH AT PARK MEADOWS, 10345 PARK MEADOWS DRIVE, LITTLETON, COLORADO 80124, TELEPHONE NUMBER (303) 925-0004, FOR THE FOLLOWING PURPOSES:

1.	To consider and vote upon a proposal (which we refer to as the election of directors proposal) to elect Miranda Curtis, John W. Dick, J.C. Sparkman and J. David Wargo to serve as Class II members of our board of directors until the 2013 annual meeting of stockholders and until their successors are elected;

2.	To consider and vote upon a proposal (which we refer to as the incentive plan proposal) to reapprove the material terms of the performance goals under the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

3.	To consider and vote upon a proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2010; and

4.	To transact such other business as may properly be presented at the annual meeting.

All stockholders of LGI are cordially invited to attend. All stockholders of record of Liberty Global, Inc. Series A common stock, par value $.01 per share, Liberty Global, Inc. Series B common stock, par value $.01 per share, and Liberty Global, Inc. Series C common stock, par value $.01 per share, as of 5:00 p.m., Eastern time, on April 21, 2010, the record date for the annual meeting, are entitled to notice of the annual meeting or any adjournment thereof, but only stockholders of record of Series A common stock or Series B common stock as of the record date are entitled to vote at the annual meeting or any adjournment thereof. A plurality of the affirmative votes of the shares of our Series A common stock and Series B common stock that are entitled to vote and are voted, in person or by proxy, at the annual meeting, voting together as a single class, is required to elect Ms. Curtis and Messrs. Dick, Sparkman and Wargo as Class II members of our board of directors pursuant to the election of directors proposal. The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and Series B common stock that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to approve the incentive plan proposal and the auditors ratification proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, for review by any LGI stockholder, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

We describe the proposals to be considered at the annual meeting in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting. Our board of directors has approved the election of directors proposal, the incentive plan proposal and the auditors ratification proposal and recommends that the stockholders entitled to vote at the annual meeting vote “FOR” each of these proposals.

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the annual meeting, please vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote by proxy in any one of the following ways:

•	Vote over the internet at www.proxyvote.com;

•	Vote by telephone at 1-800-690-6903 if you reside in the United States, Canada or Puerto Rico; or

•

Request a proxy card by following the instructions in the Notice of Internet Availability of Proxy Materials, and indicate your vote by completing, signing, dating and promptly returning the proxy card in the postage-paid envelope provided. It requires no postage if mailed in the United States.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on June 16, 2010. You may revoke your proxy in the manner described in the accompanying proxy statement. If you attend the annual meeting, you may vote your shares in person even if you have previously submitted a proxy.

Also, due to recent regulatory changes, if your shares are held by a broker, bank or other nominee, such nominee no longer has the discretion to vote your shares with respect to the election of directors proposal. Therefore, it is important that you submit voting instructions to your nominee regarding how to vote your shares on the election of directors proposal.

By Order of the Board of Directors,

Elizabeth M. Markowski Secretary

Englewood, Colorado

April 29, 2010

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE VIA THE INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

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LIBERTY GLOBAL, INC.

12300 Liberty Boulevard

Englewood, Colorado 80112

PROXY STATEMENT

We are furnishing this proxy statement to holders of record as of 5:00 p.m., Eastern time, on April 21, 2010, of shares of Series A common stock or Series B common stock, each $.01 par value per share, of Liberty Global, Inc., a Delaware corporation (LGI), in connection with the solicitation of proxies by our board of directors for use at our 2010 annual meeting of stockholders or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement is also being furnished to holders of shares of our Series C common stock, par value $.01 per share, for informational purposes only.

Pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials, including the form of proxy card, and our annual report, to each stockholder of record, we are furnishing our proxy materials and annual report to our stockholders on the internet. If you received a Notice of Internet Availability of Proxy Materials (the Notice) by mail, you will not receive a printed copy of the proxy materials or annual report, unless specifically requested. The Notice will instruct you as to how you may access and review the information in the proxy materials and how you may submit your proxy over the internet or by telephone. If you received the Notice by mail and would like to receive a printed copy of our proxy materials and annual report, please follow the instructions for requesting such materials included in the Notice.

Time and Place; Purposes

The annual meeting will be held at 10:00 a.m., local time, on June 17, 2010, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. At the annual meeting, holders of our Series A shares and Series B shares will be asked to consider and vote upon the following proposals: (a) the election of four directors to serve as Class II members of our board of directors until the 2013 annual meeting of stockholders and, in each case, until their successors are elected (the election of directors proposal); (b) the reapproval of the material terms of the performance goals under our 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the incentive plan proposal); (c) the ratification of the selection of KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2010 (the auditors ratification proposal); and (d) any other business that may properly come before the annual meeting. At the present time, we know of no other business that will be presented at the annual meeting.

The annual meeting may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.

It is anticipated that the Notice will be first mailed to our stockholders on or about May 4, 2010. The proxy materials, including the form of proxy, relating to the 2010 annual meeting of stockholders will be first made available to stockholders on or about May 4, 2010.

Voting Rights; Record Date

Our board has fixed 5:00 p.m., Eastern time, on April 21, 2010, as the record date for the determination of holders of our Series A shares, Series B shares and Series C shares entitled to receive notice of our annual meeting or any adjournment thereof. Only holders of record of our Series A shares or our Series B shares as of the record date are entitled to vote at our annual meeting. As of the record date, we had outstanding and entitled to vote at the meeting 132,008,729 Series A shares and 9,355,501 Series B shares. Our Series A shares and Series B shares are our only voting stock and vote together as a single class on all matters, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation. Each Series A share has one vote and each Series B share has ten votes on each matter on which holders of shares of such series are entitled to vote at the meeting. We also had outstanding as of the record date 121,822,372 Series C shares, which are non-voting, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation.

As of the record date for the annual meeting, we had 2,344 record holders of Series A shares and              record holders of Series B shares. Such amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder.

The presence, in person or by proxy, of the holders of a majority of the combined voting power of our outstanding Series A shares and Series B shares entitled to vote is necessary to constitute a quorum at the annual meeting. The directors are elected by a plurality of the affirmative votes of our Series A shares and Series B shares that are entitled to vote and are voted, in person or by proxy, at the annual meeting, voting together as a single class. By way of illustration, if there are three vacancies then the three director nominees receiving the most votes will fill the vacancies. The affirmative vote of the holders of at least a majority of the aggregate voting power of our Series A shares and Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to approve each of the incentive plan proposal and the auditors ratification proposal.

With respect to the election of directors proposal, our stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to each of the other proposals, our stockholders may vote in favor of or against such proposal or may abstain from voting with respect to such proposal.

Proxies

Voting of Proxies

All Series A shares and Series B shares properly voted via the internet or by telephone at or prior to 11:59 p.m., Eastern time, on June 16, 2010, and all shares represented by properly executed proxies received prior to or at the annual meeting and, in each case, not revoked, will be voted in accordance with the instructions so provided. If no specific instructions are given with respect to the matters to be acted upon at the annual meeting, Series A shares and Series B shares represented by a properly executed proxy will be voted as follows: “FOR” each of the nominees named in the election of directors proposal; “FOR” the incentive plan proposal and “FOR” the auditors ratification proposal. The foregoing proposals are the only matters scheduled to be acted upon at the annual meeting. As to any other matter, which may properly come before the annual meeting, the persons named in the proxy card will vote thereon in accordance with their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons named in the proxy card will have discretion to vote on such proposal, unless the proposal is to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

A properly submitted proxy marked “ABSTAIN”, although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting, will not be voted and, with respect to the proposals other than the election of directors proposal, will have the same effect as a vote cast against the proposals to which such instruction applies.

Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal)

will also be counted for purposes of determining whether there is a quorum at the meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal.

If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your Series A shares and Series B shares or when granting or revoking a proxy. If you do not follow such instructions to vote your shares on the election of directors proposal, your broker, bank or other nominee can no longer vote your shares for you. Starting January 1, 2010, brokers, banks or other nominees can no longer vote uninstructed shares because of rule changes by the New York Stock Exchange and the SEC.

Voting by Participants in our 401(k) Plans

If you hold shares through your account in our 401(k) Savings and Stock Ownership Plan (401(k) Plan), the trustee is required to vote your shares as you specify or, if you do not specify how to vote your shares, the trustee is required to vote your shares in the same proportion on each matter as it votes all shares in our 401(k) Plan as to which voting instructions were properly provided. To allow sufficient time for the trustee to vote your shares, your voting instructions must be received by 5:00 p.m., Eastern time, on June 12, 2010. If you hold shares through your account in the Liberty Global 401(k) Savings Plan—Puerto Rico, which plan is for employees of our indirect subsidiary Liberty Cablevision of Puerto Rico Ltd., your shares will be voted as you specify. To vote such shares, please follow the instructions provided by the trustee for such plan. The voting instructions for the Puerto Rico plan must be received by the trustee for such plan by 5:00 p.m., Eastern time, on June 11, 2010.

Revoking a Proxy

You may revoke your paper proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global, Inc., Attention: Secretary, 12300 Liberty Boulevard, Englewood, Colorado 80112, at or before the start of the annual meeting. Any revocation of votes submitted via the internet or by telephone must be submitted, by the same method as the corresponding votes, not later than 11:59 p.m., Eastern time, on June 16, 2010. If your shares are held in the name of a bank, broker or other nominee, you should contact such nominee to change your vote.

Solicitation of Proxies

The cost, if any, of solicitation of proxies will be paid by us. Our officers and employees may solicit proxies by mail, email, telephone or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Recommendation of the Board of Directors

Our board of directors has approved the election of directors proposal, the incentive plan proposal and the auditors ratification proposal and recommends that you vote “FOR” each of these  proposals.

Annual Report

A copy of our annual report for the year ended December 31, 2009, which report includes our consolidated financial statements for the fiscal year ended December 31, 2009, is available to all holders of our Series A shares and Series B shares entitled to vote at the meeting and to all holders of our Series C shares as of the record date for informational purposes. Such report does not form any part of the material for solicitation of proxies. The annual report is posted at the following website addresses: www.lgi.com and www.proxyvote.com. As stated above, if you received the Notice, you will not receive a printed copy of the annual report (unless you request one).

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Notice or the proxy statements and annual reports, as the case may be. This means that only one copy each of the Notice, or the proxy statement and annual report, as the case may be, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at 12300 Liberty Boulevard, Englewood, Colorado 80112, phone (303) 220-6600, Attention: Investor Relations Department. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Electronic Delivery

Stockholders can access the notice of annual meeting, proxy statement and annual report via our website at www.lgi.com or as directed in the Notice for voting via the website at www.proxyvote.com. For future stockholder meetings, registered stockholders may receive future notices, annual reports and proxy materials electronically. To sign up for electronic delivery, go to www.computershare.com/us/ecomms. You may also sign up when you vote by internet at www.proxyvote.com and follow the prompts. Once you sign up, you will no longer receive a printed copy of the notices, annual reports and proxy materials, unless you request them. You may suspend electronic delivery of the notices, annual reports and proxy materials at any time by contacting our transfer agent, Computershare, phone: 888-218-4391 (outside the United States 781-575-3919). Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than 5% of the outstanding shares of our Series A common stock or our Series B common stock.

The security ownership information is given as of March 31, 2010, and, in the case of percentage ownership information, is based upon (1) 133,488,528 Series A shares, (2) 9,355,501 Series B shares, and (3) 122,656,925 Series C shares, in each case, outstanding on that date. Although beneficial ownership of our Series C common stock is set forth below, our Series C common stock is non-voting and, therefore, in the case of percentage voting information, is not included. Also, for purposes of the following presentation, beneficial ownership of our Series B shares, though convertible on a one-for-one basis into our Series A shares, is reported as beneficial ownership of our Series B shares only, and not as beneficial ownership of our Series A shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series	Voting Power
Robert R. Bennett	Series A	454,334	(1)	*	4.0%
c/o Liberty Media Corporation	Series B	889,251	(1)	8.7%
12300 Liberty Boulevard	Series C	—		—
Englewood, CO 80112

BlackRock, Inc.	Series A	9,804,500	(2)	7.3%	4.3%
40 East 52nd Street	Series B	—		—
New York, NY 10022	Series C	1,619,960	(3)	1.3%

Comcast Corporation	Series A	7,681,369	(4)	5.8%	3.4%
One Comcast Center	Series B	—		—
Philadelphia, PA 19103	Series C	—		—

SPO Advisory Corp	Series A	17,993,540	(5)	13.5%	7.9%
591 Redwood Highway, Suite 3215	Series B	—		—
Mill Valley, CA 94941	Series C	24,874,437	(6)	20.3%

*	Less than one percent.

(1)	The number of Series A and the number of Series B shares are based upon the Schedule 13D dated February 4, 2010, filed by Mr. Bennett and includes 53,192 Series A shares and 887,227 Series B shares that may be acquired within 60 days pursuant to stock options held by Mr. Bennett. Mr. Bennett has the right to convert the options for Series B shares into options to purchase an equivalent number of Series A shares. Of the shares reported, the Schedule 13D shows Mr. Bennett and his spouse jointly owning, directly or indirectly, 400,934 Series A shares and 2,024 Series B shares.

(2)	The number of Series A shares is based upon the Schedule 13G for the year ended December 31, 2009, filed by BlackRock, Inc. and various subsidiaries, which together beneficially own the shares. The Schedule 13G reflects that BlackRock, Inc. has sole voting and dispositive powers over the Series A shares.

(3)	The number of Series C shares is based upon Form 13Fs for the quarter ended December 31, 2009, filed by various subsidiaries of BlackRock, Inc.

(4)	The number of Series A shares is based upon the Schedule 13G for the year ended December 31, 2008, filed by Comcast Corporation and the following direct and indirect wholly-owned subsidiaries of Comcast Corporation: Comcast Holdings Corporation, Comcast Programming Holdings Inc. and Comcast QVC, Inc. Based on the ownership structure, such companies and Comcast Corporation beneficially own such shares, of which Comcast QVC, Inc. is the record owner. The Schedule 13G reflects that Comcast QVC, Inc. has shared voting power and shared dispositive power over the Series A shares with the foregoing entities.

(5)	The number of Series A shares is based upon the Schedule 13G (Amendment No. 2) dated November 12, 2009, filed by SPO Advisory Corp. and various affiliates, including its four principal shareholders: John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. The Schedule 13G includes the shares purchased from us in a private placement transaction in November 2009. See “Certain Transactions—SPO Advisory Corp.” below. The Schedule 13G reflects that the four principal shareholders have sole voting and sole dispositive powers as follows: Mr. Scully—204,177 Series A shares; Mr. Oberndorf – 305,514 Series A shares; Mr. Patterson—no Series A shares; and Mr. McDermott – 2,078 Series A shares. SPO Advisory Corp. and the four principal shareholders have shared voting and shared dispositive powers over the remaining Series A shares.

(6)	The number of Series C shares is based upon a Form 13F for the quarter ended December 31, 2009, filed by SPO Advisory Corp.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our named executive officers as described below and by all of our directors and executive officers as a group of (1) our Series A shares, (2) our Series B shares and (3) our Series C shares.

The security ownership information is given as of March 31, 2010, and, in the case of percentage ownership information, is based upon (1) 133,488,528 Series A shares, (2) 9,355,501 Series B shares and (3) 122,656,925 Series C shares, in each case, outstanding on that date. Although beneficial ownership of our Series C common stock is set forth below, our Series C common stock is non-voting and, therefore, in the case of percentage voting information, is not included. The percentage of voting power is presented on an aggregate basis for each person or group listed below.

Shares of common stock issuable on or within 60 days after March 31, 2010, upon exercise of options or stock appreciation rights (SARs), vesting of restricted share units, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, restricted share units or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock that have been issued pursuant to our incentive plans are included in the outstanding share numbers provided throughout this proxy statement. For purposes of the following presentation, beneficial ownership of our Series B shares, though convertible on a one-for-one basis into our Series A shares, is reported as beneficial ownership of our Series B shares only, and not as beneficial ownership of our Series A shares.

So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them include shares held by our 401(k) Plan as of March 31, 2010, for their respective accounts.

Name	Title of Series	Amount and Nature of Beneficial Ownership	Percent of Series	Voting Power
John C. Malone	Series A	1,308,961(1)(2)(3)(4)(5)	1.0%	39.3%
Chairman of the Board	Series B	8,787,373(1)(3)	93.9%
	Series C	6,173,082(1)(2)(3)(4)(5)	4.9%

John P. Cole, Jr.	Series A	90,566(5)	*	*
Director	Series B	—	—
	Series C	90,281(5)	*

John W. Dick	Series A	61,108(5)	*	*
Director	Series B	—	—
	Series C	58,658(5)	*

Name	Title of Series	Amount and Nature of Beneficial Ownership	Percent of Series	Voting Power

Michael T. Fries	Series A	1,255,726(4)(5)(6)(7)	*	*
Director, Chief Executive Officer &	Series B	—	—
President	Series C	1,009,121(4)(5)(6)(7)	*

Paul A. Gould	Series A	231,732(5)	*	*
Director	Series B	51,429	*
	Series C	365,550(5)	*

Richard R. Green	Series A	4,785(5)	*	*
Director	Series B	—	—
	Series C	3,678(5)	*

David E. Rapley	Series A	32,579(5)	*	*
Director	Series B	—	—
	Series C	29,503(5)	*

Larry E. Romrell	Series A	25,159(5)	*	*
Director	Series B	—	—
	Series C	24,709(5)	*

J.C. Sparkman	Series A	43,634(5)	*	*
Director	Series B	—	—
	Series C	43,635(5)	*

J. David Wargo	Series A	34,069(4)(5)(8)	*	*
Director	Series B	—	—
	Series C	34,185(4)(5)(8)	*

Charles H.R. Bracken	Series A	116,273(5)(6)	*	*
Senior Vice President & Co-Chief	Series B	—	—
Financial Officer	Series C	113,556(5)(6)	*

Miranda Curtis	Series A	212,875(5)(6)	*	*
President, Liberty Global Japan division	Series B	—	—
(until March 31, 2010)	Series C	212,875(5)(6)	*

Elizabeth M. Markowski	Series A	215,781(5)(6)(7)(9)	*	*
Senior Vice President, General Counsel	Series B	—	—
and Secretary	Series C	217,929(5)(6)(7)(9)	*

W. Gene Musselman	Series A	238,319(5)(6)(7)	*	*
President & Chief Operating Officer,	Series B	—	—
UPC Broadband division	Series C	301,931(5)(6)(7)	*

All directors and executive officers as a group (21 persons)	Series A	4,724,827(8)(10)(11)	3.5%	40.6%
	Series B	8,838,802(10)(11)	94.5%
	Series C	9,616,983(8)(10)(11)	7.6%

*	Less than one percent.

(1)	Includes 90,303 Series A shares, 204,566 Series B shares and 294,869 Series C shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 198 Series A shares and 198 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his spouse, retains a unitrust interest in the trust.

(3)

Includes 241,300 Series A shares, 44,524 Series B shares and 848,946 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and holder of a unitrust interest in the trust. Also includes 48,000 Series A shares, 110,148 Series B shares and 158,148 Series C shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts.

(4)	Includes shares pledged to the indicated entities in support of one or more lines of credit or margin accounts extended by such entities:

	No. of Shares Pledged		Entity Holding the Shares
Owner	Series A	Series C
John C. Malone	905,435	2,000,000	Bank of America
John C. Malone	—	667,707	Fidelity Brokerage Services, LLC
Michael T. Fries	73,406	34,406	Wells Fargo Bank
J. David Wargo	592	492	UBS Financial Services, Inc.

(5)	Includes shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within 60 days of, March 31, 2010, as follows:

Owner	Series A	Series C
John C. Malone	23,705	2,203,194
John P. Cole, Jr.	48,706	48,706
John W. Dick	51,551	51,551
Michael T. Fries	938,237	738,237
Paul A. Gould	51,056	51,056
Richard R. Green	3,334	3,334
David E. Rapley	29,365	29,365
Larry E. Romrell	24,365	24,365
J.C. Sparkman	28,001	28,001
J. David Wargo	33,193	33,193
Charles H.R. Bracken	73,673	73,673
Miranda Curtis	204,356	204,356
Elizabeth M. Markowski	191,330	191,330
W. Gene Musselman	218,583	258,093

(6)	Includes restricted shares, all of which will vest within 60 days of March 31, 2010, as follows:

Owner	Series A	Series C
Michael T. Fries	1,407	1,407
Charles H.R. Bracken	1,407	1,407
Miranda Curtis	742	742
Elizabeth M. Markowski	938	938
W. Gene Musselman	1,407	1,407

(7)	Includes shares held in our 401(k) Plan as follows:

Owner	Series A	Series C
Michael T. Fries	1,977	5,174
Elizabeth M. Markowski	388	3,350
W. Gene Musselman	1,873	4,940

(8)	Includes 679 Series A shares and 629 Series C shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership. Also includes 16 Series C shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership.

(9)	Includes 136 Series A shares and 136 Series C shares held by Ms. Markowski’s spouse, as to which Ms. Markowski has disclaimed beneficial ownership.

(10)	Includes 379,937 Series A shares, 359,238 Series B shares and 1,302,313 Series C shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements, as to which shares beneficial ownership of 138,439 Series A shares, 314,714 Series B shares and 453,169 Series C shares has been disclaimed.

(11)	Includes 2,522,121 Series A shares and 4,581,120 Series C shares that are subject to options, SARs or restricted share units, which were exercisable as of, or will be exercisable within 60 days of, March 31, 2010; 88,802 restricted Series A shares and 86,171 restricted Series C shares, of which 9,965 restricted Series A shares and 9,965 restricted Series C shares will vest on or within 60 days of March 31, 2010; 8,154 Series A shares and 32,553 Series C shares held by the 401(k) Plan; and 1,035,048 Series A shares and 2,756,763 Series C shares pledged in support of various lines of credit or margin accounts.

Certain accounts managed by Mr. Wargo hold 170,000 shares of Austar United Communications Ltd. (Austar), an Australian public company and one of our consolidated subsidiaries, representing less than 1% of Austar’s outstanding shares. Mr. Wargo disclaims beneficial ownership of these shares.

Each of Mr. Fries and two of our executive officers hold synthetic options with respect to hypothetical shares of United Chile LLC (United Chile), one of our indirect wholly-owned subsidiaries, that owns our operations in Chile. Such options are fully vested and upon exercise entitle the holder to a cash payment equal to the amount that the fair market value of a hypothetical share of United Chile exceeds the exercise price, provided that such payment shall not be made prior to the expiration of the term of the synthetic option, regardless of the date of exercise. The synthetic options expire on December 6, 2010. No interest will accrue on such payment for the period between the date of exercise and the date of payment. The synthetic options held by certain of our executive officers at March 31, 2010, are: Michael T. Fries—200,000 shares; Mauricio Ramos—25,000 shares; and Frederick G. Westerman III—35,000 shares. The hypothetical shares subject to the synthetic options granted to each executive officer named above represent less than 1% of the total number of hypothetical shares of United Chile. At December 31, 2009, these synthetic options had no intrinsic value.

Mr. Ramos also holds phantom SARs granted by VTR Global Com S.A. (VTR), one of our consolidated subsidiaries, with respect to 170,000 shares of VTR’s common stock (less than 1% of VTR’s outstanding shares). As of December 31, 2009, the SARs are fully vested and expire on July 1, 2010. Upon exercise of a phantom SAR, Mr. Ramos will be entitled to a cash payment equal to the amount by which the fair market value of a VTR share exceeds the base price. At December 31, 2009, his exercisable phantom SARs had a value of approximately $882,000.

Change in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year, or representations that no Forms 5 were required, we believe that, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except the following were not timely filed: a Form 4 reporting grants of restricted share unit awards for each of our executive officers (Messrs. Fries, Bracken, Dvorak, Leighton, Musselman, Nair, O’Neill, Ramos and Westerman and Mmes. Blair, Curtis and Markowski); and a Form 4 reporting a distribution pursuant to the terms of a domestic relations order for Mr. Bracken.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Our board of directors currently consists of ten directors, divided among three classes. Ms. Curtis has been nominated for election to our board to serve as a new member of our Class II directors in addition to our current Class II directors, whose term will expire at the annual meeting. To allow for the nomination of Ms. Curtis, our board of directors increased the size of our board to eleven directors effective at the time of our annual meeting. Our current Class II directors are John W. Dick, J.C. Sparkman and J. David Wargo. These directors are nominated for re-election to our board to continue to serve as Class II directors. We have been informed that each of Ms. Curtis and Messrs. Dick, Sparkman and Wargo is willing to serve as a director of our company. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2013. Our Class I directors, whose term will expire at the annual meeting of our stockholders in the year 2012, are John P. Cole, Jr., Richard R. Green and David E. Rapley. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2011, are Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, a substitute nominee will be designated by our board of directors.

The following lists the four nominees for election as directors and the seven directors of our company whose term of office will continue after the annual meeting, including the age of each person, the positions with our company or principal occupation of each person, individual skills and experiences, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of March 31, 2010, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management”. As indicated in the following biographies, our board believes the skills and experiences of each of our nominees, as well as our other directors, qualify them to serve as one of our directors.

Nominees for Election as Directors

Miranda Curtis, 54, has been nominated for election to our board. Until March 31, 2010, Ms. Curtis was the President of our Liberty Global Japan division. She served as Senior Vice President of our predecessor, LGI International, Inc. (LGI International), and President of its Asia division from March 2004 to June 2005.

Ms. Curtis has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the U.K. cable industry. She joined the predecessor of our subsidiary, Liberty Media International Holdings, LLC (LMINT), in 1992 when it was formed as the international division of Tele-Communications, Inc. (TCI). Thereafter she assumed executive positions of increasing responsibility at this company, with a primary focus on business development and the management of complex international distribution and content joint ventures. As Executive Vice President (1996 – 1999) and then President (1999 – 2004) of LMINT, she oversaw all cable and programming investments of TCI and subsequently Liberty Media Corporation (LMC) in Japan, the U.K. and Continental Europe. She was responsible for the negotiation, oversight and management of the joint venture with Sumitomo Corporation that led to the formation of Jupiter Telecommunications Co., Ltd. (J:COM), the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. Ms. Curtis’s employment with our company terminated following the sale of substantially all of our investments in Japan in February 2010.

Ms. Curtis’s public company board experiences include serving as a non-executive director of Telewest Communications plc (1998 – 2002), at the time the second largest multiple cable system operator in the U.K.,

Flextech plc (1998 – 2000), at the time a leading supplier of basic tier channels to the U.K. pay television market, and J:COM (2005 – March 2010). She was also a member of the compensation committee for each of Telewest Communications plc and J:COM. Currently she is a director of National Express Group plc, a leading international public transport group. She is also a member of the Board of Governors of the Institute for Government, a non-profit organization in the U.K. working to increase government effectiveness. She is a graduate of the University of Durham, England.

Ms. Curtis’s significant business and executive background in the media and telecommunication industries and her particular knowledge and experience of all aspects of international cable television operations and content distribution will contribute to our board’s consideration of operational developments and strategies and strengthen our board’s collective qualifications, skills and attributes.

John W. Dick, 72, has served as a director of LGI since June 2005 and is a member of the audit and nominating and corporate governance committees of our board. He was a director of UnitedGlobalCom, Inc. (UGC) from March 2003 until UGC’s business combination with our predecessor, LGI International. Prior to that, he was a member of the supervisory board of UGC’s publicly held subsidiary, United Pan-Europe Communications NV (UPC), from May 2001 to September 2003. Mr. Dick has over 40 years of experience as a founder, director and chairman of public and private companies in a variety of industries, including real estate, automotive, telecommunications, oil exploration and international shipping, based in a number of countries and regions, including the United States, Canada, Europe, Australia, Russia, China and Africa.

Currently, Mr. Dick serves as a director and non-executive chairman of the board of O3B Networks Ltd., a private company, which is building a new fiber-quality, satellite-based, global internet backbone connecting telecommunications operators and internet service providers in emerging markets with the networks of developed countries. He also serves as a director and member of the audit committee of Austar (April 2002 to present). Previously, Mr. Dick was a director and non-executive chairman of the board of Terracom Broadband, a private company that developed and operated a fiber-based internet network and a digital cellular network in Rwanda, and following its purchase by Terracom Broadband, of Rwandatel, the incumbent telephone company in Rwanda, until the sale of these companies in 2007. From 1984 to December 2007, he was also a director and non-executive chairman of the board of Hooper Industries Group, a privately held U.K. group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special bodied Rolls Royce and Bentley motorcars), Hooper Industries (China) (providing industrial products and components to Europe and the United States) and, until 2002, MetroCab UK (manufacturing London taxicabs) and Moscab (a joint venture with the Moscow city government to produce Metrocabs for Russia). Mr. Dick is a graduate of Wheaton College, Illinois (B.A. Political Science and Economics) and University of Toronto School of Law.

Mr. Dick’s extensive business background in a variety of industries and countries and his particular knowledge as an experienced board member in supervising the evaluation and development of business opportunities in international markets contribute to our board’s consideration of strategic options and strengthen our board’s collective qualifications, skills and attributes.

J.C. Sparkman, 77, has served as a director of LGI since June 2005 and is the chair of the compensation and nominating and corporate governance committees of our board. He was a director of our predecessor, LGI International, from November 2004 to June 2005. Mr. Sparkman has over 30 years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of TCI for eight years until his retirement in 1995. During his over 26 years with TCI, he held various management positions of increasing responsibility, overseeing TCI’s cable operations as that company grew through acquisitions, construction of new networks and expansion of existing networks into the largest multiple cable system operator in the United States at the time of his retirement. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally. He served as chairman of the board and Co-Chief Executive Officer of Broadband Services until December 2003.

Mr. Sparkman is an experienced public company board member. Since 1994, he has been a director of Shaw Communications, Inc., a diversified communications company based in Canada, and he is a member of the executive and human resources and compensation committees of Shaw’s board. He is also a director and member of the audit committee of Universal Electronics, Inc., a global leader in wireless control technology.

Mr. Sparkman’s significant background as an executive and board member and his particular knowledge and experience of all aspects of cable television operations contribute to our board’s consideration of operational developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

J. David Wargo, 56, has served as a director of LGI since June 2005 and is a member of the audit and nominating and corporate governance committees of our board. He was a director of our predecessor, LGI International, from May 2004 to June 2005. Mr. Wargo has over 30 years of experience in investment research, analysis and management. He is the founder and President of Wargo & Company, Inc., a private company specializing in investing in the communications industry since 1993. Prior to starting Wargo & Company, he was a managing director and senior analyst of The Putnam Companies (1989 – 1992), senior vice president and a partner in Marble Arch Partners (1985 – 1989) and senior analyst and a partner in State Street Research and Management Company (1978 – 1985). Mr. Wargo received his B.S. (Physics) and M.S. (Nuclear Engineering) from Massachusetts Institute of Technology and an M.B.A. from M.I.T.’s Sloan School of Management.

Mr. Wargo is also an experienced board member, having served on the boards of several public companies, including Discovery Holding Company (2005 – 2008), Fun Technologies Inc. (2007 – 2008), OpenTV Corp. (2002 – 2007), On Command Corporation (1998 – 2003), Gemstar-TV Guide International, Inc. (2000 – 2001) and TV Guide, Inc. (and predecessor) (1996 – 2000). He currently is a director of Discovery Communications, Inc., where he is also a member of the audit committee and chair of the nominating and corporate governance committee, and of Strayer Education, Inc., where he is a member of the audit committee. His committee experience includes audit, compensation and corporate governance committees.

Mr. Wargo’s extensive background in investment analysis and management and as a public company board member and his particular knowledge and experience of finance and capital markets contribute to our board’s consideration of our capital structure and evaluation of investment and financial opportunities and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2012

John P. Cole, Jr., 80, has served as a director of LGI since June 2005 and is a member of the compensation and nominating and corporate governance committees of our board. He was a director of UGC (and its predecessors) from March 1998 until UGC’s business combination with our predecessor, LGI International. From February 1999 to September 2003, he was also a member of the supervisory board of UGC’s publicly held subsidiary, UPC. His prior public company board experience also included serving as a director of Century Communications Corp., at the time a large U.S. multiple cable system operator, from October 1997 to October 1999.

Mr. Cole has over 40 years of experience in U.S. legal/regulatory and government affairs. In 1966, he co-founded the Washington, D.C. law firm of Cole, Raywid and Braverman LLP, which specialized in all aspects of communications and media law. As a senior partner in the firm, Mr. Cole focused his legal expertise in the area of cable television regulation. Mr. Cole retired as a partner in 2007 following his firm’s merger with the law firm of Davis Wright Tremaine LLP. Mr. Cole is a graduate of Auburn University (B.S. Industrial Management) and George Washington University School of Law.

Mr. Cole’s significant executive and legal experience as a founder and long-time senior partner of a law firm, his more than 10 years of service as a director or supervisory board member of U.S. and international cable television companies and his particular knowledge and experience in cable television regulation contribute to our board’s consideration of legal and regulatory developments and risks in the countries in which we operate and strengthen our board’s collective qualifications, skills and attributes.

Richard R. Green, 72, has served as a director of LGI since December 2008 and is a member of the nominating and corporate governance committee of our board. For over 20 years, Mr. Green served as President and Chief Executive Officer of Cable Television Laboratories, Inc. (Cable Labs®), a non-profit cable television industry research and development consortium, before retiring in December 2009. While at Cable Labs®, Mr. Green oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. Prior to joining Cable Labs®, he was a Senior Vice President at PBS (1984 – 1988), where he was instrumental in establishing PBS as a leader in high definition television and digital audio transmission technology, and served as a Director of CBS’s Advanced Television Technology Laboratory (1980 – 1983), where he managed and produced the first high definition television programs in December 1981, among other accomplishments. Mr. Green is the author of over 55 technical papers on a variety of topics.

Mr. Green is a director of Jones/NCTI, a Jones Knowledge Company, which is a workforce performance solutions company for individuals and broadband companies. He is also a member of the board of directors of several non-profit institutions, including Cable & Television Association for Marketing, The Cable Center, the International Engineering Consortium and the Space Science Institute. In addition, he is a member of the Federal Communications Commission’s Technical Advisory Council, the American Association for the Advancement of Science, and a fellow of the Society of Motion Picture and Television Engineers. He previously was a member of the International Telecommunication Union, a United Nations consultative committee, charged with the responsibility for recommending worldwide standards for advanced television services, and past Chairman of Study Group 9 of such committee. Mr. Green received his B.S. (Physics) from Colorado College, his M.S. (Physics) from the State University of New York and a Ph.D. from the University of Washington, where he specialized in astrophysics.

Mr. Green’s extensive professional and executive background and his particular knowledge and experience in the complex and rapidly changing field of technology for broadband communications services contribute to our board’s evaluation of technological initiatives and challenges and strengthen our board’s collective qualifications, skills and attributes.

David E. Rapley, 68, has served as a director of LGI since June 2005 and is the chair of the nominating and corporate governance committee of our board. He was a director of our predecessor, LGI International, from May 2004 to June 2005.

Mr. Rapley has over 30 years of experience as a founder, executive, manager and, currently, as a director of various engineering firms. He founded Rapley Engineering in 1985 and, as its President and Chief Executive Officer, oversaw its development into a full service engineering firm at the time of its sale to VECO Corporation in 1998. Following the sale, Mr. Rapley served as Executive Vice President, Engineering of VECO, an Alaska-based firm providing engineering, design, construction and project management services to the energy, chemical and process industries domestically and internationally, until his retirement in December 2001. Currently, Mr. Rapley is a director and Vice Chairman of Merrick & Co., and chairman of the board of Merrick Canada ULC, both private firms providing engineering and other services to domestic and international clients. Mr. Rapley has authored technical papers on engineering processes and computer systems. He is a graduate of Hendon College of Technology (England), with a degree in mechanical engineering.

Mr. Rapley is also a director of LMC, a position he has held with LMC and its predecessor since 2002. He currently serves on the compensation committee and is the chairman of the nominating and corporate governance committee of LMC’s board. Formerly, he was a member of the audit committee of LMC’s board.

Mr. Rapley’s significant professional and business background as an engineer, entrepreneur and executive contributes to our board’s consideration of technological initiatives and challenges and strengthens our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2011

Michael T. Fries, 47, has served as President, Chief Executive Officer and Vice Chairman of the Board of LGI since June 2005. He was Chief Executive Officer of UGC from January 2004 until the businesses of UGC and Liberty Media International, Inc. (now LGI International) were combined under LGI.

Mr. Fries has nearly 25 years of experience in the media and telecommunications industry, starting with the investment banking division of PaineWebber Incorporated where he specialized in domestic and international transactions for media companies before joining the management team of UGC’s predecessor in 1990 shortly after its formation. As Senior Vice President, Business Development of UGC’s predecessor from 1990 to 1995, Mr. Fries was responsible for managing its global acquisitions and new business development functions, which included investing in, acquiring or launching multichannel distribution or programming businesses in over 20 countries around the world. From 1995 to 1998 he was President of the Asia/Pacific division and, among other duties, managed the formation and operational launch of Austar’s business and subsequent flotation of its stock. He was promoted to President and Chief Operating Officer in 1998 and Chief Executive Officer of UGC in 2004. During this period he oversaw UGC’s growth across all business units and geographic territories into a leading international broadband communications provider. He also managed UGC’s financial and strategic initiatives, including various transactions with LMC and LGI International from 1998 to 2005 that led up to and culminated in the formation of LGI.

In addition to serving as a director of UGC and its predecessor from 1999 to 2005, Mr. Fries was Chairman of the supervisory boards of two of its publicly held European subsidiaries, UPC (1998 – 2003) and Priority Telecom NV (2002 – 2006). He also served as executive chairman of Austar from 1999 until 2003 and is currently non-executive chairman of Austar. Mr. Fries is a director of Cable Labs®, The Cable Center, the non-profit educational arm of the U.S. cable industry, and various other non-profit and privately held corporate organizations. He serves as an acting governor for information technology and telecommunications at the World Economic Forum. Mr. Fries received his B.A. from Wesleyan University and his M.B.A. from Columbia University.

Mr. Fries’s significant executive experience building and managing international distribution and programming businesses, in-depth knowledge of all aspects of our current global business and responsibility for setting the strategic, financial and operational direction for our company contribute an insider’s perspective to our board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthen our board’s collective qualifications, skills and attributes.

Paul A. Gould, 64, has served as a director of LGI since June 2005 and is the chair of the audit and nominating and corporate governance committees of our board. He was a director of UGC from January 2004 until UGC’s business combination with our predecessor, LGI International.

Mr. Gould has nearly 40 years of experience in the investment banking industry. He is a Managing Director of Allen & Company, LLC, a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.

Mr. Gould is also an experienced board member, having served on the boards of several public companies, including LMC (and its predecessor) (2001 – 2009), Discovery Holding Company (2005 – 2009), The DirecTV Group, Inc. (2009), On Command Corporation (2002 – 2003) and Sunburst Hospitality Corporation (1996 – 2001). Currently, he is a director of Ampco-Pittsburgh Corporation, DIRECTV and Discovery

Communications, Inc. His committee experience includes audit, executive, compensation, corporate governance and investment. In addition, Mr. Gould serves on the board of trustees of Cornell University, where he is a member of its executive committee and chair of its investment committee; serves as an overseer for Weill Cornell Medical College and serves on the boards of the Wildlife Conservation Society, where he is the chair of its investment committee, and the New School University. He is also a member of the advisory committee to the International Monetary Fund’s investment committee. He attended Cornell University and received his B.S. (Biochemistry) from Fairleigh Dickinson University.

Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contribute to our board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

John C. Malone, 69, has served as Chairman of the Board and a director of LGI since its inception and is a member of the executive committee of our board. He was President, Chief Executive Officer and Chairman of the Board of our predecessor, LGI International, from March 2004 to June 2005. Mr. Malone served as a director of UGC and its predecessors since November 1999.

Mr. Malone is an experienced business executive, having served as the Chief Executive Officer of TCI for over 25 years until its acquisition by AT&T Corporation in 1999. During that period, he successfully led TCI as it grew through acquisitions and construction into the largest multiple cable system operator in the United States, invested in and nurtured the development of unique cable television programming, including the Discovery Channel, QVC and Starz/Encore, expanded through joint ventures into international cable operations in the U.K. (Telewest Communications plc), Japan (J:COM) and other countries, and invested in new technologies, including high speed internet, alternative telephony providers, wireless personal communications services and direct-to-home satellite.

Currently Mr. Malone is chairman of the board and a director of LMC, which owns interests in companies engaged in the video and online commerce, media, communications and entertainment industries worldwide. He has held these positions with LMC and its predecessor companies since 1990 and was also Chief Executive Officer from August 2005 to February 2006. His other public directorships currently include Ascent Media Corporation, DIRECTV, where he is also chairman of the board, Discovery Communications, Inc., Expedia, Inc., IAC/InterActiveCorp., Live Nation Entertainment, Inc. and Sirius XM Radio, Inc. During the last five years, Mr. Malone was also a director of Discovery Holding Company (2005 – 2008), The DirecTV Group, Inc. (2008 – 2009) The Bank of New York Company, Inc. (1986 – 2007) and Cablevision Systems Corporation (2005).

Mr. Malone also serves on the boards of several non-profit companies, including CATO Institute and Nature Conservancy. He is chairman emeritus of Cable Labs® and served as director of the National Cable Television Association from 1974 to 1977 and 1980 to 1993. Mr. Malone holds a bachelor’s degree in electrical engineering and economics from Yale University and a master’s degree in industrial management and a Ph.D. in operations research from Johns Hopkins University.

Mr. Malone’s proven business acumen as a long time chief executive of large, complex organizations and his extensive knowledge and experience in the cable television and programming industries are a valuable resource to our board in evaluating the challenges and opportunities of our global business and our strategic planning and strengthen our board’s collective qualifications, skills and attributes.

Larry E. Romrell, 70, has served as a director of LGI since June 2005 and is a member of the compensation and nominating and corporate governance committees of our board. He was a director of our predecessor, LGI International, from May 2004 to June 2005. Mr. Romrell has over 30 years of experience in the telecommunications industry. He was an Executive Vice President of TCI from January 1994 to March 1999, when it was acquired by AT&T Corporation, and a Senior Vice President of TCI from 1991 to 1994. Prior to becoming an executive officer at TCI, Mr. Romrell was President and Chief Executive Officer of WestMarc Communications, Inc., a subsidiary of TCI engaged in the cable television and common carrier microwave communications businesses, and held various executive positions with that company (formerly known as Western Tele-Communications, Inc.) for almost 20 years, including when it was a separate public company. As an executive at TCI, Mr. Romrell oversaw TCI’s investments in and development of companies engaged in other telecommunications businesses, including At Home Corporation (@Home), a provider of high speed multimedia internet services, and Teleport Communications Group Inc. (TCG), a competitive local exchange carrier.

Mr. Romrell is an experienced public company board member, having served on the boards of Ascent Media Group, Inc. (and predecessor) (2000 – 2003), TV Guide, Inc. (and predecessor) (1996 – 2000), Arris Group, Inc. (2000 – 2003), General Communication Inc. (1980 – 2001), as well as @Home and TCG. He currently is a director of LMC, a position he has held with LMC and its predecessor since 2001, and serves on the audit and nominating and corporate governance committees of LMC’s board. Formerly, he was a member of the compensation committee of LMC’s board. Mr. Romrell is a member of the board of Volunteers of America, Colorado and involved in numerous philanthropic activities.

Mr. Romrell’s extensive business background and his particular knowledge and experience in telecommunications technology and board practices of other public companies contribute to our board’s consideration of operational and technological developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Vote and Recommendation

A plurality of the affirmative votes of our Series A shares and Series B shares that are entitled to vote and are voted, in person or by proxy, at the annual meeting, voting together as a single class, is required to elect Ms. Curtis and Messrs. Dick, Sparkman and Wargo as Class II members of our board of directors.

Our board of directors recommends a vote “FOR” the election of each nominee to our board of directors.

CORPORATE GOVERNANCE

Governance Guidelines

Our board has adopted corporate governance guidelines, which are available on our website at www.lgi.com. Under the guidelines, our independent directors meet privately at least twice a year in executive session. These executive sessions are generally held in conjunction with a regularly scheduled board meeting. The presiding director for these meetings is currently Paul A. Gould, the chairman of the audit committee. The role of presiding director rotates annually among our nominating and corporate governance committee chair, our audit committee chair and our compensation committee chair.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his capacity as a board member. To assist our board of directors in determining which of our directors qualify as independent for purposes of the Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the Corporate Governance Rules of the Nasdaq Stock Market on the criteria for director independence.

Under these criteria, a director will not be deemed independent if such director:

•

is, or, during the three years preceding the determination date (which period of three years we refer to as the Applicable Determination Period), was, an employee of LGI or any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of LGI or any of our subsidiaries;

•

is, or has an immediate family member who is, an executive officer, partner or controlling shareholder of a company that made payments to or received payments from LGI for property or services in the current or any of the past three fiscal years, in an amount which exceeded the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year, other than payments solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

•

accepted, or has an immediate family member who accepted, compensation in excess of $120,000 from LGI or any of our subsidiaries during any period of twelve consecutive months within the Applicable Determination Period, other than (a) compensation for board or board committee service, (b) compensation to an immediate family member who is a non-executive employee of LGI or any of our subsidiaries, or (c) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•

is, or has an immediate family member who is, a current partner of our external auditor or was a partner or employee with our external auditor who worked on our audit at any time during the Applicable Determination Period; or

•

is, or has an immediate family member who is, employed as an executive officer by a company as to which any of our executive officers serves, or, during the Applicable Determination Period, served, as a member of the compensation committee of such other company.

In accordance with these criteria, our board of directors has determined that each of John P. Cole, Jr., John W. Dick, Paul A. Gould, Richard R. Green, David E. Rapley, Larry E. Romrell, J.C. Sparkman and J. David Wargo qualifies as an independent director of our company.

Board Leadership Structure

Our board of directors has the authority to determine whether the offices of Chairman of the Board and Chief Executive Officer should be held by the same or different persons. Since June 2005, these offices have been divided between John C. Malone and Michael T. Fries, respectively, and our board believes that this division continues to be appropriate for our company and its shareholders at this time. The separation of these two roles allows our Chief Executive Officer to focus his energies on actively directing the management of our global operations, including the development and execution of approved strategies and business plans, providing leadership to our executives and employees and representing our company to business partners, investors and the media. Our Chairman of the Board, with his extensive industry background and public company board experience, provides guidance to our Chief Executive Officer and strong leadership to our board in its consideration of strategic objectives and associated risks, oversight of our management’s and company’s performance, and monitoring of our corporate governance processes. Our Chairman also presides over meetings of our stockholders. We have no policy that requires the positions of chairman and chief executive officer to be separate or combined and we may reconsider our leadership structure from time to time based on the situation at that time.

Risk Oversight

Our management team is responsible for identifying and managing risk related to our company and its significant business activities. Our board of directors has oversight responsibility for the risk management process implemented by management. Our board, as a whole and through its committees, actively performs this role through regular briefings from and discussions with senior management and periodic in-depth sessions on specific topics. For certain risk topics as discussed below, a board committee will have initial responsibility for exercising this oversight role, with the chair of the relevant committee reporting to the full board as necessary or appropriate.

Full Board

At each regularly scheduled board meeting, our board receives reports from our Chief Executive Officer and other members of senior management with respect to their business unit or functional area, which include information relating to general and specific risks facing our company. For our business units, these reports will address, among other things, material business-specific risks, such as competitive challenges, regulatory initiatives and risks related to operational execution, as well as macro-economic and political risks. Functional area reports cover our capital structure, liquidity, foreign currency exposure, credit and equity market conditions, developments in technology, legal and regulatory compliance, and talent management and compensation programs. In-depth presentations are made by senior management in connection with our board’s consideration of acquisition opportunities and new strategic initiatives, which include a discussion of material risks to achieving the business case for the proposed transaction or project. Periodically, a more detailed review of a specific country of operation will be provided by the local management team or a specific topic of interest, such as technology developments, will be explored in greater depth, at a regularly scheduled or a special board meeting or during an off-site visit. Our board of directors also makes annual site visits to different countries in which we operate and has periodic strategy retreats with invited executive officers. Our senior management’s attendance at board meetings, the site visits and strategy retreats provide frequent opportunities for our directors to interact with members of our management team individually to understand and provide input on relevant risk exposures and controls. Also, through its review of our strategies and objectives, budgets and business plans, our board of directors sets the direction for appropriate risk taking within our operations.

Committees

Each board committee considers and addresses risk as it performs its committee responsibilities and the individual committee chairpersons provide reports to the full board that may include a discussion of risks initially overseen by the committees.

Our audit committee has initial oversight responsibility with respect to management’s processes and activities relating to the reliability and integrity of our accounting policies, financial reporting practices and financial statements, the qualifications and independence of our independent auditor, the performance of our internal audit function and the operation of our ethics compliance reporting process. The senior officer of our internal audit and compliance group reports to the audit committee and assists the committee with its review of relevant risks within its oversight responsibility and of our internal controls. In particular, such group has the primary responsibility for evaluating management’s internal control over financial reporting, as well as responsibility for monitoring and testing our company-wide policies, procedures and internal controls for other compliance and operational risks included in the annual internal audit plan reviewed and approved by the audit committee. Senior officers of our finance and accounting groups attend all regularly scheduled audit committee meetings and either they or members of their teams provide in-depth reports on a periodic basis and when requested by the audit committee. Such reports include changes in accounting rules that may have a significant effect on our financial statements, tax planning and risks, and risks associated with liquidity, covenant compliance, currency and interest rate hedging positions and stability of counterparties. The audit committee also receives reports on complaints received through our ethics compliance reporting process and the status of investigations into such complaints. Additional functions of the audit committee are described under “Committees of the Board of Directors—Audit Committee” below.

Our compensation committee reviews and either approves or recommends to the full board for its approval the compensation programs for our executive officers, and administers and approves equity grants and performance award programs under our Incentive Plan for employees in our principal executive offices and designated employees in certain of our subsidiaries. In fulfilling these duties, the compensation committee also has initial oversight responsibility with respect to risks related to the design and implementation of these programs and awards. To assist the compensation committee in discharging this responsibility, our global human resources group provides reports on the design and administration of incentive programs for such employees and executives and the safeguards in effect to avoid encouraging unnecessary or excessive risk taking.

Our nominating and corporate governance committee has initial oversight responsibility with respect to risks related to our governance, including board and director performance and governance guidelines. It supervises annual evaluations of the performance of our board of directors and our individual director nominees. Each of our committees do their own annual self-evaluations on performance and report their findings to our full board when appropriate. Our nominating and corporate governance committee also conducts periodic reviews of our governance guidelines and assists the full board in succession planning for our chief executive officer.

Risk Assessment of Compensation Programs

Consistent with new SEC disclosure requirements, we have assessed our company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company taken as a whole. Our global human resources group has undertaken a review of the performance-based compensation programs for all corporate-level employees in our corporate offices in the U.S., the U.K. and the Netherlands and in our UPC Broadband, Latin America and Chellomedia business divisions, and for our country-level managing directors and chief financial officers in our UPC Broadband division. It also analyzed total compensation costs (including salaries, commissions, severance, fringe benefits and employee training and development costs) for each country of operation as a percentage of that country’s revenue. Further it reviewed its own policies and procedures for the administration and governance of these programs for corporate-level employees and for managing directors and chief financial officers in the UPC Broadband division, and related entity-level controls. Our Senior Vice President, Global Human Resources, reported the scope and results of this review to the compensation committee of our board.

We believe that our approach of including a consolidated performance measure as one of the metrics in the annual bonus plan design for all executives, corporate-level employees and the country-level chief financial officers in our largest business division, together with our approach, for these employees as well as the country-level managing directors in the UPC Broadband division, to setting target goals based on approved budgets, providing for payouts at multiple levels of performance, capping payouts at reasonable levels of overperformance, and evaluating performance results assist in our efforts to mitigate excessive risk-taking.

Further, our executive officers and key employees also participate in longer-term performance incentive programs for which the financial performance metric is solely based on consolidated performance, thus ensuring their focus on longer-term company-wide goals. These longer-term performance incentive programs also include recoupment provisions in the event of financial statement restatements. Grants of conventional equity awards with their multi-year vesting also provide a balance to the short-term incentives in annual performance bonus programs. Furthermore, our compensation governance processes, including the active management of senior manager compensation by our global human resources group and oversight and approval by our compensation committee of our executive officers’ compensation, together with our budget approval and monitoring processes, which include all compensation costs, and other internal controls, provide additional assurance of our company’s ability to identify and manage material risks from incentive compensation arrangements.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our chief executive and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). Both codes are available on our website at www.lgi.com.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from our stockholders will be forwarded to our directors on a timely basis.

Committees of the Board of Directors

Information with respect to each of the current committees of our board of directors is provided below. Our board may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board, subject to applicable law.

Executive Committee

Our board of directors has established an executive committee, whose members are Michael T. Fries and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware or limited by our board of directors, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs between board meetings, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

Our board of directors has established a compensation committee, whose members are John P. Cole, Jr., Larry E. Romrell and J.C. Sparkman (chairman). See “—Director Independence” above. Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.lgi.com. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of the responsibilities of the compensation committee on matters related to executive compensation and administration of the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) (the Incentive Plan).

Compensation Committee Interlocks and Insider Participation

During 2009, none of the members of our compensation committee was an officer or employee of our company or any of our subsidiaries, was formerly an officer of our company or any of our subsidiaries, or had any relationship requiring disclosure under the securities laws.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose members are John P. Cole, Jr., John W. Dick, Paul A. Gould, Richard R. Green, David E. Rapley (chairman), Larry E. Romrell, J.C. Sparkman and J. David Wargo. See “—Director Independence” above. The nominating and corporate governance committee identifies and recommends persons as nominees to our board of directors. As stated above, it also reviews from time to time the corporate governance guidelines applicable to us and oversees the evaluation of our board of directors and makes recommendations to our board, as it may deem appropriate.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and contain the following information:

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the proposing stockholder’s name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and should be committed to our long-term interests and the interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	education and professional background;

•	judgment, skill and reputation;

•	understanding of our business and the markets in which we operate;

•	expertise that is useful to us and complementary to the expertise of our other directors;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing board of directors.

The nominating and corporate governance committee does not have a formal policy on diversity. It does, however, consider whether the nominee has personal capabilities and qualifications that contribute to the overall diversity of our board. For this purpose, the committee construes diversity broadly to include a variety of perspectives, opinions, professional backgrounds and experiences.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to our full board that candidate’s appointment or election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider, in addition to the foregoing criteria, the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

Based on the foregoing considerations, the nominating and corporate governance committee determined to recommend Miranda Curtis for nomination for election to our board and Messrs. Dick, Sparkman and Wargo for nomination for re-election to our board. Our Chairman of the Board suggested Ms. Curtis for consideration by the committee following a discussion among the directors of the board’s existing composition, diversity considerations and the benefits of enhancing the board’s collective expertise with more international representation. The committee submitted its recommendation to our board of directors, which unanimously approved the nominations. In connection with Ms. Curtis’s nomination, our board approved increasing its size to eleven directors effective at the time of our annual meeting.

Our board of directors has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lgi.com.

Audit Committee

Our board of directors has established an audit committee, whose members are John W. Dick, Paul A. Gould (chairman) and J. David Wargo. Our board of directors has determined that Messrs. Gould, Dick and Wargo are independent, as independence for audit committee members is defined in the Nasdaq Stock Market rules as well as the rules and regulations adopted by the SEC relating to independence of audit committee members. In addition, our board of directors has determined that more than one member of the committee, including its chairman, Mr. Gould, qualifies as an “audit committee financial expert” under applicable SEC rules and regulations. A description of their respective experiences is set forth under “Proposal 1—Election of Directors” above.

The audit committee reviews and monitors our corporate financial reporting and our internal and external audits. The audit committee’s functions include:

•	appointing and, if necessary, replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of all auditing services, and all permissible non-auditing services, to be performed by our independent auditors;

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reviewing our annual audited financial statements with our management and our independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

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overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services, including holding quarterly meetings to review our quarterly reports, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, reviewing with our independent auditors any audit related problems or difficulties and the response of our management, and addressing other general oversight issues;

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reviewing and discussing with management and our independent auditors issues regarding accounting principles, effectiveness of internal controls, financial reporting, regulatory and accounting initiatives and quarterly press releases;

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overseeing the maintenance of an internal audit function, discussing with our independent auditors, the internal auditor and our management, as appropriate, the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with our management to ensure that the issues associated with such results and findings are addressed;

•	discussing with management financial risk exposure and risk management policies;

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reviewing disclosures by our certifying officers on any significant deficiencies or material weaknesses in the design or operation of our internal controls and any fraud involving persons who have a significant role in our internal controls;

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overseeing management’s processes and activities with respect to confirming compliance with applicable securities laws and SEC and Nasdaq Stock Market rules relating to our accounting and financial reporting process and the audit of our financial statements;

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establishing procedures for the consideration of alleged violations of the code of business conduct and the code of ethics adopted by our board and for the reporting and disclosure of violations of or waivers under such codes;

•	establishing procedures for receipt, retention and treatment of complaints on accounting, internal accounting controls or audit matters; and

•	preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.lgi.com. In addition to the foregoing, as provided in our code of business conduct referenced above, the audit committee or another independent body of our board must review and approve any related party transaction for which disclosure is required under SEC rules. Our audit committee performs this duty with respect to related party transactions in which an executive officer has a direct or indirect interest.

Audit Committee Report

The audit committee reviews LGI’s financial reporting process on behalf of its board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. LGI’s independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of LGI’s audited consolidated financial statements with the U.S. generally accepted accounting principles and on the effectiveness of LGI’s internal control over financial reporting.

The audit committee has reviewed and discussed with management and KPMG LLP, LGI’s most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of LGI’s internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of LGI’s internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, plus the additional matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), including the auditors’ judgment about the quality of LGI’s accounting principles, as applied in its financial reporting.

The audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board that relate to the auditors’ communications with the audit committee concerning independence from LGI and its subsidiaries, and has discussed with LGI’s independent auditors their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to LGI’s board of directors that the audited financial statements be included in LGI’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 24, 2010.

Submitted by the Members of the Audit Committee:

John W. Dick

Paul A. Gould

J. David Wargo

Board Meetings

During 2009, there were seven meetings of our full board of directors, six meetings of our compensation committee, eight meetings of our audit committee and three meetings of our nominating and corporate governance committee. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our board and each committee on which he served (during the period during which he served on our board or such committee) in the aggregate.

Director Attendance at Annual Meetings

Our board of directors encourages all members to attend each annual meeting of our stockholders. For our annual meeting in 2009, nine of our 10 board members attended such annual meeting of stockholders in person or via teleconference.

Executive Sessions

The independent directors of LGI held two executive sessions without the participation of management or of non-independent directors during 2009.

PROPOSAL 2—REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE INCENTIVE PLAN

Background and Reason

The Incentive Plan was originally approved by the stockholders of our predecessor LGI International at its annual meeting of stockholders on June 15, 2005 (the 2005 Annual Meeting). The Incentive Plan is intended to comply with the “performance-based compensation” requirements of Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986 and the regulations and interpretations promulgated thereunder (the Code). Section 162(m) requires reapproval of the material terms of the performance goals under the Incentive Plan every five years. We are asking our stockholders to reapprove the material terms of the performance goals under the Incentive Plan at this year’s annual meeting in order to preserve the federal income tax deductibility under Section 162(m) of certain awards made pursuant to the Incentive Plan. We are not proposing any amendment to the terms of the Incentive Plan at this time.

For purposes of Section 162(m), the material terms of the performance goals include (1) the employees eligible to receive compensation under the Incentive Plan, (2) a description of the business criteria on which the performance goal is based, and (3) the maximum amount of compensation that can be paid to a participant under the performance goal. These aspects of the Incentive Plan are discussed below.

The description of the Incentive Plan below is qualified by reference to the full text of the Incentive Plan, which is attached as Appendix A to this proxy statement.

The Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee has full power and authority to approve grants to eligible persons of non-qualified stock options, SARs, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the Incentive Plan and to determine the terms and conditions under which any awards are made. Since the 2005 Annual Meeting, awards of options and SARs have generally had a seven-year term and a four-year vesting period, with 12.5% of the award vesting on the six-month anniversary of grant and the balance in 14 equal quarterly installments thereafter. Such four-year vesting period has also generally applied to awards of restricted shares and restricted share units that are not subject to performance conditions.

Summary of Incentive Plan

The Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. The Incentive Plan is also intended to (1) attract persons of exceptional ability to become officers and employees of LGI and (2) induce independent contractors to provide services to LGI. Our employees (including employees who are officers or directors of LGI or any of LGI’s subsidiaries) and independent contractors are eligible to participate and may be granted awards under the Incentive Plan. Awards may be made to any such person, officer, director or contractor whether or not he or she holds or has held awards under this plan or under any other plan of LGI or any of LGI’s affiliates. The number of individuals who receive awards under the Incentive Plan varies from year to year and depends on various factors, such as the number of promotions and our hiring needs during the year, and thus we cannot determine future award recipients. In 2009, equity awards were made to approximately 190 employees under the Incentive Plan. For a summary of the awards outstanding, see “—Outstanding Awards” below.

Types of Awards. The compensation committee may approve grants of non-qualified stock options, SARs, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the Incentive Plan (collectively, awards). The maximum number of shares of LGI common stock with respect to which awards may be granted under the Incentive Plan is currently 50 million, subject to anti-dilution and other adjustment provisions of the Incentive Plan, of which no more than 25 million may be issued in Series B common stock. With limited exceptions, (1) no person will be granted in any calendar year awards under the

Incentive Plan covering more than 4 million shares of LGI common stock and (2) no person will be granted in any calendar year awards under the Incentive Plan covering more than 2 million shares of Series B common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million.

Shares of our common stock issuable pursuant to awards made under the Incentive Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by us. Shares of our common stock that are subject to (1) any award that expires, terminates or is annulled for any reason without having been exercised, (2) any award of any SAR that is exercised for cash, and (3) any award of restricted shares or stock units that is forfeited prior to becoming vested, will once again be available for issuance under the Incentive Plan.

The compensation committee also has the power to:

•	interpret the Incentive Plan and adopt any rules, regulations and guidelines for carrying out the Incentive Plan that it believes are proper;

•	correct any defect or supply any omission or reconcile any inconsistency in the Incentive Plan or related documents; and

•	determine the form and terms of the awards made under the Incentive Plan, including persons eligible to receive the award and the number of shares or other consideration subject to awards.

Outstanding Awards. As of March 31, 2010, equity awards based on an aggregate of 8,570,953 shares of Series A common stock and 10,016,845 shares of Series C common stock were outstanding under the Incentive Plan. Our Incentive Plan had 18,585,296 shares available for grant as of March 31, 2010. These shares may be awarded in any series of our common stock. No awards have been granted under the Incentive Plan to any of our directors who are not also our executive officers.

Options. Non-qualified stock options entitle the holder to purchase a specified number of shares of a series of our common stock at a specified exercise price subject to the terms and conditions of the option grant. The exercise price of an option specified in a grant may be no less than the fair market value of the applicable series of our common stock as of the day the option is granted. The compensation committee determines, in connection with each option awarded to a holder, (1) the series and number of shares of our common stock subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, by promissory note, in whole shares of any series of our common stock, by the withholding of shares of our common stock issuable upon exercise of the option, by cashless exercise, or any combination of the foregoing, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option and (6) other provisions not inconsistent with the Incentive Plan.

Stock Appreciation Rights. A SAR entitles the recipient to receive a payment in stock or, if the compensation committee so determines in the case of a non-U.S. taxpayer, cash or a combination of cash and stock, equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable series of our common stock with respect to which the SAR was granted over the base price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of the shares of our common stock subject to the related stock option (a tandem SAR) or granted separately to an eligible employee or independent contractor (a free-standing SAR). Tandem SARs are exercisable only to the extent that the related stock option is exercisable. Upon the exercise or termination of the related stock option, the related tandem SAR will be automatically cancelled to the extent of the number of shares of our common stock with respect to which the related stock option was so exercised or terminated. Free-standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant agreement. The base price of a SAR specified in a grant may be no less than the fair market value of a share of the applicable series of our common stock as of the day the SAR is granted.

Restricted Shares. Restricted shares are shares of our common stock, or the right to receive shares of our common stock, that become vested and may be transferred upon completion of the restriction period. The compensation committee determines, and each individual award agreement will provide, (1) whether the restricted shares are issued to the award recipient at the beginning or end of the restriction period, (2) the price, if any, to be paid by the recipient of the restricted shares, (3) whether dividend equivalents will be paid during the restriction period in the event that shares are to be issued at the end of the restriction period, (4) whether dividends or distributions paid with respect to shares issued at the beginning of the restriction period will be retained by us during the restriction period, (5) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (6) the vesting date or vesting dates (or basis of determining the same) for the award, and (7) other terms and conditions of the award. Upon the applicable vesting date, all or the applicable portion of restricted shares will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares will vest to the extent that the restricted shares related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares will become payable, all in accordance with the terms of the individual award agreement.

Stock Units. Units based upon the fair market value of shares of any series of our common stock may also be awarded under the Incentive Plan. The compensation committee has the power to determine the terms, conditions, restrictions, vesting requirements and payment rules for awards of stock units.

Cash Awards. The compensation committee may also provide for the grant of cash awards. A cash award is a bonus paid in cash that is based solely upon the attainment of one or more performance goals that have been established by the compensation committee. The terms, conditions and limitations applicable to any cash awards will be determined by the compensation committee.

Performance Awards. At the discretion of the compensation committee, any of the above-described awards may be designated as a performance award. All cash awards are designated as performance awards. Performance awards are contingent upon performance measures applicable to a particular period, as established by the compensation committee and set forth in individual agreements, based upon any one or more of the following business criteria:

•	increased revenue;

•	net income measures (including, but not limited to, income after capital costs and income before or after taxes);

•	stock price measures (including, but not limited to, growth measures and total stockholder return);

•	price per share of LGI common stock;

•	market share;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•	cash flow measures (including, but not limited to, cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

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return measures (including, but not limited to, return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

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operating measures (including, but not limited to, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	expense measures (including, but not limited to, overhead costs and general and administrative expense);

•	margins;

•	stockholder value;

•	total stockholder return;

•	proceeds from dispositions;

•	total market value; and

•	corporate values measures (including ethics compliance, environmental and safety).

Performance measures may apply to the award recipient, to one or more of our business units, divisions or subsidiaries or other applicable sector, or to the company as a whole. Goals may also be based on performance relative to a peer group of companies. If the compensation committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m), the performance goals must be established (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. In addition, the categories of performance goals must have been approved by stockholders within the prior five years. Accordingly, to preserve the deductibility of performance awards under the Incentive Plan following the fifth anniversary of the 2005 Annual Meeting, the compensation committee has determined to submit the Incentive Plan for reapproval by our stockholders at this year’s annual meeting.

The compensation committee may modify or waive the performance goals or conditions to the granting or vesting of a performance award if the relevant agreement provides for such discretion, unless the performance award is intended to qualify as performance-based compensation under Section 162(m). Section 162(m) generally disallows deductions for compensation in excess of $1 million for some executive officers unless the awards meet the requirements for being performance-based.

Awards Generally. Awards under the Incentive Plan may be granted either individually, in tandem or in combination with each other. Awards granted under the Incentive Plan are generally non-transferable during the lifetime of an award holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the Incentive Plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse, and stock units will become fully vested, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, the vesting or early termination, upon a holder’s termination of employment with the company, of any unvested options, SARs, stock units or restricted shares and the period during which any vested options, SARs and stock units must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the Incentive Plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder’s service for cause (as defined in the Incentive Plan) will result in the immediate termination of all options, SARs, stock units and unpaid cash awards and the forfeiture of all rights to any restricted shares held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. If an award has been designated a performance award then it will accelerate or terminate upon the occurrence of the foregoing described events if so provided in, and in accordance with the terms of, the performance award agreement.

Adjustments. The number and kind of shares of our common stock, which may be awarded or otherwise made subject to awards under the Incentive Plan, the number and kind of shares of our common stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing are subject to appropriate adjustment in the discretion of the compensation committee, as the compensation committee deems equitable, in the event (1) we subdivide the outstanding shares of any series of our common stock into a greater number of shares of such series of common stock, (2) we combine the outstanding shares of any series of our common stock into a smaller number of shares of such series of common stock, or (3) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin off, combination, exchange of shares, warrants or rights offering to purchase any series of our common stock, or any other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the Incentive Plan)).

Amendment and Termination. The Incentive Plan was approved by LGI International’s board of directors, and became effective, on May 11, 2004. The Incentive Plan was amended and restated on March 9, 2005 and October 31, 2006. The Incentive Plan will terminate on May 11, 2014, unless earlier terminated by the compensation committee. The compensation committee may suspend, discontinue, modify or amend the Incentive Plan at any time prior to its termination. However, before an amendment may be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained, unless the change is necessary to comply with Section 409A of the Code.

U.S. Federal Income Tax Consequences

The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of non-qualified stock options, SARs, restricted shares, stock units and cash awards issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations that may apply based upon the circumstances of a particular holder under the Incentive Plan, including the possibility that a holder may not be subject to U.S. federal income taxation.

Non-Qualified Stock Options; SARs. Holders will not realize taxable income upon the grant of a non-qualified stock option or a SAR. Upon the exercise of an option, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares purchased over (2) the exercise price he or she paid for the shares. Upon the exercise of a SAR, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (1) the fair market value on the date of exercise of the share underlying the SAR over (2) the base price of the SAR. Upon exercise, SARs will be paid in stock or, if the compensation committee so determines in the case of a non-U.S. taxpayer, in cash or a combination of cash and stock. The holder will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of an option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “—Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with compensation income recognized by the holder under the foregoing rules. The disposition of the shares of common stock acquired upon exercise of an option or SAR will ordinarily result in capital gain or loss.

Under current rulings, if a holder transfers previously held ordinary shares in satisfaction of part or all of the exercise price of a non-qualified stock option, the holder will recognize income with respect to the shares received, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the non-qualified stock option exercise price. Moreover, that number of shares received upon exercise that equals the number of previously held shares surrendered in satisfaction of the non-qualified stock option will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares surrendered in satisfaction of the non-qualified stock option exercise price. Any additional shares received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the holder, plus, the amount of ordinary income recognized by the holder with respect to the shares received.

Cash Awards; Stock Units; Restricted Shares. A holder will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the holder to draw upon it. A holder will not have taxable income upon the grant of a stock unit but rather will generally recognize ordinary compensation income at the time the holder receives cash in satisfaction of such stock unit or shares of common stock in satisfaction of such stock unit in an amount equal to the fair market value of the shares received.

Generally, a holder will not recognize taxable income upon the grant of restricted shares, and we will not be entitled to any federal income deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the holder as compensation income in the year or years in which the restrictions on the shares of common stock lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A holder, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The holder must make such an election pursuant to Section 83(b) of the Code within 30 days after the date of grant. The holder’s holding period in such shares will commence on the date of grant if an election pursuant to Section 83(b) of the Code is made. If such an election is made and the holder later forfeits the restricted shares to us, the holder will not be allowed to deduct, at a later date, the amount such holder had earlier included as compensation income.

A holder who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the holder recognizes income under the rules described above with respect to the cash or the shares of common stock received pursuant to awards. Dividends that are received by a holder prior to the time that the restricted shares are taxed to the holder under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a holder in the shares of common stock received will equal the amount recognized by the holder as compensation income under the rules described in the preceding paragraph, and the holder’s holding period in such shares will commence on the date income is so recognized.

Subject to the discussion under “—Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with compensation income recognized by the holder under the foregoing rules.

Section 409A. Awards under the Incentive Plan have features that could cause them to be treated as deferred compensation arrangements subject to Section 409A of the Code, which imposes significant penalties for noncompliance. Specifically, if a deferred compensation arrangement does not comply with Section 409A of the Code, deferred amounts will be taxed currently at the employee’s marginal rate, interest will be assessed at the underpayment rate established by the Internal Revenue Service (IRS), plus one percent measured from the later of the deferral date or the vesting date, and a penalty will be assessed equal to 20% of the taxable amount of compensation.

The Incentive Plan has been administered in a manner that is in good faith compliance with Section 409A and applicable regulations. We intend that any awards under the Incentive Plan will be exempt from or satisfy the applicable requirements of Section 409A. If any plan provision or award would result in the imposition of an additional tax under Section 409A, such plan provision or award will be amended to avoid imposition of the additional tax. No action taken to comply with Section 409A will be deemed to adversely affect the employee’s rights under any award.

Certain Tax Code Limitations on Deductibility. In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the Incentive Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. Certain awards granted under the Incentive Plan are exempt from such $1 million limitation. These awards include options and SARs granted at fair market value and performance awards that meet certain criteria, in each case pursuant to shareholder approved plans. In order for performance awards under the Incentive Plan to continue to be eligible for this favorable tax treatment under Section 162(m), we are submitting the material terms of the performance goals under the Incentive Plan for reapproval by our stockholders at the annual meeting. If the incentive plan proposal is not approved at the annual meeting, performance awards under the Incentive Plan granted after the annual meeting will not be eligible for this favorable tax treatment under Section 162(m).

Vote and Recommendation

The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and our Series B common stock that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to reapprove the material terms of the performance goals under the Incentive Plan.

Our board of directors recommends a vote “FOR” the approval of the incentive plan proposal.

PROPOSAL 3—RATIFICATION OF AUDITORS

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.

Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines to make such a change. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider whether to select other auditors for the year ending December 31, 2010.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates for the audit of our consolidated financial statements for 2009 and 2008 and the separate financial statements of certain of our subsidiaries, and fees billed for other services rendered by KPMG LLP and its international affiliates.

Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the applicable year.

	2009	2008
	(in thousands)
Audit fees(1)	$16,538	$17,256
Audit related fees(2)	420	228

Audit and audit related fees	16,958	17,484
Tax fees(3)	249	468
All other fees(4)	33	—

Total fees	$17,240	$17,952

(1)	Audit fees include fees for the audit and quarterly reviews of our 2009 and 2008 consolidated financial statements, audit of internal controls over financial reporting and fees billed in the respective periods for professional consultations with respect to accounting issues, offering memoranda, registration statement filings and issuance of consents, statutory audits, attest services required by statute or regulation and similar matters.

(2)	Audit related fees include fees billed in the respective periods for due diligence related to potential business acquisitions and dispositions and attest services not required by statute or regulation.

(3)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

(4)	Other fees include fees for advisory services on accounting matters related to a merger in Hungary.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such services is incompatible with KPMG LLP maintaining its independence. Our audit committee approved the provision of all the services described in the table above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Effective June 15, 2005, as amended and restated on December 13, 2007 and February 18, 2009, our audit committee adopted a policy regarding the pre-approval of all audit and certain permissible audit-related and non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has pre-approved the engagement of our independent auditor to provide:

•

audit services as specified in the policy, including (a) financial statement audits for us required by statute or regulatory authority, excluding the audit of our annual financial statements, (b) financial statement audits of our subsidiaries required by statute or regulatory authority, (c) services associated with registration statements, periodic reports and other documents filed with the SEC, such as consents, comfort letters and responses to comment letters, (d) attestations required by statute or regulatory authority, and (e) consultations with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit services” under the SEC rules promulgated pursuant to the Exchange Act);

•

audit-related services as specified in the policy, including (a) due diligence services relating to potential business acquisitions and dispositions, (b) financial statement audits of employee benefit plans, (c) consultations with management with respect to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit-related services” and not “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (d) attestation services not required by statute or regulation, (e) closing balance sheet audits pertaining to dispositions, (f) assistance with implementation of the requirements of SEC, IASB or PCAOB rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act, (g) services associated with offering memoranda and other documents filed with or required by applicable regulators, such as consents, comfort letters and responses to comment letters, (h) internal control reviews and assistance with internal control reporting requirements, and (i) financial statement audits of our subsidiaries and affiliates not required by statute or regulatory authority but required by contract or other internal reasons; and

•

tax services as specified in the policy, including (a) planning, advice and compliance services in connection with the preparation and filing of U.S. federal, state, local or international taxes, (b) reviews of U.S. federal, state, local and international income, franchise and other tax returns, (c) assistance with tax audits and appeals before the IRS or similar local and foreign agencies, (d) tax advice regarding statutory, regulatory or administrative developments, (e) expatriate tax assistance and compliance, (f) mergers and acquisitions tax due diligence assistance and (g) tax advice and assistance regarding structuring of mergers and acquisitions (all of the foregoing, which we refer to as Pre-Approved Services).

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of Pre-Approved Services that is expected to result in fees in excess of $75,000 requires the specific approval of our audit committee. In addition, any engagement of our independent auditors for services other than the Pre-Approved Services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

Vote and Recommendation

The affirmative vote of the holders of at least a majority of the aggregate voting power of our Series A shares and our Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2010.

Our board of directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2010.

MANAGEMENT OF LIBERTY GLOBAL, INC.

Executive Officers

The following lists the executive officers of our company, their ages and a description of their business experience, including positions held with LGI.

Name	Positions
Amy M. Blair, 44	Senior Vice President, Global Human Resources since June 2005. Ms. Blair served as Managing Director of Human Resources for UGC Europe, Inc., now known as Liberty Global Europe, Inc. (UGC Europe), from January 2004 to June 2005, and as Vice President, Operations Management of UGC Europe’s predecessors from July 1999 to January 2004.

Charles H.R. Bracken, 43	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Financial Officer) since June 2005. Mr. Bracken has served as a Co-Chief Financial Officer of UGC since February 2004 and is an officer of various other of our subsidiaries. He also served as the Chief Financial Officer of UGC Europe and its predecessors from November 1999 to June 2005. Mr. Bracken is a director of our subsidiary Telenet Group Holding NV, a Belgian public limited liability company (Telenet).

Bernard G. Dvorak, 50	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Accounting Officer) since June 2005. In addition, Mr. Dvorak has served as an officer of various subsidiaries of LGI, including LGI International, since March 2004. Mr. Dvorak is a director of Telenet.

Michael T. Fries, 47	President, Chief Executive Officer and Vice Chairman of the Board of LGI since June 2005. Mr. Fries served as Chief Executive Officer of UGC from January 2004 to June 2005. Mr. Fries has served as a director of UGC and its predecessors since November 1999 and as President of UGC and its predecessors since September 1998. Mr. Fries has served in an executive capacity at LGI, UGC and its predecessors for 20 years. Mr. Fries is a director and non-executive chairman of the board of Austar.

Robert M. Leighton, 54	Senior Vice President, Programming since July 2007. Prior to joining our company, Mr. Leighton served as a consultant on a variety of programming matters for various companies, including LGI, from January 2005 to July 2007. In 1998, Mr. Leighton joined Starz Encore Group LLC (now known as Starz Entertainment LLC), a pay television provider in the United States, and served as a Senior Vice President until June 2004, and as Executive Vice President from June 2004 to January 2005.

John C. Malone, 69	Chairman of the Board and a director of LGI since inception. Mr. Malone served as President, Chief Executive Officer and Chairman of the Board of LGI International from March 2004 to June 2005, and as a director thereof since March 2004. Mr. Malone has served as a director of UGC and its predecessors since November 1999. Mr. Malone has served as chairman of the board and a director of LMC, including its predecessors, since 1990 and Chief Executive Officer of LMC from August 2005 to February 2006. Mr. Malone is a director of Discovery Communications, Inc., Sirius XM Radio Inc., Live Nation Entertainment Inc., Ascent Media Corporation, IAC/InterActiveCorp and Expedia, Inc. and chairman of the board of DIRECTV.

Name	Positions

Elizabeth M. Markowski, 61	Secretary since the formation of our company in January 2005, Senior Vice President since April 2005 and General Counsel since June 2005. She also serves in similar positions with various subsidiaries of LGI, including LGI International, since March 2004. Ms. Markowski served as a Senior Vice President of LMC from November 2000 through December 2004. Prior to joining LMC, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P. for more than five years.

W. Gene Musselman, 65	President and Chief Operating Officer of our UPC Broadband division since June 2005, where he is responsible for our European broadband communications operations. Mr. Musselman served in similar positions with the UPC Broadband division of UGC Europe and its predecessors from April 2000 to June 2005. Mr. Musselman serves as an officer and/or director of various other of our European subsidiaries. Mr. Musselman is a director of Telenet.

Balan Nair, 44	Senior Vice President and Chief Technology Officer since July 2007. Prior to joining our company, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair is a director of Austar and Adtran Corp.

Shane O’Neill, 49	Senior Vice President and Chief Strategy Officer since June 2005. Mr. O’Neill is also President of our Chellomedia division and is an officer of various other of our European subsidiaries. Mr. O’Neill served as Chief Strategy Officer of UGC Europe and its predecessors from June 2000 to June 2005. Mr. O’Neill is a director of Austar and Telenet.

Mauricio Ramos, 41	President of our Liberty Global Latin America division since September 2005, where he is responsible for our operations in Puerto Rico and Latin America. He also assumed the positions of President of our wholly-owned subsidiary, Liberty Cablevision of Puerto Rico Ltd., in December 2005, and Chief Executive Officer of our majority-owned subsidiary, VTR, in November 2006. Mr. Ramos served as Chief Financial Officer of our Liberty Global Latin America division from June 2005 to September 2005. Mr. Ramos served as Vice President, Business Development for the Latin America division of UGC from March 2000 to June 2005.

Frederick G. Westerman III, 44	Senior Vice President, Investor Relations and Corporate Communications since June 2005. Mr. Westerman served as Chief Financial Officer of UGC and its predecessors from June 1999 to February 2004 and as UGC’s Co-Chief Financial Officer from February 2004 to June 2005.

The executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, resignation, disqualification or removal from office. Ms. Blair and Mr. Dvorak are married. There are no other family relationships between any of our directors and executive officers, by blood, marriage or adoption.

Involvement in Certain Proceedings

During the past 10 years, none of our directors or executive officers was convicted in a criminal proceeding (excluding traffic violations or other minor offenses) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement or were subsequently reversed, suspended or vacated) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, laws respecting financial institutions or insurance companies, or laws prohibiting fraud, or was a party in any proceeding adverse to our company.

Except as stated below, during the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

In June 2003, UGC’s indirect subsidiary UPC Polska, Inc. executed an agreement with some of its creditors to restructure its balance sheet. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska’s Chapter 11 plan of reorganization. On February 18, 2004, UPC Polska emerged from the Chapter 11 proceedings. Mr. Musselman was a director of UPC Polska from September 1999 until its dissolution in December 2004.

On January 12, 2004, UGC’s predecessor (Old UGC) filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On November 10, 2004, the U.S. Bankruptcy Court confirmed Old UGC’s pre-negotiated plan of reorganization with UGC and IDT United LLC (in which UGC had an approximate 94% fully diluted interest and 33% common equity interest), which included the terms for restructuring of Old UGC’s outstanding 10.75% Senior Discount Notes. Old UGC and IDT United owned all but approximately $25,000,000 or 2% of such Notes. Old UGC emerged from the Chapter 11 proceedings on November 18, 2004. Until August 2003, Mr. Fries was the President of Old UGC.

On December 3, 2002, our indirect subsidiary UPC, which later merged into our subsidiary Liberty Global Europe Holding BV, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, together with a pre-negotiated plan of reorganization, in the United States District Court of the Southern District of New York. In conjunction with such filing, also on December 3, 2002, UPC commenced a moratorium of payments in the Netherlands under Dutch bankruptcy law with the filing of a proposed plan of compulsory composition or the “Akkoord” with the Amsterdam Court (Rechtbank) under the Dutch Faillissementswet. These actions were completed on September 3, 2003, when UGC Europe acquired more than 99% of the stock of, and became a successor issuer to, UPC. Messrs. Fries, Cole and Dick were members of UPC’s supervisory board.

On March 29, 2002, United Australia/Pacific, Inc. (UAP), then a subsidiary of UGC, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of New York. UAP’s reorganization closed on June 27, 2003, and UAP has since dissolved. Until February 11, 2002, Mr. Fries was a director and the President of UAP. Following the resignation of Mr. Fries, Mr. Westerman became President of UAP.

On March 28, 2001, an involuntary petition under Chapter 7 of the U.S. Bankruptcy Code was filed against Formus Communications, Inc. in the U.S. Bankruptcy Court for the District of Colorado. Such bankruptcy action was subsequently converted to a reorganization under Chapter 11 and closed on January 19, 2005. Mr. Dvorak was a director and Chief Executive Officer of Formus Communications, Inc. from September 2000 until June 2002.

EXECUTIVE COMPENSATION

In this section, we provide information, and a discussion and analysis relating to the compensation of Michael T. Fries, our chief executive officer; Charles H.R. Bracken, our principal financial officer; and our three other most highly compensated executive officers at the end of 2009: Miranda Curtis, formerly president of our Liberty Global Japan division; Elizabeth M. Markowski, our senior vice president, secretary and general counsel; and W. Gene Musselman, president and chief operating officer of our UPC Broadband division, which is our largest operating division. We refer to these individuals as our “named executive officers”.

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors was established for the purposes of assisting our board in discharging its duties relating to compensation of our executive officers and of administering our incentive plans. In furtherance of its purposes, our compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of our compensation committee reports to our board of directors on annual compensation decisions and on the administration of existing and development of new programs. The members of our compensation committee are “independent directors” (as defined under the Nasdaq Stock Market rules), “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act) and “outside directors” (as defined in Section 162(m)).

Compensation Philosophy and Goals

The compensation committee has two primary objectives with respect to executive compensation—motivation and retention—with the ultimate goal of long-term value creation for our stockholders. Executive compensation packages are designed to motivate our executive officers to maximize their contributions to the success of our company through achievement of established objectives and to reward performance that meets or exceeds these objectives. The compensation committee also evaluates executive and key employee compensation to ensure that we maintain our ability to attract and retain superior employees in key positions by offering compensation that the compensation committee believes, based on the general business and industry knowledge and experience of its members, is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent.

Role of Executive Officers in Compensation Decisions

All compensation decisions with respect to our executive officers, including our named executive officers, are made by our compensation committee and decisions with respect to our chief executive officer’s compensation are made in private sessions of the committee without the presence of management. As discussed further below, our chief executive officer is actively engaged in compensation decisions for our other executive officers in a variety of ways, including recommending annual salary increases, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our Human Resources and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other executive officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee for its consideration data and legal, tax and accounting analyses relevant to compensation and benefit decisions.

Setting Executive Compensation

To achieve the foregoing compensation objectives, the compensation packages provided to our executive officers, including our named executive officers, include three main components: salary, annual cash performance awards and multi-year equity incentive awards. In addition, our executive officers, including our named executive officers, and certain key employees may participate in our deferred compensation plan. Consistent with past practice, the three main components of compensation were also made available during 2009 to approximately 190 employees in the United States, Europe and other countries. The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.

For our executive officers, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of the executives’ roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with stockholders’ interests. In general, the compensation committee’s objective is for a substantial majority of each executive officer’s total target compensation to be comprised of the target value of his or her multi-year equity incentive awards, with base salary and the annual performance award comprising the balance. The compensation committee has not, however, set specific percentages that each compensation element should represent of total compensation as determined in accordance with SEC rules.

In approving the level of each compensation element for our named executive officers, the compensation committee considers a number of factors, including:

•	The responsibilities assumed by the individual executive and the significance of his role to achievement of our financial, strategic and operational objectives;

•	The experience, overall effectiveness and demonstrated leadership ability of the individual executive;

•	The performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance; and

•	Retention risks at specific points in time with respect to individual executives.

The compensation committee did not retain a compensation consultant to advise it in connection with executive compensation in 2009.

Elements of Our Compensation Packages

The implementation of our compensation approach—generally and for 2009 specifically—is described below.

Base Salary

General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge and experience. The base salary levels of our executive officers were initially set in 2005, taking into account each executive’s salary level prior to the business combination of LGI International and UGC, on a stand alone basis and in relation to the base salary levels of other executives of LGI with the same, more or less responsibilities, as well as the other factors referenced above. Decisions with respect to increases in base salaries for our named executive officers subsequent to 2005 have been based on company-wide budgets and increases in the cost of living.

Decisions for 2009. For 2009, our compensation committee accepted our chief executive officer’s recommendation that none of our executive officers receive an increase in base salary. The 2009 budget authorization for base salary increases for U.S. and European employees was 3%. Our named executive officers’ base salaries for 2009 are reflected in the “Salary” column of the Summary Compensation Table below.

Decisions for 2010. In December 2009, following our board’s approval of the 2010 consolidated budget, our compensation committee approved a 3% increase in the base salaries of each of our executive officers, including our named executive officers. This percentage increase was consistent with the budget authorization given to each of our department and business unit heads for aggregate salary increases for U.S. and European employees in their department or unit. The actual percentage salary increase varied among employees, other than our executive officers, as determined by their department or business unit head.

Annual Cash Performance Awards

General. Annual cash performance awards pursuant to the Incentive Plan are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.

At its first regular meeting following the end of each fiscal year, the compensation committee reviews with our chief executive officer the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other executive officers and key employees participating in the prior year’s annual cash performance award program and his recommendations with respect to their performance awards. The compensation committee determines whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which is a precondition to the payment of any award to our named executive officers. It then determines, in a private session without the presence of management, the amount to be paid to our chief executive officer with respect to his performance award. The compensation committee also approves the amount to be paid to the other participants in the program, including our other named executive officers, with respect to their performance awards.

Generally at the same meeting, the compensation committee approves the terms of the annual cash performance award program for the current year. It reviews the list of participants and their proposed maximum achievable performance awards for the year and discusses with our chief executive officer (1) the proposed base performance objective, (2) the individual performance goals that our chief executive officer has approved for each of our other executive officers and (3) his proposed performance goals and any modifications the compensation committee may desire. In a private session without the presence of management, the compensation committee sets the maximum achievable performance award and approves the individual performance goals for our chief executive officer for the coming year. The compensation committee also approves the maximum achievable performance award and individual performance goals for each of our other executive officers, including our named executive officers.

Decisions for 2009. The design of the 2009 annual cash performance award program approved by the compensation committee in February 2009 varied from the prior year’s program in the selection of operating free cash flow or OFCF as the financial performance metric, rather than operating cash flow. OFCF was defined for this purpose as operating cash flow minus capital expenditures. The definition of operating cash flow, or OCF, which is the primary measure used by our board and management to evaluate our company’s operating performance and to decide how to allocate capital and resources to our operating segments, was consistent with our historical definition of this term for public disclosure purposes: revenue less operating and selling, general and administrative expenses (excluding depreciation and amortization, stock-based compensation, provisions for litigation and impairment, restructuring and other operating charges and credits). Other operating charges and credits include gains and losses on the disposition of long-lived assets and due diligence, legal, advisory and other third party costs directly related to our efforts to acquire controlling interests in entities. The choice of OFCF as the financial performance metric for 2009 was intended to ensure that the senior management team would be focused on controlling capital expenditures while driving OCF growth.

The maximum amount that each named executive officer could earn under the 2009 annual cash performance award program approved by the compensation committee was unchanged from 2008. The compensation committee did not establish target amounts payable. The base performance objective approved by the compensation committee for our named executive officers required that our consolidated 2009 OFCF growth equal at least 40% of our budgeted OFCF growth. The base performance objective was designed so that payment of the awards would qualify as performance-based compensation under Section 162(m). There could be no assurance that the objective would be achieved, particularly in light of the increasingly competitive environment in which we operate.

At its meeting in February 2010, the compensation committee reviewed the calculation of actual 2009 OFCF growth versus our budgeted 2009 OFCF growth and determined that the base performance objective had been exceeded. To calculate our actual 2009 OFCF growth, we compared our 2009 OFCF against our 2008 OFCF, as adjusted for acquisitions and dispositions and for consistency with 2009 foreign exchange rate translations. Budgeted OFCF for 2009 was similarly adjusted for acquisitions and dispositions not reflected in the 2009 budget and for consistency with the actual 2009 foreign exchange rate translations and then compared to 2008 adjusted OFCF to determine the budgeted OFCF growth for 2009.

The compensation committee then considered whether to exercise its discretion to reduce the amount payable to any of our named executive officers. In exercising its discretion, the compensation committee considered each named executive officer’s performance against individual performance goals in 2009 and the amount of OFCF achieved in 2009 at the consolidated level or, in the case of those named executive officers with responsibility for an operating unit, at the relevant operating unit level, relative to budgeted OFCF, adjusted as described above and for certain other unbudgeted events approved by the compensation committee.

The individual performance goals for each named executive officer consisted of numerous qualitative measures, which included strategic, financial, transactional, organizational and/or operational goals tailored to the individual’s role within the company. In making its decision, the compensation committee does not apply any particular weighting across the individual performance goals or relative to other considerations, nor does it require that the executive satisfy each of his or her goals in order to earn the maximum amount of his or her award. Rather, exercise of the compensation committee’s discretion in each case was based on its assessment of our 2009 financial performance and the individual named executive officer’s performance overall and as compared to his or her 2009 performance goals.

Our chief executive officer’s performance goals included numerous separate objectives organized around four main themes: key operating budget targets and operational initiatives; liquidity, leverage and capital structure targets and initiatives; acquisition and disposition opportunities; and core initiatives for each functional group. In its evaluation of our chief executive officer’s 2009 performance, the compensation committee noted that most of Mr. Fries’s performance goals were largely achieved and many were exceeded, including the following:

•

Key operational initiatives related to, among other things, the continued rollout of ultra high-speed internet service based on DOCSIS 3.0 technology in Europe and the launch of pricing and bundling plans to support the rollout, the accelerated rollout of video on demand services in Europe, the achievement of budgeted penetration rates for digital video recorder and high definition services, budgeted improvements in operating cash flow margins and budgeted procurement savings in capital expenditures and operating expenses, were met or exceeded.

•	Our target gross leverage ratio was maintained and approximately $9 billion in debt with short or medium term maturities extended.

•

With respect to acquisition/disposal opportunities, among other accomplishments, the acquisition of Unitymedia GmbH in Germany was negotiated and fully financed in the fourth quarter of 2009 and closed in the first quarter of 2010; several alternative strategies with respect to our Japanese operations were pursued, which ultimately led to the sale of our indirect interests in J:COM in the first quarter of 2010; wireless 3G spectrum was secured in Chile; our Slovenian operations were sold and several small in-fill acquisitions and technology investments were concluded.

•	Key functional initiatives, including with respect to risk assessment, relations with key regulators, corporate responsibility and technology, were achieved.

The compensation committee noted the challenging competitive and economic conditions in certain of our markets that negatively impacted our company’s ability to fully achieve certain goals, such as budgeted growth rates for revenue and OCF, and led to the scaling back of other objectives, such as targeted incremental financings and stock repurchases. The compensation committee noted that, despite these challenging conditions, public guidance targets for rebased revenue and OCF growth were achieved; significant operational initiatives designed to support future growth were met; and significant refinancings were completed to extend debt maturities.

The compensation committee gave significant credit to Mr. Fries’s (1) strong leadership ability, (2) in-depth knowledge of our operations and finances and understanding of the issues and challenges of our business, and (3) consistent efforts to keep our board of directors informed and provided with the tools it needs to make decisions, including through balanced and comprehensive meeting materials and presentations, periodic in-depth reviews of specific markets or strategic issues, updates between board meetings and annual visits to operational sites.

After considering all of the foregoing, the compensation committee approved payment to Mr. Fries of the maximum amount of his 2009 performance award, without reduction.

With respect to the other participants in the 2009 program, including our other named executive officers, the compensation committee gave equal weight to performance on a consolidated or operating unit level, as applicable, against budgeted OFCF, and to individual performance against performance goals, in determining the amount each had earned of their 2009 performance awards. Performance against budgeted OFCF varied among operating units, with our UPC Broadband and Latin America divisions underperforming, our Chellomedia operating unit and Japan division outperforming, and our consolidated company substantially achieving, budget expectations. Based on these results and taking into account the level of growth in OFCF on a consolidated and operating unit basis that was contemplated when the budget was initially adopted, our compensation committee approved payment of the following percentages of the 50% of each other named executive officer’s maximum achievable award allocated to this financial performance metric: 100% to Ms. Curtis (Japan), 85.9% to Mr. Bracken and Ms. Markowski (consolidated) and 8.7% to Mr. Musselman (UPC Broadband).

With respect to the remaining 50% of the maximum awards allocated to individual performance, the compensation committee gave significant deference to our chief executive officer’s evaluation of these named executive officers’ performance against their respective 2009 performance goals and the resulting annual performance ratings. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the board of directors and events planned for the directors, which interaction assists in informing their judgment. The individual performance goals for the other named executive officers related to their respective functional or operational areas of responsibility. Mr. Bracken’s goals related to financial strategy, balance sheet efficiency, tax strategy, financial planning, and group leadership and coordination with other functional groups. Ms. Curtis’s goals related to her management of our Japan division, including assessing and negotiating alternative strategies with respect to our investment in J:COM, supporting J:COM management in driving performance against budget and pursuing new content opportunities, and managing our relationship with Sumitomo Corporation. Ms. Markowski’s goals related to her role as our general counsel, including advising and supporting our board and its committees, ensuring the implementation of board decisions, overseeing litigation and regulatory compliance and providing legal support to our company’s other functional groups. Mr. Musselman’s goals related to his management of our UPC Broadband division, including performance against financial and subscriber targets, execution of new product and service initiatives, personnel management and communication and enforcement of company policies within this division.

Based on its evaluation of individual performance and its decisions with respect to the financial performance metric, the compensation committee approved payment to Ms. Curtis of 100% of her maximum achievable performance award, to each of Mr. Bracken and Ms. Markowski of slightly less than 93% of their maximum achievable performance awards, and to Mr. Musselman of slightly more than 44% of his maximum achievable performance award.

The amounts paid to our named executive officers under the 2009 annual cash performance award program are reflected in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Our compensation committee approved payment of an aggregate of $10,208,000 to the 13 participants in the 2009 annual cash performance award program. Amounts paid to participants, other than our named executive officers, ranged from 58% to 100% of their respective 2009 maximum achievable performance awards.

Decisions for 2010. At the same meeting in 2010, our compensation committee approved individual performance goals and set the maximum achievable performance awards for our executive officers for 2010. The design of the 2010 annual cash performance award program differs from prior years in that it:

•	increases the weighting given to financial performance metrics from 50% to 60%, which should serve to reduce the level of subjectivity in determining final awards;

•

uses two equally weighted financial metrics (revenue and OFCF achieved relative to budget), rather than the single metric of OFCF used for 2009, in order to provide incentives for driving revenue growth as well as for controlling operating costs and capital expenditures; and

•	includes a consolidated metric for all participants to mitigate potential organizational risks.

The same design was implemented, with the compensation committee’s approval, for the 2010 bonus programs for approximately 580 employees in our corporate offices in the U.S., the Netherlands and the U.K. and in our Chellomedia operating unit.

Equity Incentive Awards

General. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards payable in equity, cash or a combination of equity and cash, have historically represented a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success and also serve the goal of retention through vesting requirements and forfeiture provisions.

Prior to 2007, the equity incentive award component of our executive officers’ compensation packages was comprised solely of conventional equity awards of options, SARs and/or restricted shares. In 2007, our compensation committee adopted the Senior Executive Performance Incentive Plan for our senior management team, which reflected a significant shift in emphasis to performance-based equity awards. The plan emphasized the achievement of superior operating performance by requiring a double digit compound annual growth rate, or CAGR, in adjusted consolidated operating cash flow over the two-year performance period for any award to be earned, and a high 17% growth rate for a participant’s maximum achievable award to be earned. The plan also created a critical five-year retention tool to ensure the stability of management by adding a three-year service/vesting period during which awards earned in the performance period would be subject to the risk of forfeiture or reduction based on the compensation committee’s assessment of individual job performance during the service period. Finally, the plan was designed to supplement the senior management team’s current equity compensation position and more directly align their interests with those of our stockholders by providing for payment of earned awards in restricted shares or restricted share units (restricted plan shares), vested shares, cash or any combination of the foregoing at the discretion of the compensation committee. At the time it approved the plan, our compensation committee intended to pay earned awards in restricted plan shares at the beginning of 2009, but it reserved the right to use other forms of consideration based on market conditions at the time the earned awards were determined.

The participants in the 2007 Senior Executive Performance Incentive Plan were generally not eligible to receive new option, SAR or restricted share awards during 2007 and 2008. For approximately 150-190 other employees, including approximately 40 employees who participated in the similar but smaller Management Incentive Plan, the compensation committee continued to approve grants of conventional equity awards.

The equity incentive awards of our named executive officers are reflected in the Summary Compensation Table below under the “Stock Awards” column. The dollar amounts in this column for 2007 reflect the value on the grant date of the maximum achievable awards to Messrs. Fries, Bracken and Musselman under the 2007 Senior Executive Performance Incentive Plan, subject to the performance and service requirements of the plan being satisfied.

Decisions in 2009. As reported in last year’s proxy statement, in February 2009 following a joint meeting of our compensation and audit committees to review the calculations, the compensation committee determined that a CAGR of 15.492% had been achieved during the two-year performance period under the 2007 Senior Executive Performance Incentive Plan. In accordance with the terms of the plan, the compensation committee determined that each of our named executive officers had earned 87.38% of his or her maximum achievable award.

The compensation committee also determined the method of payment of the semi-annual installments of the earned awards payable in 2009. After considering the significant decline as of that date in the market price of our common stock and of the market generally since September 2008, and our then current liquidity, cash balances, free cash flow generation and other potential uses of corporate cash, the compensation committee decided that the first installment payable on March 31, 2009 would be paid in cash to all participants, other than Mr. Fries; that an award of restricted plan shares would be granted to all participants for the second installment payable on September 30, 2009, and that a decision as to the method of payment of the 2010 and 2011 installments would be deferred. The compensation committee determined to pay Mr. Fries’s March 31, 2009 installment in a combination of cash and restricted plan shares due to the limitation in the Incentive Plan on the amount of cash that may be received by any individual in a calendar year in payment of awards.

Noting that our stock price was continuing to decline on the date of its meeting, the compensation committee selected $13.50 as the price to be used in determining the number of restricted plan shares to be granted in payment of the 2009 installments, which were then allocated between Series A and Series C shares as provided in the plan. This price represented a premium of approximately 13.5% to the closing price of our Series A common stock on the date of the committee’s 2009 meeting.

In light of the current economic and market conditions, and the size of the awards that had been earned under the 2007 Senior Executive Performance Incentive Plan, the compensation committee agreed with our chief executive officer’s recommendations that the participants in the plan not be considered for equity grants in our 2009 annual equity grant program and that no action be taken to adopt a new long term performance incentive plan that would include 2009.

Decisions in 2010. At its February 2010 meeting, the compensation committee determined the method of payment for the remaining four semi-annual installments of the earned awards under our 2007 Senior Executive Performance Incentive Plan payable in 2010 and 2011. The compensation committee believed that a significant portion of the earned awards should be paid in equity in order to strengthen the alignment of the senior management team’s interests with those of our stockholders. After considering the market prices of our stock, which had recovered significantly but not fully, the resulting dilution, the share usage under our Incentive Plan, our available cash balances and other potential uses of corporate cash, the compensation committee determined to recommend to our board, which accepted the recommendation, that the installment due on March 31, 2010 be paid in cash to all participants, other than Mr. Fries, and that an award of restricted plan shares be granted for the balance of the earned awards. Mr. Fries’s March 31, 2010 installment was paid in a combination of cash and restricted plan shares due to the limitations on cash payments in the Incentive Plan. The restricted plan shares granted for the balance of the earned awards will vest in three equal installments on the remaining payment dates under the 2007 Senior Executive Performance Incentive Plan (September 30, 2010, March 31, 2011 and September 30, 2011), subject to accelerated vesting or forfeiture in accordance with the terms of the plan. The restricted plan shares were allocated between Series A shares and Series C shares as provided in the plan, with the number of restricted plan shares for each series determined on the basis of the closing market price for that series on February 16, 2010, the date of the meeting.

New Equity Incentive Approach. Following discussion at a series of meetings beginning in October 2009 and concluding in March 2010, the compensation committee, after consultation with our board, determined to adopt a new approach to the equity incentive award component of our executive officers’ compensation packages. Under this approach, a target annual equity value will be set for each executive, of which approximately two-thirds will be delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of SARs pursuant to the Incentive Plan. The compensation committee also determined to apply a similar approach to equity incentive compensation for approximately 40 other key employees.

In connection with each year’s award of PSUs, the compensation committee will select one or more performance measures for the ensuing two-year performance period. Different performance measures may be selected for the awards in subsequent years. The compensation committee will also set the performance targets corresponding to the selected performance measure(s) and a base performance objective that must be achieved in order for any portion of the PSU award to be earned. The level of achievement of the performance target within a range established by the compensation committee will determine the percentage of the PSU award earned during the performance period, subject to reduction or forfeiture based on individual performance. Earned PSUs will then vest in two equal installments on March 31 and September 30 of the year following the end of the performance period. The PSU awards will be subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events on terms comparable to the terms of our 2007 Senior Executive Performance Incentive Plan. The PSU awards will convert to time-vested restricted share units following certain change-in-control events. Each year’s award of SARs will be made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SAR award agreement.

In adopting this new approach to equity incentive compensation, the compensation committee concluded that:

•	the organizational risks of incentive compensation should be reduced through

•	the use of multiple equity vehicles (PSUs and SARs) with different performance, retention, risk and reward profiles,

•

annual grants of equity awards that spread the target incentive compensation over multiple performance/service periods and provide the flexibility to change performance metrics, weighting and targets from year to year, and

•	the setting of achievable target performance levels, while providing higher payout levels for overperformance;

•

the use of performance-based equity awards such as PSUs adds an element of market risk over the performance/service period to better align the interests of management and shareholders, while focusing management on achieving specified performance targets to earn the award;

•	the use of conventional equity awards such as SARs provide a retention mechanism and shareholder alignment by only delivering value if the stock price appreciates; and

•

providing for forfeiture or reduction of performance-based equity awards based on individual performance ensures that each participant remains accountable for his or her own performance against performance goals tailored to the participant’s role and responsibilities.

Stock Ownership Policy

Our compensation committee has established an Executive Stock Ownership Policy for our executive officers, which became effective February 1, 2010. The purpose of the Executive Stock Ownership Policy is to ensure that our executive officers have a significant stake in our long-term success. As a result, the compensation committee established guidelines for ownership of our common stock based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline
Chief Executive Officer	5 times base salary

Co-Chief Financial Officer; Chief Strategy Officer and President of Chellomedia; President and Chief Operating Officer, UPC Broadband division; Senior Vice President, General Counsel and Secretary; and Chief Technology Officer	4 times base salary

All other executive officers	3 times base salary

Current executive officers are expected to be in compliance with the Executive Stock Ownership Policy within two years of the policy’s effective date. New executive officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of stock owned by an executive officer, the policy includes the value of shares owned jointly with and separately by the executive’s spouse and minor children, 50% of the value of shares held in the executive’s account in our 401(k) Plan, and 50% of the in-the-money value of vested stock options and SARs.

Deferred Compensation Plan

Under the Liberty Global, Inc. Deferred Compensation Plan, those executive officers of LGI, its subsidiaries and divisions who are designated as participants from time to time by our compensation committee may elect to defer payment of certain of their compensation as described under “—Deferred Compensation Plan” below. We do not have a pension or other defined benefit-type plan to offer our executive officers and contributions to our defined contribution 401(k) Plan are capped by law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.

Other Benefits

We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited in scope and fall into four principal categories:

•	limited personal use of our corporate aircraft;

•	an annual auto allowance or use of a company auto for our executive officers working in Europe and Chile;

•	personal benefits under our expatriate policy; and

•	an executive health plan.

Under our aircraft policy, our chief executive officer, and other executive officers with his approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the incremental costs incurred. In

December 2008, our compensation committee authorized personal use of our aircraft by our chief executive officer for up to 60 flight hours per year without cost reimbursement as part of his compensation package, subject to annual review by such committee. The compensation committee made no modifications to this authorization in its 2009 annual review. Also under our aircraft policy, our chief executive officer and, with his approval, our other executive officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.

The taxable income of an executive will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the IRS (in the case of U.S. taxpayers), or based on the cost of a commercial ticket (in the case of U.K. taxpayers). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the executive pays us for such personal use.

The methods we use to determine our incremental cost attributable to personal use of our corporate aircraft are described in the notes to the “Summary Compensation Table” below. Because our aircraft are used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase costs of aircraft, and costs of maintenance and upkeep.

For our management-level employees in the Netherlands, the U.K. and certain other European countries and in Chile, including three of our named executive officers who work in these locations, we either provide use of a company auto or an annual auto allowance, with variations in the cost of providing this benefit based on the employee’s position and location.

We also provide personal benefits to one of our named executive officers under our expatriate policy applicable to U.S. citizens working in Europe. These benefits include an allowance for the increased cost of living (housing, goods and services) in the European location relative to the United States, tuition for dependents, home leave travel, tax preparation fees and relocation expenses on termination of the assignment. In determining the amount of the cost of living differential under this policy, we use a third party service which takes into account size of family, location and income, up to a capped amount of income.

We also provide an executive health plan for our executive officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.

Our named executive officers also participate in various benefit plans offered to all salaried employees in the applicable country of employment.

Tax and Accounting Considerations

In making its compensation decisions, our compensation committee considers the limitations on deductibility of executive compensation under Section 162(m). That provision prohibits the deduction of compensation in excess of $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options and SARs, granted under stockholder-approved plans such as the Incentive Plan. Our compensation committee generally seeks to design the principal elements of our compensation program, such as option/SAR grants, annual cash performance awards, our 2007 Senior Executive Performance Incentive Plan and the terms of our PSU awards, so as to ensure deductibility consistent with the requirements of Section 162(m). It has not, however, adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in making compensation decisions. Certain portions of the compensation paid to our named executive officers, such as non-business use of our corporate aircraft for which we are not reimbursed and grants of restricted shares and restricted share units that do not include a performance condition, may not be deductible due to the application of Section 162(m). Our compensation committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.

Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.

Recoupment Policy

Our 2007 Senior Executive Performance Incentive Plan and the terms of our PSU awards provide that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.

Except as described above, we have not adopted an incentive compensation recoupment policy related to restatements of our financial statements.

Post-Employment Benefits and Change in Control

We have not adopted a severance policy covering our named executive officers or other executive officers. Certain of our named executive officers are entitled to limited post-employment benefits under their employment agreements. See “—Employment and Other Agreements” below. Otherwise, they are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Incentive Plan or UGC’s incentive plans on certain termination-of-employment events as other holders of such awards. Similarly, the Incentive Plan and UGC’s incentive plans accord the same treatment to all holders of conventional equity awards granted under the applicable plan upon the occurrence of certain change-in-control events. Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.

In designing the 2007 Senior Executive Performance Incentive Plan and the terms for the PSU awards, our compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The plan does not guarantee that any portion of an award will be accelerated upon termination of employment, except as a result of death or disability. Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms. Following a change in control, an award will be accelerated if the participant’s employment is terminated without cause or the participant resigns for good reason. PSU awards will convert to time-vested restricted share units following a change in control.

The compensation committee believed these limited acceleration events related to a change in control provided appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when it deemed appropriate under the circumstances. For a description of certain amendments approved by the committee to the terms of Mr. Musselman’s and Ms Curtis’s earned awards under the 2007 Senior Executive Performance Incentive Plan, see “—Employment and Other Agreements” below.

For additional information on post-employment benefits and change-in-control provisions, see “—Potential Payments upon Termination or Change in Control” below.

Timing of Equity Awards

At its meeting on May 2, 2006, our compensation committee adopted a policy to consider and approve proposed annual grants of equity awards to employees, including our named executive officers when they are eligible to receive awards, at the compensation committee meeting held in conjunction with our board’s regularly scheduled second quarter meeting each year. Typically this meeting occurs at the end of April or the beginning of May. The exercise price or base price of option and SAR grants approved at this meeting are set at the respective closing prices of our Series A common stock and Series C common stock on the grant date, which is the date of the meeting or, if later, May 1 of the same year. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.

Compensation Committee Report

The compensation committee has reviewed the “Compensation Discussion and Analysis” above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Members of the Compensation Committee:

John P. Cole, Jr.

Larry E. Romrell

J.C. Sparkman

Summary Compensation

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2009, 2008, and 2007 to the extent required. As discussed in the footnotes, the values presented in the tables do not always reflect the actual compensation received by our named executive officers during the relevant fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total ($)
Michael T. Fries	2009	957,000		—	—	—	1,600,000		21,380	309,930	2,888,310
Chief Executive	2008	957,000		—	—	—	1,600,000	(6)	—	156,754	2,713,754
Officer and President	2007	920,000		—	54,870,229	0	1,600,000		—	17,279	57,407,508

Charles H.R. Bracken	2009	595,643	(7)	—	—	—	930,000		—	78,157	1,603,800
Senior Vice President,	2008	699,890	(7)	—	—	—	900,000		—	84,939	1,684,829
Co-Chief Financial	2007	734,294	(7)	—	30,007,157	—	1,000,000		—	88,794	31,830,245
Officer (Principal Financial Officer)

Miranda Curtis(8)	2009	698,555	(7)	—	—	—	1,000,000		—	95,682	1,794,237
Senior Vice President,
Liberty Global Japan division (until March 31, 2010)

Elizabeth M. Markowski(8)	2009	764,000		—	—	—	930,000		28,720	19,383	1,742,103
Senior Vice President,
General Counsel and
Secretary

W. Gene Musselman	2009	644,000		—	—	—	444,000		—	3,369,613	4,457,613
President and Chief	2008	644,000		—	—	—	740,000		—	3,108,877	4,492,877
Operating Officer, UPC Broadband division	2007	619,000		—	30,007,157	—	1,000,000		—	1,634,424	33,260,581

(1)	The 2007 dollar amounts shown in the “Stock Awards” column reflect the grant date fair value of each named executive officers’ maximum achievable award under our five-year 2007 Senior Executive Performance Incentive Plan, determined in accordance with the Financial Accounting Standards Board Statement of Accounting Standards Codification Topic 718 (ASC 718). Such amounts take into account the probable outcome as of the grant date of the performance conditions of the plan, exclude the impact of estimated forfeitures and assume a range of risk-free interest rates of 3.05% – 3.27%. The maximum achievable awards were $64,000,000 for Mr. Fries, $35,000,000 for Mr. Bracken and $35,000,000 for Mr. Musselman, of which 87.38% was earned at the end of the performance period. Earned awards will be paid or will vest, subject to forfeiture or reduction under certain circumstances, in six equal semi-annual installments on each March 31 and September 30, commencing March 31, 2009.

(2)	The 2007 dollar amounts shown in the “Option Awards” column reflect the grant date fair value in accordance with ASC 718 of synthetic options granted to Mr. Fries in 2007 with respect to the stock of our indirect wholly-owned subsidiary, United Chile, to replace previously vested phantom options that terminated as a result of an internal restructuring of our Latin America operations. No other option or SAR awards were granted to our named executive officers in 2009, 2008 or 2007.

(3)	The dollar amounts in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash performance awards earned by the named executive officers under the Incentive Plan during the years indicated. For 2009, the compensation committee determined the final award amounts at its February 16, 2010 meeting, which awards were paid out shortly thereafter.

(4)	The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest, which is the portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the rate was set, on compensation previously deferred by such officer under our Deferred Compensation Plan.

(5)	The following table provides additional information about the 2009 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan(a)	U.K. Defined Contribution Plan(b)	Auto Allowance	Expatriate Benefits(c)	Misc(d)	Total
Michael T. Fries	$16,500	—	—	—	$293,430	$309,930
Charles H.R. Bracken	—	$47,651	$22,603	—	$7,903	$78,157
Miranda Curtis	—	$69,855	$22,603	—	$3,224	$95,682
Elizabeth M. Markowski	$16,500	—	—	—	$2,883	$19,383
W. Gene Musselman	$16,500	—	—	$3,327,175	$25,938	$3,369,613

(a)	Represents matching employer contributions made under our 401(k) Plan. Under the plan, participants may make contributions annually, subject to federal limits, and we make a matching contribution equal to 100% of the participant’s contribution up to the lesser of the federal limit on contributions or 10% of their cash compensation (excluding awards under the Incentive Plan). Voluntary catch-up contributions permitted under federal law for persons age 50 or older, however, are not matched. Messrs. Fries and Musselman and Ms. Markowski are fully vested in their respective 401(k) Plan accounts.

(b)	Represents employer contributions pursuant to the Liberty Global Group Pension Plan. Under this plan, Liberty Global Europe Ltd. (LGE) retains a plan provider that assists participating U.K. employees with establishing individual pension plans, which are defined contribution personal retirement savings plans. The employer then makes monthly contributions to each participant’s pension plan equal to a percentage of the participant’s monthly base salary, which varies based on age group. For Mr. Bracken and Ms. Curtis the employer contributions are 8% and 10% of base salary, respectively. The maximum employer contribution is 14% of base salary for employees over the age of 60. Participants are required to make a minimum contribution of at least 3% of their base salary to their individual pension plans. The participant’s contributions are not capped although the tax benefits to the participant are significantly less if such participant’s annual contributions exceed £245,000 ($382,022 at December 31, 2009) or a lifetime contribution in excess of £1.75 million ($2.7 million at December 31, 2009), as set by the U.K. government. Participating U.K. employees, including Mr. Bracken and Ms. Curtis, are fully vested in the employer contributions to their respective pension plans.

(c)	Amounts reflect the following benefits received by Mr. Musselman for 2009 as an expatriate working in our Amsterdam, the Netherlands office, in accordance with our expatriate policy for U.S. citizens working in Europe:

•	Cost of living differential ($175,478).

•	Use of a company auto ($35,877), tuition for dependents ($28,012), home leave travel ($10,421), tax preparation fees and work permits.

•

Tax related payments in 2009 as follows: foreign tax payments ($3,116,700), which have been offset by a tax equalization payment received from Mr. Musselman ($42,997). Although these payments were paid in 2009, some relate to expatriate benefits in prior years. Also, the foregoing amounts do not reflect offsets resulting from tax withholding from Mr. Musselman during the applicable years. Because of time lags in tax determination, differences in taxable periods between jurisdictions, the availability of foreign tax credits or refunds and the potential receipt of substantial credits or refunds in subsequent years, there may be significant differences in incremental tax payments from year to year. As a result, these amounts overstate our actual incremental costs for tax-related payments made on behalf of Mr. Musselman.

(d)	Amounts reflect the following:

•	Premiums for term life insurance for Messrs. Fries ($1,699) and Musselman ($1,786) and Ms. Markowski ($2,659) under our group term life insurance benefit plan for U.S. employees.

•	Premiums for term life insurance for Mr. Bracken ($1,339) and Ms. Curtis ($1,570) under LGE’s group life assurance policy for U.K. employees.

•	Payments made on behalf of Mr. Bracken and Ms. Curtis under our executive health plan and payments made on behalf of Mr. Musselman for health insurance required by law in the Netherlands.

•

Our aggregate incremental cost attributable to Mr. Fries’s ($115,077) and Mr. Musselman’s ($46) personal use of our aircraft or having a personal guest on a business flight. Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hanger and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.

•	Cost of an airline ticket for Mr. Bracken to attend a sporting event sponsored by a financial bank.

•	The cost of memberships in certain professional organizations for Mr. Fries and a club membership for Mr. Musselman.

•	The tax gross-up on gifts from us valued at less than $500.

•

Contributions to several charitable and non-profit organizations made by LGI at the request of Mr. Fries. Mr. Fries is a member of the board of one of the organizations to which LGI contributed $15,000. LGI matched Mr. Fries’s contribution ($25,000) to an organization’s fundraising event that was chaired by Mr. Fries and his spouse. In addition, LGI contributed $50,000 to a non-profit organization. Such contributions (aggregate $149,000) are not included in Mr. Fries’s LGI income for tax purposes.

•

During 2009, Mr. Fries used sporting and concert event tickets at no incremental cost to us. In addition, at the request of Mr. Fries, we donated 40 tickets at no incremental cost to us, plus catering costs of $1,590, to two charitable organizations. Such contributions are not included in Mr. Fries’s LGI income for tax purposes.

•

During 2009, Mr. Bracken used sporting and concert event tickets made available generally to all employees of our U.K. offices on a first come, first served basis for which we do not attribute compensation.

(6)	Amount includes $670,000 of Mr. Fries’s 2008 cash performance award, the payment of which Mr. Fries elected to defer pursuant to our Deferred Compensation Plan. Such deferred amount accrues interest at the rate of 9% per annum compounded quarterly until paid in full to him. The amount deferred, plus accrued interest, was paid in a lump sum in January 2010.

(7)	For the years indicated, Mr. Bracken and Ms. Curtis received all or a portion of their salaries and certain perquisites and employee benefits in British pounds, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect during each respective year (0.6413 for 2009, 0.5458 for 2008 and 0.4998 for 2007).

(8)	Compensation information has been included for 2009 only because Mmes. Curtis and Markowski were not named executive officers in 2008 or 2007.

Grants of Plan-Based Awards

The table below sets forth certain information concerning the annual cash performance awards granted to our named executive officers under the Incentive Plan during the year ended December 31, 2009, as more fully described below under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables”. The actual amount of the 2009 cash performance award approved for each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. No equity awards were granted to our named executive officers in 2009.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Michael T. Fries	—	—	1,600,000
Charles H.R. Bracken	—	—	1,000,000
Miranda Curtis	—	—	1,000,000
Elizabeth M. Markowski	—	—	1,000,000
W. Gene Musselman	—	—	1,000,000

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

The amounts reported for 2009 in the Summary Compensation Table include salary, annual and long-term incentive awards, benefits and perquisites as more fully described in “—Compensation Discussion and Analysis” above. The following discussion focuses on the annual incentive component of 2009 total compensation and the related grants reflected in the Grants of Plan-Based Awards Table. Additional information with respect to the other components of 2009 compensation is provided in the notes to the Summary Compensation Table. Also discussed are the vesting and forfeiture provisions applicable to earned awards under the 2007 Senior Executive Performance Incentive Plan.

Non-Equity Incentive Plan Awards

At its meeting in February 2009, the compensation committee set the maximum achievable amount of the performance awards and approved the 2009 performance goals for each participant in our annual cash performance award program for fiscal 2009. It also approved a base performance objective relating to 2009 OFCF that had to be achieved in order for our named executive officers to earn any portion of their 2009 performance awards.

At its meeting in February 2010, the compensation committee determined that the 2009 base performance objective had been met. Under the program, the compensation committee could then approve payment to the named executive officers of the maximum achievable amount of their 2009 performance awards, subject to the compensation committee’s discretion to reduce the amount to be paid to align with our company’s and the individual’s performance.

The maximum achievable amount of the 2009 performance awards for each of our named executive officers are shown in the Grants of Plan-Based Awards Table under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”. Because the compensation committee has discretion to pay no award notwithstanding the achievement of the base performance objective, no “threshold” or minimum awards are reflected in the Table. The amount each named executive officer actually earned of his or her 2009 performance awards, which was paid in 2010, is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Equity Incentive Plan Awards

In accordance with SEC rules, equity incentive plan awards are those awards that fall within the scope of ASC 718. In the Summary Compensation Table, the fair market value of an equity incentive plan award is reflected in the Stock Awards column or the Option Awards column depending on the nature of the award. All of the dollar amounts shown for our named executive officers’ Stock Awards for 2007 represent the grant date fair value calculated in accordance with ASC 718 of their maximum achievable award under the 2007 Senior Executive Performance Incentive Plan, taking into account the probable outcome as of the grant date of the performance conditions of the plan, excluding the impact of estimated forfeitures and assuming a range of risk-free interest rates of 3.05% – 3.27%.

As described under “—Compensation Discussion and Analysis” above, the 2007 Senior Executive Performance Incentive Plan is a five-year plan with a two-year performance period beginning January 1, 2007, and a three-year service period beginning January 1, 2009. Under the 2007 Senior Executive Performance Incentive Plan, each participant had the opportunity to earn varying percentages of a maximum achievable award allocated to such participant based primarily on our achievement of a specified performance objective during the two-year performance period. Following the completion of the performance period, our compensation committee determined that each of our named executive officers had earned 87.38% of his or her maximum achievable award (earned award). The amount of the earned awards are subject to vesting in six semi-annual installments during the three-year service period, and will be subject to forfeiture or acceleration as described below in certain circumstances. See “—Potential Payments Upon Termination or Change in Control”. Further, the compensation committee has the discretion to reduce the unvested balance of a participant’s earned award by up to 50% based on an assessment of such participant’s individual job performance during that period.

Generally, following the performance period, a participant in the 2007 Senior Executive Performance Incentive Plan must continue to be employed by LGI or one of its subsidiaries at each semi-annual vesting date during the service period to avoid forfeiture of the unvested balance of the earned award. Termination of employment due to death or disability during the service period will result in the accelerated vesting of the balance of the participant’s earned award, discounted from each remaining semi-annual vesting date during the service period to present value on the actual date of vesting.

If termination of employment is voluntary or for cause, the participant will forfeit any remaining rights under the plan. If the participant’s employment is terminated during the service period without cause or the participant resigns for good reason, the compensation committee has the discretion to accelerate vesting of some portion of the remaining balance of his or her earned award. There is no guarantee of acceleration and in no event may the accelerated amount exceed what the participant would have received if his or her employment had terminated due to death or disability.

Certain change-in-control events will result in the accelerated vesting of the remaining balance of a participant’s earned award, discounted to present value on the actual date of vesting, but only if the 2007 Senior Executive Performance Incentive Plan and outstanding awards are not continued on the same terms and conditions or effective provision has not been made for the assumption or continuation of the plan and the outstanding awards on equivalent terms. If the 2007 Senior Executive Performance Incentive Plan and awards are so continued or assumed, then the awards will not be accelerated, unless the participant’s employment thereafter ceases as a result of death, disability, termination without cause or resignation for good reason.

In connection with the amendment of Mr. Musselman’s employment agreement to extend the term for one year and in connection with the termination of Ms. Curtis’s employment following the sale of substantially all of the assets of our Japan division, the foregoing terms of their respective earned awards were modified as described under “—Employment and Other Agreements” below. For additional information on change-in-control provisions, see “—Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information concerning options, SARs and restricted shares or units held by our named executive officers at year end 2009, as well as their earned awards under our five-year 2007 Senior Executive Performance Incentive Plan, which are reflected in the columns under “Stock Awards”. Notes 2 and 3 to the table explain how the numbers of shares and dollar amounts related to the 2007 Senior Executive Performance Incentive Plan in these columns were calculated in accordance with SEC rules.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael T. Fries
Series A	517,198			9.85	01/30/12	2,813	(1)	61,577
	147,617			19.64	11/24/14	868,608	(2)	19,013,829	(3)
	12,930			12.54	10/01/13
	55,492			10.90	10/01/13
	140,000			24.02	07/14/12
	56,875	8,125	(1)	20.48	05/02/13
Series C	317,198			9.32	01/30/12	2,813	(1)	61,492
	147,617			18.60	11/24/14	835,692	(2)	18,268,227	(3)
	12,930			11.87	10/01/13
	55,492			10.31	10/01/13
	140,000			22.73	07/14/12
	56,875	8,125	(1)	19.92	05/02/13
United Chile	200,000			19.23	12/06/10

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles H.R. Bracken
Series A	44,393			10.90	10/01/13	2,813	(1)	61,577
	25,860			19.64	11/24/14	475,020	(2)	10,398,187	(3)
	26,563			24.02	07/14/12
	15,937	5,313	(1)	20.48	05/02/13
Series C	44,393			10.31	10/01/13	2,813	(1)	61,492
	25,860			18.60	11/24/14	457,016	(2)	9,990,369	(3)
	26,563			22.73	07/14/12
	15,937	5,313	(1)	19.92	05/02/13

Miranda Curtis
Series A	85,000			24.02	07/14/12	1,484	(1)	32,485
	29,531	4,219	(1)	20.48	05/02/13	203,580	(2)	4,456,366	(3)
	63,830			17.16	06/22/14
	7,563			17.42	02/28/11
	7,564			17.54	02/28/11
	1,329			17.42	07/31/13
	5,320			17.54	07/31/13
Series C	85,000			22.73	07/14/12	1,484	(1)	32,440
	29,531	4,219	(1)	19.92	05/02/13	195,864	(2)	4,281,587	(3)
	63,830			16.25	06/22/14
	7,563			16.50	02/28/11
	7,564			16.61	02/28/11
	1,329			16.50	07/31/13
	5,320			16.61	07/31/13

Elizabeth M. Markowski
Series A	68,830			17.16	06/22/14	1,875	(1)	41,044
	85,000			24.02	07/14/12	271,440	(2)	5,941,822	(3)
	37,187	5,313	(1)	20.48	05/02/13
Series C	63,830			16.25	06/22/14	1,875	(1)	40,988
	85,000			22.73	07/14/12	261,152	(2)	5,708,783	(3)
	37,187	5,313	(1)	19.92	05/02/13

W. Gene Musselman
Series A	46,690			19.64	11/24/14	2,813	(1)	61,577
	44,393			10.90	10/01/13	475,020	(2)	10,398,187	(3)
	85,000			24.02	07/14/12
	37,187	5,313	(1)	20.48	05/02/13
Series C	86,200			18.60	11/24/14	2,813	(1)	61,492
	44,393			10.31	10/01/13	457,016	(2)	9,990,370	(3)
	85,000			22.73	07/14/12
	37,187	5,313	(1)	19.92	05/02/13

(1)	Vests in two equal remaining quarterly installments on February 2, 2010 and May 2, 2010.

(2)

Represents an estimate of the number of Series A and Series C restricted plan shares that would have been issuable to each of our named executive officers in payment of the remaining four installments of his or her earned award under the 2007 Senior Executive Performance Incentive Plan had the full balance of each earned award been paid in restricted plan shares at December 31, 2009. For purpose of calculating the estimate, we have assumed that the closing market prices of our Series A and Series C common stock on December 31, 2009 would have been used to determine the respective numbers of Series A and Series C restricted plan shares to be granted. Under the terms of the 2007 Senior Executive Performance Incentive Plan, any restricted plan shares to be granted with respect to a participant’s earned award are to be allocated between Series A and Series C shares in, as nearly as practicable, the same proportions as the outstanding shares of Series A and Series C common stock as last publicly reported prior to the grant date. As described under “—Compensation Discussion and Analysis”, the compensation committee determined to pay all the participants (other than Mr. Fries) the March 31, 2010 installment of the earned awards in cash (with Mr. Fries receiving a combination of cash and restricted plan shares) and to grant all the participants restricted plan shares in payment of the September 30, 2010, March 31, 2011 and September 30, 2011 installments. The number of restricted plan shares granted was determined by splitting the aggregate amount of these installments in the same relative proportions as the outstanding Series A and Series C shares (51%/49%) as last publicly reported and dividing such split amounts by the respective closing market price of our Series A and Series C common stock on the date of the compensation committee meeting. See note 3 below for more information on the earned awards.

(3)	Equals that portion of the remaining dollar amount as of December 31, 2009, of each named executive officer’s earned award under the 2007 Senior Executive Performance Incentive Plan allocated to each series of common stock. This remaining portion of the earned award is payable in four equal semi-annual installments, commencing March 31, 2010.

Option Exercises and Stock Vested

The table below sets forth certain information concerning each vesting of restricted shares or restricted share units for our named executive officers during the year ended December 31, 2009. None of our named executive officers exercised options or SARs in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Michael T. Fries
Series A	369,922	8,237,301
Series C	355,742	7,877,854

Charles H.R. Bracken
Series A	199,774	4,477,705
Series C	192,223	4,285,833

Miranda Curtis
Series A	85,493	1,916,696
Series C	82,257	1,834,478

Elizabeth M. Markowski
Series A	113,784	2,551,831
Series C	109,469	2,442,231

W. Gene Musselman
Series A	199,774	4,477,705
Series C	192,223	4,285,833

(1)	Includes shares withheld by us to pay the minimum withholding tax due upon vesting of the restricted shares or restricted share units in 2009.

Employment and Other Agreements

We do not have employment agreements with Mr. Fries or Ms. Markowski or any of our other U.S. based executive officers. As is customary with our other expatriate employees, we have an employment agreement with Mr. Musselman with respect to his expatriate assignment in the Netherlands. In addition, as is customary in the U.K., during 2009, we had employment agreements with each of Mr. Bracken and Ms. Curtis. We also have not adopted a severance policy covering our executive officers. Mr. Fries continues to be covered by a severance policy of UGC that was in existence at the time of the business combination of LGI International and UGC. Each of our named executive officers also holds equity awards granted under the Incentive Plan, the incentive plans of UGC and/or the transitional plan for LGI International. Such plans are described below under “Incentive Plans”.

Michael T. Fries. In March 2001, as amended in December 2003, UGC’s board of directors approved a severance policy with respect to certain of its employees, including Mr. Fries. Although Mr. Fries is fully vested in his equity incentive awards originally granted by UGC, the policy extends the applicable exercise periods upon the occurrence of certain events. Pursuant to the policy, if certain change-in-control events occur and within one year of the occurrence, Mr. Fries’s employment is terminated without cause, Mr. Fries dies, or Mr. Fries resigns his employment for any reason (subject to timely notice), then all of the equity incentive awards originally granted to him by UGC and held by him upon such termination would be exercisable until the third anniversary of the termination date (or their earlier expiration). If, unrelated to or more than one year after the occurrence of a change-in-control event, the employment of Mr. Fries was terminated without cause, then the UGC-granted equity incentive awards held by him would remain exercisable until the first anniversary of the termination date (or their earlier expiration). Any continued exercisability of such equity incentive awards pursuant to the UGC severance policy would be subject to his execution of a release and his agreement not to compete with UGC and its subsidiaries in the broadband communications business and not to solicit its employees for a period of 24 months following termination of his employment. The benefits of this policy replaced any severance or other benefits of UGC’s then existing policies, including under its incentive plans, available to Mr. Fries following these change-in-control events, except that, in the case of a change in control not approved by the board of directors, the terms of the applicable UGC incentive plan under which the equity award was granted would govern the exercisability of such award if such terms were more favorable to Mr. Fries. UGC has two incentive plans approved in 1993 and 2003, respectively.

Charles H.R. Bracken. On December 15, 2004, LGE entered into an Executive Service Agreement with Mr. Bracken in connection with his continued appointment as Co-Chief Financial Officer of UGC. In 2005, Mr. Bracken became our Co-Chief Financial Officer (principal financial officer). The Executive Service Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by LGE at any time upon shorter notice and payment to Mr. Bracken of his salary and benefits for any unexpired portion of the six months’ notice period at the date his employment terminates. His equity awards will also continue to vest during such six-month notice period. Mr. Bracken’s employment may also be terminated immediately upon notice for cause. If LGE terminates Mr. Bracken’s employment other than for cause or disability, Mr. Bracken will also be entitled to a lump sum severance payment equivalent to his basic salary and benefits for six months, subject to his signing a release. In the event Mr. Bracken becomes disabled and such disability continues for a specified period, LGE may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. Bracken’s disability or, under certain circumstances, terminate his employment as described above.

Mr. Bracken’s salary, which for 2010 is £394,000, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. The benefits to which he is entitled pursuant to the Executive Service Agreement include an auto allowance and participation in the Liberty Global Group Pension Plan for U.K. employees and group life insurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes. In addition, the Executive Service Agreement provides for Mr. Bracken to be made whole for any non-U.K. tax liability he may incur with respect to his salary and other amounts due him and for any additional U.K. tax or social security cost he may incur with respect to business expenses or reimbursement paid by LGE for work performed by him outside the U.K.

The Executive Service Agreement includes restrictions on Mr. Bracken’s (1) use or disclosure of trade secrets for so long as they are trade secrets, (2) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment, and (3) competition with and solicitation of executives or certain employees of LGE, its parent entities or any subsidiary of LGE or its parent entities for a period of six months after termination of his employment.

Gene M. Musselman. Mr. Musselman is employed as President and Chief Operating Officer of our UPC Broadband division pursuant to an employment agreement dated December 4, 2002, as amended, with UGC and its subsidiary, Liberty Global Europe NV, to which he is seconded. In January 2006, we assumed the obligations of UGC under the agreement. The current expiration date of the agreement is December 31, 2010. Mr. Musselman’s employment agreement may be terminated at any time with or without cause. If his employment is terminated by us without cause, Mr. Musselman will be entitled to a severance payment equal to the lesser of his salary for 24 months or his salary for the remaining term of the agreement and repatriation to a destination of his choosing in the United States, subject to his signing a release.

Mr. Musselman’s base salary, which for 2010 is $664,000, is subject to annual review and, in the discretion of our compensation committee, adjustment. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, use of a company auto, tuition reimbursement for dependents, air travel to the United States for home leave and tax equalization payments. He also participates in the standard benefit package provided to all of our U.S. employees, including group life insurance, medical and dental coverage, disability insurance and our 401(k) Plan. The agreement includes restrictions on Mr. Musselman’s use or disclosure of confidential information during or after the term of his employment.

In December 2009, we amended Mr. Musselman’s employment agreement to extend the term to December 31, 2010. In connection with this extension, our compensation committee also approved an amendment to the terms of Mr. Musselman’s earned award under the 2007 Senior Executive Performance Incentive Plan. In order to obtain a tax ruling permitting the continued application of lower Dutch tax rates to Mr. Musselman’s earned award after December 31, 2009, which would also benefit our company with respect to our tax equalization obligation to Mr. Musselman, it was necessary to eliminate the risk of reduction or forfeiture of the balance of his earned award, except in the event his employment terminated for cause. Pursuant to the amendment, we waived our right to reduce the balance of Mr. Musselman’s earned award by up to 50% based on his future performance and agreed that the balance of his earned award (as discounted in accordance with the terms of the plan) would vest upon termination of his employment for any reason other than cause. Payment (or delivery of the vested restricted plan shares) would be made on March 15 of the year following termination of employment or later if required by Section 409A of the Code and related regulations. If Mr. Musselman’s termination is voluntary during the term of his employment agreement or any further extensions thereof, the balance of his earned award will be paid solely in shares that may not be sold, assigned, pledged or otherwise disposed prior to the earlier of January 1, 2020, the date of Mr. Musselman’s death, or such earlier date as our compensation committee, in its sole discretion, may approve. For this purpose, resignation by Mr. Musselman prior to December 31, 2010 due to a material diminution in his official position or authority will be deemed a voluntary termination of employment and not resignation for “good reason” as defined in the plan.

Miranda Curtis. We employed Ms. Curtis as President of our Liberty Global Japan division until March 31, 2010, pursuant to an U.K. Executive Service Agreement with LGE effective November 30, 2006, which had an indefinite term.

Similar to Mr. Bracken’s Executive Service Agreement, Ms. Curtis’s Executive Service Agreement permitted termination by either party upon six months notice or by the company immediately upon cause. Following the sale of substantially all of the assets of our Japan division in February 2010, Ms. Curtis’s employment terminated. In lieu of the six-month notice period, we elected to pay Ms. Curtis the value of her basic salary and benefits for such notice period. Her equity awards will continue to vest during such six-month notice period in accordance with the terms of her Executive Service Agreement. Ms. Curtis has also received the six-month severance payment and benefits required by her Executive Services Agreement, subject to compliance with the covenants of her Executive Service Agreement with respect to trade secrets, confidential information and competition, which are the same as those in Mr. Bracken’s Executive Service Agreement described above. In connection with the termination of Ms. Curtis’s employment, the terms of her earned award under the 2007 Executive Performance Incentive Plan were amended with the approval of our compensation committee to provide that the restricted plan shares granted to her in February 2010 for a portion of the balance of her earned award will continue to vest on the remaining installment dates in 2010 and 2011.

Deferred Compensation Plan

The Deferred Compensation Plan first became effective with compensation payable in 2009. Participation in the Deferred Compensation Plan is currently limited to those of our executive officers who are U.S. taxpayers (including our chief executive officer) and an executive officer of one of our divisions who is a U.S. taxpayer.

Each designated participant may elect to defer all or any portion of his or her (1) annual cash performance award, (2) annual salary up to limits specified by the compensation committee (currently 90%), and (3) award, if any, under a current or future multi-year performance award arrangement. Initially cash compensation deferred under the Deferred Compensation Plan will be credited with interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter (the credited interest fund). In setting the interest rate, our compensation committee reviewed data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. It reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. The compensation committee made no modification to this rate in its 2009 annual review. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.

The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balances. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.

Aircraft Policy

In November 2005, our board approved a policy for the personal use of our aircraft by members of our board, our chief executive officer and such other senior executives as may be approved by our chief executive officer. The policy required each user to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the Federal Aviation Administration (FAA) rules. Incremental costs may include fuel, oil, lubricants and other additives, hanger and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. With approval, family members or guests may join a senior executive or director on a business flight without charge for these additional passengers. Also, on limited occasions, we have allowed a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost.

In early 2008, the FAA published a number of historical opinions and determinations it made in 1991 in response to written requests it had received relating to the operation of company owned aircraft under Subpart 91 of the Federal Aviation Regulations (Subpart 91). These historical documents had not previously been published in any generally recognizable source for FAA legal interpretations. Such guidance appeared to indicate that, when operating under Subpart 91, companies (including LGI) cannot lease to individuals company aircraft where a charge, fee or assessment is made for such transportation. Based upon this guidance, we terminated all outstanding time sharing agreements with individuals. Our board determined that pending further clarification from the FAA, our senior executives and directors could continue to use our aircraft in accordance with our aircraft policy but without payment of our incremental cost of their personal flights.

Then in June 2009, the FAA clarified its 1991 opinions stating a company could lease to individuals company aircraft and assess a fee. Following this clarification, our board of directors reviewed our policy for the personal use of our aircraft. Following such review, our board approved an amendment to the policy that allows non-employee directors to use our aircraft for personal flights, subject to availability, without charge. All other terms of the policy remain in effect as adopted in 2005. With respect to Mr. Fries, however, our compensation committee determined that he continue to be allowed 60 flight hours of personal use of our aircraft per year without charge as part of his compensation package, subject to annual review by the committee. While in effect, this compensation arrangement will be in lieu of and not in addition to his rights under our aircraft policy. In February 2010, our compensation committee authorized personal use of our aircraft by Mr. Malone for up to 200 flight hours per year as compensation for his services to us. Such authorization is subject to modification by our compensation committee from time to time and will terminate when Mr. Malone ceases to be a director.

For U.S. tax reporting purposes, when family members or guests of a director or senior executive travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or senior executive. For tax reporting purposes in the U.K., when family members or guests of a senior executive travel on business flights, the value of such personal use, determined based on the cost of a commercial ticket, is imputed as income to such senior executive. A director or senior executive will also have imputed income from SIFL (in the case of U.S. taxpayers) or from commercial ticket cost (in the case of U.K. taxpayers) for a personal flight. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or senior executive.

Notwithstanding the policy, we and our flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons.

Potential Payments upon Termination or Change in Control

The tables set forth below under “—Termination of Employment” and “—Change in Control” reflect the potential payments to our named executive officers in connection with termination of their employment or a change in control as of December 31, 2009. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred. Certain of our plans and agreements provide benefits upon the occurrence of a change-in-control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.

The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

•

The amounts in the tables for unvested options and SARs that vest on an accelerated basis or continue to vest is based on the spread between the exercise or base price of the award and the applicable closing market price on December 31, 2009. Restricted shares that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2009. On December 31, 2009, the closing market price for our Series A stock was $21.89 per share and for our Series C stock was $21.86 per share.

•

The amounts for Mr. Bracken and Ms. Curtis assume they receive a lump sum payment in cash of salary and benefits instead of six months’ notice of termination under their employment agreements. Also, to the extent compensation to these executive officers is paid in British pounds, it has been converted to U.S. dollars based upon the average exchange rate in effect during 2009.

•

To reflect the terms of the amendment to Mr. Musselman’s earned award under the 2007 Executive Performance Incentive Plan as described under “—Employment and Other Agreements” above, the information provided for Mr. Musselman assumes accelerated vesting of the balance of his earned award upon termination of employment for any reason other than cause, with payment or the delivery of vested shares made on March 15, 2010 or, when required by Section 409A of the Code, on June 30, 2010. The remaining installments of his earned award will be discounted to their present value on the date of payment.

Each of our named executive officers has unvested awards under the Incentive Plan and the 2007 Senior Executive Performance Incentive Plan. As of December 31, 2009, Messrs. Bracken and Musselman and Ms. Curtis each had employment agreements. The termination provisions of these employment agreements are described under “—Employment and Other Agreements” above. The Incentive Plan is described under “Proposal 2—Reapproval of the Material Terms of the Performance Goals under the Incentive Plan” above and our other equity incentive plans are described under “Incentive Plans” below. The relevant provisions of the 2007 Senior Executive Performance Incentive Plan are described under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. In addition to such descriptions, additional information on the termination and/or change-in-control provisions of these plans and agreements is provided below.

Termination of Employment

The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.

Voluntary Termination. The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. There would be no other payments or benefits, except with respect to Mr. Musselman. Mr. Musselman will receive vested shares in payment of the discounted value of the balance of his earned award under the 2007 Senior Executive Performance Incentive Plan, which shares will be subject to restrictions on transfer, assignment, pledge or other disposition until January 1, 2020, except for limited exceptions. The value of this benefit to Mr. Musselman has been calculated without reduction for these restrictions.

Retirement. No benefits are payable in the event of retirement; however, under the incentive plan adopted by UGC in 2003 a person who retires at age 62 or greater may have additional time to exercise his vested UGC equity awards depending on the terms of the respective awards. As of December 31, 2009, only Mr. Musselman is eligible for retirement.

Termination for Cause. The executive would not receive any payment or benefit and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes: (1) insubordination, dishonesty, incompetence or other misconduct; (2) failure to perform duties; and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months of a change-in-control event, in the case of the Incentive Plan, or at any time following the change in control, in the case of the 2007 Senior Executive Performance Incentive Plan, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause. Certain of the employment agreements and the UGC severance policy provide for benefits in the case of termination by the company not for cause that occurs prior to or after a prescribed period following a change-in-control event. See “—Employment and Other Agreements” above. Under the

Incentive Plan (as to awards granted after June 16, 2005), the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table.

Death. In the event of death, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or restricted share unit awards. Pursuant to the 2007 Senior Executive Performance Incentive Plan, in the event of termination of employment due to death during the service period and prior to a change in control, the portion of any remaining installments of the balance of the participant’s earned award payable during the year of death will be paid on the applicable semi-annual installment dates. Any portion of the remaining installments payable after the year of death will be discounted to present value on the date of payment and will be paid in a lump sum on March 15 of the year following the year of death in cash, unrestricted shares of Series A and Series C common stock or a combination thereof as the compensation committee may determine. If restricted plan shares were granted prior to the participant’s death with respect to any of the remaining installments, a portion of the unvested restricted plan shares, equal to the discounted present value of the unvested restricted plan shares as of the date of death, will vest in full on the date of death and the balance will be forfeited. The unvested restricted plan shares of each series will be valued for purposes of the discounting at the applicable per share value used when the restricted plan shares were granted. The value of these benefits is in the “Death” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.

Disability . In the event of termination of employment due to disability, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or restricted share unit awards. Pursuant to the 2007 Senior Executive Performance Incentive Plan, if such termination occurs during the service period and prior to a change-in-control event, the value of the benefits provided will be determined and payable in the same manner as for termination of employment due to death as described above. The value of these benefits is in the “Disability” column in the Termination of Employment Table. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. For purposes of the Incentive Plan and the 2007 Senior Executive Performance Incentive Plan, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition which has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death.

Resignation for Good Reason. No payment or benefit is required upon resignation by an executive for good reason absent a change in control, except to Mr. Musselman with respect to his earned award under the 2007 Senior Executive Performance Incentive Plan.

Termination of Employment

Name	By Company Without Cause ($)		Death ($)	Disability ($)
Michael T. Fries
Options/SARs Accelerated	4,536	(1)	27,219	27,219
Restricted Stock Accelerated	20,475	(1)	123,069	123,069
2007 Senior Executive Performance Incentive Plan	—		37,079,277	37,079,277

Total	25,011		37,229,565	37,229,565

Charles H.R. Bracken
Options/SARs Accelerated	2,965	(1)	17,798	17,798
Restricted Stock Accelerated	20,475	(1)	123,069	123,069
2007 Senior Executive Performance Incentive Plan	—		20,277,730	20,277,730
Salary	297,821		—	—
Severance Payment	297,821		—	—
Continued Vesting of Awards	117,427		—	—
Benefits(2)	40,364		—	—

Total	776,873		20,418,597	20,418,597

Miranda Curtis
Options/SARs Accelerated	2,355	(1)	14,134	14,134
Restricted Stock Accelerated	10,806	(1)	64,925	64,925
2007 Senior Executive Performance Incentive Plan	—		8,690,456	8,690,456
Salary	349,277		—	—
Severance Payment	349,277		—	—
Continued Vesting of Awards	65,898		—	—
Benefits(2)	51,648		—	—

Total	829,261		8,769,515	8,769,515

Elizabeth M. Markowski
Options/SARs Accelerated	2,965	(1)	17,798	17,798
Restricted Stock Accelerated	13,650	(1)	82,031	82,031
2007 Senior Executive Performance Incentive Plan	—		11,587,274	11,587,274

Total	16,615		11,687,103	11,687,103

W. Gene Musselman
Options/SARs Accelerated	2,965	(1)	17,798	17,798
Restricted Stock Accelerated	20,475	(1)	123,069	123,069
2007 Senior Executive Performance Incentive Plan	20,309,901		20,277,730	20,309,901
Severance Payment	644,000		—	—
Benefits(2)	126,773		—	—

Total	21,104,114		20,418,597	20,450,768

(1)	Value of accelerated vesting of the pro rata portion of awards granted by LGI that would have vested on the next vesting date.

(2)	For Mr. Musselman, the estimated cost to repatriate him and his family to a destination in the United States, and for Mr. Bracken and Ms. Curtis, the cost to maintain their employee benefits during their six-month notice period.

Change in Control

The Incentive Plan and the 2007 Senior Executive Performance Incentive Plan each provide for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following the change-in-control event.

Change-in-Control Events. The change-in-control events vary under the relevant plans but generally fall into three categories:

1.	A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of the outstanding securities of LGI ordinarily having the right to vote in the election of directors. For purposes of the Change in Control Table below, we have assumed the acquisition of at least 20% of the combined voting power of the LGI securities by a person or group not within the plan’s exceptions, which we refer to as a “Majority Purchase”. Under the Incentive Plan and the 2007 Senior Executive Performance Incentive Plan, a Majority Purchase will only be a change-in-control event if the transaction has not been approved by the board of directors.

2.	During any two-year period, persons comprising the board of directors at the beginning of the period cease to be a majority of the board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change-in-control event as a “Board Change” in the Change in Control Table.

3.	The board of directors approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common stock is converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization” in the Change in Control Table.

Under the Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an unapproved Majority Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization only, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.

Under the 2007 Senior Executive Performance Incentive Plan, if any of these change-in-control events occurs during the service period and the plan and awards are not continued on the same terms, in the case of a Board Change or unapproved Majority Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then the remaining installments of each participant’s earned award, discounted to present value on the date of payment, will be paid to the participant in a lump sum in cash within 30 days of the occurrence of the Majority Purchase or Board Change or immediately prior to the consummation of the Reorganization. If restricted plan shares were granted prior to the change-in-control event with respect to any of the remaining installments, a portion of the unvested restricted plan shares, equal to the discounted present value of the unvested restricted plan shares as of the date of the Majority Purchase or Board Change or immediately prior to consummation of the Reorganization, will vest in full upon or immediately prior to such event and the balance will be forfeited. For purposes of the discounting, the unvested restricted plan shares of each series will be valued at the applicable per share value used when the restricted plan shares were granted. If the plan and awards are continued or assumed, then an accelerated payment would only be triggered on a subsequent termination of employment.

Termination After Change in Control. Under the 2007 Senior Executive Performance Incentive Plan, if a change-in-control event occurs that does not result in accelerated benefits, a subsequent termination of employment during the service period will accelerate benefits if the termination is due to death or disability or is without cause or the participant resigns for good reason. The affected participant will vest in a portion of any unvested restricted plan shares on the date of termination of employment, determined in the manner described above, with the balance of the unvested restricted plan shares being forfeited. The portion of any remaining installments otherwise payable during the year of termination will be paid on the applicable semi-annual installment dates and the balance, discounted to present value on the date of payment, will be paid in a lump sum in cash on March 15 of the year following the year in which employment terminated. For purposes of the plan, “good reason” for a participant to resign following a change-in-control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his official position or authority; or (3) a required relocation of his principal business office to a different country. Additional procedural requirements apply for such a resignation to qualify as being for “good reason”. The amended terms of Mr. Musselman’s earned award described above and under “—Employment and Other Agreements” apply whether termination of employment occurs before or after a change-in-control event.

The “Employment Terminated” columns assume that the executive’s employment is terminated without cause and includes the incremental benefits that would result from such a termination under the employment agreements and equity incentive plans as described under “—Termination of Employment” above.

280G Tax Gross-Up. Under the 2007 Senior Executive Performance Incentive Plan, when a payment is triggered due to a change-in-control event that would be subject to an excise tax pursuant to Section 280G of the Code, we have agreed to make an additional payment to the plan participants, including our named executive officers, for all excise taxes incurred under Section 280G and related income and excise taxes that are payable by such participants as a result of any reimbursement for such Section 280G excise taxes.

Change In Control

	Unapproved Majority Purchase/Board Change – Plan Benefits Continued		Approved Majority Purchase – Plan Benefits Continued		Reorganization – Plan Benefits Continued		Change in Control – Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)		Employment Terminated ($)		Employment Continues ($)
Michael T. Fries
Options/SARs Accelerated	27,219	27,219	4,536	(1)	4,536	(1)	27,219
Restricted Stock Accelerated	123,069	123,069	20,475	(1)	20,475	(1)	123,069
2007 Senior Executive Performance Incentive Plan(2)	37,079,277	—	—		37,079,277		37,027,621	(3)

Total	37,229,565	150,288	25,011		37,104,288		37,177,909

Charles H.R. Bracken
Options/SARs Accelerated	17,798	17,798	2,965	(1)	2,965	(1)	17,798
Restricted Stock Accelerated	123,069	123,069	20,475	(1)	20,475	(1)	123,069
2007 Senior Executive Performance Incentive Plan(2)	20,277,730	—	—		20,277,730		20,249,480	(3)
Salary	297,821	—	297,821		297,821		—
Severance Payment	297,821	—	297,821		297,821		—
Benefits(4)	40,364	—	40,364		40,364		—

Total	21,054,603	140,867	659,446		20,937,176		20,390,347

Miranda Curtis
Options/SARs Accelerated	14,134	14,134	2,355	(1)	2,355	(1)	14,134
Restricted Stock Accelerated	64,925	64,925	10,806	(1)	10,806	(1)	64,925
2007 Senior Executive Performance Incentive Plan(2)	8,690,456	—	—		8,690,456		8,678,349	(3)
Salary	349,277	—	349,278		349,277		—
Severance Payment	349,277	—	349,278		349,277		—
Benefits(4)	51,648	—	51,648		51,648		—

Total	9,519,717	79,059	763,365		9,453,819		8,757,408

	Unapproved Majority Purchase/Board Change – Plan Benefits Continued		Approved Majority Purchase – Plan Benefits Continued		Reorganization – Plan Benefits Continued		Change in Control – Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)		Employment Terminated ($)		Employment Continues ($)

Elizabeth M. Markowski
Options/SARs Accelerated	17,798	17,798	2,965	(1)	2,965	(1)	17,798
Restricted Stock Accelerated	82,031	82,031	13,650	(1)	13,650	(1)	82,031
2007 Senior Executive Performance Incentive Plan(2)	11,587,274	—	—		11,587,274		11,571,132	(3)

Total	11,687,103	99,829	16,615		11,603,889		11,670,961

W. Gene Musselman
Options/SARs Accelerated	17,798	17,798	2,965	(1)	2,965	(1)	17,798
Restricted Stock Accelerated	123,069	123,069	20,475	(1)	20,475	(1)	123,069
2007 Senior Executive Performance Incentive Plan(2)	20,309,901	—	20,309,901		20,309,901		20,249,480	(3)
Severance Payment	644,000	—	644,000		644,000		—
Benefits(4)	126,773	—	126,773		126,773		—

Total	21,221,541	140,867	21,104,114		21,104,114		20,390,347

(1)	In all cases, includes value of accelerated vesting of the pro rata portion of Incentive Plan awards that would have vested on the next vesting date.

(2)	With respect to a 280G tax gross-up amount, we assumed that the executive would be entitled to a full reimbursement by LGI of (a) any excise taxes that are imposed upon the executive as a result of the change in control and payment under the 2007 Senior Executive Performance Incentive Plan; (b) any income and excise taxes imposed upon the executive as a result of LGI’s reimbursement of the excise tax amount; and (c) any additional income and excise taxes that are imposed upon executive as a result of LGI’s reimbursement of the executive for any excise or income taxes. Among other assumptions, any 280G tax gross-up amount would be based on a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate and, except in the case of Mr. Musselman who is not subject to state tax, a 4.63% state tax rate. Based on these terms, no one exceeded the threshold, which would have entitled him or her to a gross-up payment. Also, no 280G tax gross-up amounts are presented for Mr. Bracken or Ms. Curtis as they are not U.S. taxpayers.

(3)	Assumes a payment date of December 31, 2009.

(4)	For Mr. Musselman, the estimated cost to repatriate him and his family to a destination in the United States, and for Mr. Bracken and Ms. Curtis, the cost to maintain their employee benefits during their six-month notice period.

DIRECTOR COMPENSATION

Compensation Policy

Set forth below is a description of our policy for compensation of our non-employee directors. The policy is subject to review annually by our nominating and corporate governance committee. At its December 2009 meeting, our nominating and corporate governance committee revised the policy effective January 1, 2010, as described below. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above.

Fees and Expenses

For 2009, each member of our board, who is not an employee of LGI, received an annual retainer of $20,000. Under the revised policy, commencing January 1, 2010, this annual fee will increase for each full year of service to $80,000 for all U.S. resident directors and $120,000 for all non-U.S. resident directors. In addition, each such member receives $1,500 for each in-person meeting attended (in person or by conference telephone) and $750 for each telephonic meeting attended of the board or any committee of the board on which he or she serves. Each director who serves as the chair of the audit committee, the compensation committee or the nominating and corporate governance committee receives a fee for such service of $25,000, $5,000 and $5,000, respectively, for each full year of service in such position. All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in shares of our common stock instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are officers or employees of LGI do not receive any additional compensation for their service as directors.

In 2009, for each in-person board meeting held at our offices in Colorado, a non-employee director whose residence is located outside the United States was paid an additional $10,000 if such director attended in person, and a non-employee director whose residence in the United States is located east of the Mississippi River was paid an additional $4,000 if such director attended in person. Under the revised policy, the additional $10,000 fee has been eliminated.

Generally, the in-person board meetings are held at our offices in Colorado. It is the policy of the board, however, to have one in-person meeting at the location of one of our operations. In 2009, our board met in Amsterdam, the Netherlands for its July meeting. In addition, members of our board have periodic strategy retreats with certain members of senior management to review our strategies and goals. We reimburse our non-employee directors for travel, lodging and other reasonable expenses related to their service on our board, including the travel costs of a companion for one of our directors who is visually impaired. We also occasionally make our aircraft available to directors for attendance at meetings or other company-related events.

For the board meetings or other company-related events held outside of Colorado, we may provide extra activities for members of our board. We may also invite the spouse or a guest of each director to attend events associated with board meetings or other company-related events. We generally provide for, or reimburse expenses of, the spouse’s or guest’s travel, food and lodging for attendance at these events and participation in related activities. If the spouse or guest travels on our aircraft for an event, the incremental cost for such personal passenger is determined based on our average direct variable cost per passenger for aircraft fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred. To the extent costs for these activities, including the incremental cost for traveling on our aircraft, and costs for any other personal benefits, for a director exceeded $10,000 for the year, they are included in the amounts in the table below.

From time to time, we provide our directors information on conferences and seminars that may be of interest to them as a director of LGI. For directors who elect to attend these events, we cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director. In addition, we make available to members of our board, at their election, health insurance under our health insurance policies.

Equity Awards

As of the date of each annual stockholders meeting, each continuing non-employee director receives an equity award under our non-employee director incentive plan. On the date of our 2009 annual stockholders’ meeting, each director received, at his election, either (1) a grant of options for 10,000 Series A shares and a grant of options for 10,000 Series C shares, or (2) a grant of options for 5,000 Series A shares and a grant of options for 5,000 Series C shares, plus Series A restricted share units with an aggregate fair market value equal to the grant date fair value of the options for 5,000 Series A shares, and Series C restricted share units with an aggregate fair market value equal to the grant date fair value of the options for 5,000 Series C shares. Such election must be made at least two business days prior to the applicable stockholders meeting. If no election is made, the director will receive the combination award of restricted share units and options. For purposes of determining the number of restricted share units of a series to be granted, the grant date fair value of the options for the same series is determined using the same valuation methodology as we use to determine the value of option grants in accordance with ASC 718 on the date of the applicable annual stockholders meeting. The awards of restricted share units vest in full on the date of the first annual stockholders meeting after the date of grant. The option grants have a term of 10 years and vest as to one-third of the option shares on the date of the first annual stockholders meeting after the date of grant and as to an additional one-third of the option shares on the date of each annual stockholders meeting thereafter, provided that the director continues to serve as a director immediately prior to the applicable vesting date. Under the revised policy, commencing with the date of our 2010 annual stockholders’ meeting, each director will receive equity grants with a combined grant date fair value of $80,000 awarded, at his election, either as (1) a grant of options for Series A shares and a grant of options for Series C shares, or (2) a grant of options for Series A shares and a grant of options for Series C shares for one-half the value and a grant of Series A restricted share units and a grant of Series C restricted share units for the remaining value.

Prior to the revisions to the policy, a non-employee director received a grant of options for 10,000 Series A shares and a grant of options for 10,000 Series C shares as of the date he or she was first elected or appointed to our board of directors. Under the revised policy, a non-employee director will receive a grant of options for Series A shares and a grant of options for Series C shares with a combined grant date fair value equal to $80,000 upon the date he or she is first elected or appointed to our board of directors. The grant date fair value of the options awarded is determined using the same valuation methodology as we use to determine the value of option grants in accordance with ASC 718 on the date of election or appointment. The option grants have a term of 10 years and vest as to one-third of the option shares on the later to occur of (1) the six month anniversary date of the date of grant or (2) the date of the first annual stockholders meeting after the date of grant. Thereafter the remaining option shares vest as to an additional one-third of the option shares on the date of each annual stockholders meeting, provided that the director continues to serve as a director immediately prior to the applicable vesting date. All awards to our non-employee directors are granted under our 2005 non-employee director incentive plan.

Our non-employee director incentive plan is designed to provide a method whereby non-employee directors may be awarded additional remuneration for the services they render on our board and committees of our board, and to encourage their investment in our capital stock. Our non-employee director incentive plan is administered by our full board of directors. Our board has the full power and authority to grant eligible non-employee directors the awards described below and to determine the terms and conditions under which any awards are made.

Our board may grant non-qualified stock options, SARs, restricted shares, stock units or any combination of the foregoing under the non-employee director incentive plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under our non-employee director incentive plan. The maximum number of shares of our common stock with respect to which awards may be issued under the plan is 10 million, subject to anti-dilution and other adjustment provisions of the plan. These shares may be awarded in any series of our common stock, except that no more than five million shares may be awarded in Series B common stock. Shares of our common stock issuable pursuant to awards made under the non-employee director incentive plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by us. The non-employee director incentive plan had 9,242,651 shares available for grant as of March 31, 2010.

In the event a non-employee director’s service terminates by reason of disability or death, all outstanding equity awards held by such director will vest in full. In the event of an approved transaction, board change or control purchase (each as defined in the non-employee director incentive plan), all equity awards then outstanding under the plan will vest in full, unless, in the case of an approved transaction, the board determines, in its discretion, that effective provision has been made for the award to be assumed or replaced with an equivalent equity award. If a non-employee director’s service on our board is terminated for cause (as defined in the plan), such director’s outstanding equity awards will be forfeited.

Deferred Compensation Plan

At its December 2009 meeting, our board of directors adopted the Liberty Global, Inc. Nonemployee Director Deferred Compensation Plan. Under the Director Deferred Compensation Plan, nonemployee directors may elect to defer payment of all or a portion of their annual retainer, whether payable in cash or equity, and their annual equity awards to the extent payable in restricted shares or restricted share units. The Director Deferred Compensation Plan is effective beginning with compensation payable in 2010.

Annual retainers payable in cash and deferred under the Director Deferred Compensation Plan will be credited with interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter (the credited interest fund). Our board reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Annual retainers payable in shares of common stock and annual equity awards payable in restricted shares or restricted share units that are deferred will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions (the stock fund). The deferred annual retainers and deferred equity awards may be distributed in a lump sum or in a series of up to 10 equal annual installments upon a distribution event. A distribution event is when the director ceases to be a member of our board or dies or at the election of our board within 12 months of certain change-in-control events.

The Director Deferred Compensation Plan provides our board with the discretion to terminate the Director Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.

2009 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
John C. Malone	—	(4)	—	—	125,361	(5)	125,361	(5)
Series A	—		—	—	—
Series C	—		—	—	—

John P. Cole, Jr.	55,250		—	—	114	(6)	216,972
Series A	—		—	81,044	—
Series C	—		—	80,564	—

John W. Dick	64,788		—	—	332,650	(8)(9)	579,008
Series A	19,962	(7)	—	81,044	—
Series C	—		—	80,564	—

Paul A. Gould	71,270		—	—	203	(6)	244,150
Series A	11,230	(7)	40,436	40,522	—
Series C	—		40,207	40,282	—

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
Richard R. Green	14,288		—	—	10,366	(10)	206,224
Series A	19,962	(7)	—	81,044	—
Series C	—			80,564	—

David E. Rapley	40,000		—	—	13,747	(11)	215,355
Series A	—		—	81,044	—
Series C	—		—	80,564	—

Larry E. Romrell	22,538		—	—	12,842	(12)	216,789
Series A	19,962	(7)	40,436	40,522	—
Series C	—		40,207	40,282	—

J.C. Sparkman	46,750		—	—	91	(6)	208,288
Series A	—		40,436	40,522	—
Series C	—		40,207	40,282	—

J. David Wargo	62,250		—	—	203	(6)	224,061
Series A	—		—	81,044	—
Series C	—		—	80,564	—

(1)	Mr. Fries, our President and Chief Executive Officer, is not included in this table because he is a named executive officer of LGI and does not receive any additional compensation as a director. For information on Mr. Fries’s compensation, please see “Executive Compensation—Summary Compensation” above.

(2)	The dollar amounts in the table reflect the fair market value of the stock awards and grant date fair value of the option awards related to LGI stock at the time of grant in accordance with ASC 718. The differences in the amounts shown among board members relate to whether the director has taken his annual incentive grant in options or a combination of options and restricted shares.

(3)	At December 31, 2009, the directors had the following awards outstanding:

Name	Series	Options (#)	Restricted Shares (#)(a)
J. Malone	Series A	23,705	—
	Series C	2,203,194	—

J. Cole	Series A	68,705	—
	Series C	68,705	—

J. Dick	Series A	71,550	—
	Series C	71,550	—

P. Gould	Series A	67,722	2,712
	Series C	67,722	2,713

R. Green	Series A	20,000	—
	Series C	20,000	—

D. Rapley	Series A	49,364	—
	Series C	49,364	—

L. Romrell	Series A	34,364	2,712
	Series C	34,364	2,713

J. Sparkman	Series A	43,000	2,712
	Series C	43,000	2,713

D. Wargo	Series A	53,192	—
	Series C	53,192	—

(a)	With respect to Messrs. Gould, Romrell and Sparkman, represents shares to be issued upon vesting of restricted share units.

(4)	Mr. Malone serves without cash compensation. In 2004, our predecessor, LGI International, granted Mr. Malone certain option awards for his services, which became fully vested in June 2009. Of this grant, options to acquire 1,568,562 Series C shares at an exercise price of $18.26 per share remain outstanding.

(5)	Includes the fee paid by us on behalf of Mr. Malone for his Hart Scott Rodino Notification and Report Form filing with the Federal Trade Commission ($125,000) with respect to his interest in our company. Also includes gifts from us valued at less than $500, plus the related tax gross-up amount of $143.

(6)	Represents the amount paid as a tax gross-up on gifts from us valued at less than $500.

(7)	This is the dollar amount of fees paid in our Series A shares at the election of the director.

(8)	Includes our cost for commercial airline tickets for such director’s companion’s flight to Denver, Colorado for four board meetings (average cost per trip of $8,223), one of which occurred in December 2008 but was paid in 2009, plus our aggregate incremental cost attributable to such director’s companion accompanying him on the corporate jet to Amsterdam, the Netherlands, for the July 2009 board meeting. Also includes the cost of ground transportation, food, luggage shipment and tours for his companion while in Amsterdam for this meeting, gifts from us valued at less than $500, the use of two sporting event tickets, and health insurance premiums for the benefit of such director and his companion.

(9)	Includes $294,068 paid to Mr. Dick for his service on the board of Austar, of which $29,175 relates to his service from July 1, 2009 to December 31, 2009 and $264,893 relates to his service from January 1, 2005 to June 30, 2009. Mr. Dick is an independent director of our subsidiary Austar. Pursuant to Austar’s independent director compensation policy, he receives an annual fee for his services. In 2009, we learned that Austar had stopped paying Mr. Dick his annual fees when Austar became our majority-owned subsidiary. Following review and approval by a special committee comprised of all of our independent directors, other than Mr. Dick, we paid Mr. Dick his past due fees as a director of Austar. Commencing July 1, 2009, Austar resumed compensating Mr. Dick for his services as an independent director in accordance with its policy.

(10)	Includes our aggregate incremental cost attributable to such director’s spouse accompanying him on the corporate jet to and from Amsterdam, the Netherlands, for the July 2009 board meeting ($7,481). Also includes the cost of ground transportation, food and tours for his spouse while in Amsterdam for this meeting, our cost for providing such director with a laptop computer and gifts from us valued at less than $500, plus the related tax gross-up in the amount of $152.

(11)	Includes our aggregate incremental cost attributable to such director’s spouse accompanying him on the corporate jet from London, England to Amsterdam, the Netherlands, for the July 2009 board meeting, and our cost for commercial airline tickets for such director’s spouse’s flights to and from London, England ($10,590). Also includes the cost of ground transportation, food and tours for his spouse while in Amsterdam for this meeting and gifts from us valued at less than $500, plus the related tax gross-up in the amount of $221.

(12)	Includes our aggregate incremental cost of $12,533 attributable to the personal use of our aircraft. Also includes gifts from us valued at less than $500, plus a related tax gross-up in the amount of $91.

INCENTIVE PLANS

LGI Incentive Plan

For a description of our Incentive Plan, see “Proposal 2—Reapproval of the Material Terms of the Performance Goals under the Incentive Plan” above.

LGI Director Plan

For a description of our non-employee director incentive plan, see “Director Compensation—Compensation Policy” above.

LGI International Transitional Plan

As a result of the spin off of LGI International from LMC and related adjustments to LMC’s then outstanding stock incentive awards, options to acquire shares of our Series A, B and C common stock were issued to LGI International’s directors and employees, certain of LMC’s employees and all of LMC’s directors pursuant to the LGI International transitional plan. Such options have remaining terms and vesting provisions equivalent to those of the respective LMC stock incentive awards that were adjusted. Such terms include early termination and accelerated vesting provisions similar to such provisions in the Incentive Plan. No new grants will be made under the LGI International transitional plan.

UGC Equity Incentive Plans and UGC Director Plans

Options, restricted stock and SARs were granted to employees and directors of UGC prior to the business combination of LGI International and UGC under UGC’s incentive plans and director plans. Awards outstanding under each of these plans were converted into awards with respect to our common stock in such business combination. All other terms of these awards remain the same. Awards granted under the incentive plans and director plans adopted by UGC are fully vested. No additional awards will be made under these plans.

United Chile Synthetic Options

Pursuant to a synthetic option plan adopted by our subsidiary United Chile in December 2006, to replace the former UIH Latin America, Inc. Stock Option Plan, certain of our executive officers and officers hold synthetic options with respect to hypothetical shares of United Chile. United Chile holds our 80% interest in VTR. All awards under United Chile’s plan have been designed to be the economic equivalent of the awards outstanding under the UIH Latin America plan at the time of its termination, all of which awards were fully vested at that time. Upon exercise of a United Chile synthetic option, the amount payable to the holder will equal the amount by which the fair market value of a share of United Chile, as determined by our compensation committee, exceeds the base price of the synthetic option. Payment of the amount will be made in cash upon expiration of the synthetic option regardless of the date of exercise. No interest will accrue on such payment for the period between the date of exercise and the date of payment. In the event United Chile or VTR are merged or consolidated with an unrelated third party, all outstanding synthetic options will automatically be exercised on the date of such event. No new grants will be made under the United Chile plan.

CERTAIN TRANSACTIONS

Under our corporate governance guidelines, if a director has an actual or potential conflict of interest, the director must promptly inform our chief executive officer and the chair of our audit committee. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. Also under our corporate governance guidelines, an independent committee of our board, designated by our board, will resolve any conflict of interest issue involving a director, our chief executive officer or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee. When the potential conflict or transaction involves an executive officer, the audit committee is the independent committee charged by our board with this duty. When the potential conflict or transaction involves a director, a committee of the disinterested independent directors is the independent committee charged by our board with this duty.

Liberty Jupiter

Prior to the sale to KDDI Corporation (KDDI) of all our ownership interests in three of our subsidiaries, which directly or indirectly held our ownership interests in J:COM, we purchased the minority interests in one of the subsidiaries sold, Liberty Jupiter, Inc., as required by our agreement with KDDI. The owners of the minority interests were Miranda Curtis and two other individuals, each of whom had purchased their shares of Liberty Jupiter’s common stock in April 2000. Pursuant to our stockholders agreement with the minority owners, we had the right to require them to sell to us, and they each had the right to require us to purchase, their shares in Liberty Jupiter for the fair market value thereof determined by mutual agreement, or by appraisal, payable in shares of our common stock valued at the market price of such shares. The negotiated purchase price of $32,000,000 for the minority shares, of which $17,964,912 was paid to Ms. Curtis, was determined by allocating a portion of the purchase price paid to us by KDDI, net of cash taxes and transaction costs, to Liberty Jupiter’s indirect interest in J:COM, reducing that amount by the accreted value of our preferred stock in Liberty Jupiter, and dividing the resulting number by the outstanding shares of Liberty Jupiter’s common stock. By mutual agreement, the purchase price was paid in cash. At a meeting of our board of directors to review and approve the terms of the sale of our indirect ownership interests in J:COM to KDDI, the full board was advised of the requirement to purchase the minority interests in Liberty Jupiter and of the estimated amount of the purchase price for the minority interests. Separate approval of the audit committee was not required under our corporate governance guidelines because the purchase of the minority interests was effected in accordance with a pre-existing contractual obligation originally entered into in April 2000.

SPO Advisory Corp.

On November 18, 2009, we sold 4.5 million of our Series A shares and 1.5 million of our Series C shares to two limited partnerships for aggregate consideration of $128.3 million or $21.375 per share in a private placement transaction. SPO Advisory Corp. is the sole general partner of such limited partnerships and beneficially owns more than 5% of our Series A common stock. We also provided certain registration rights covering the shares purchased. At a meeting of our board of directors to review and approve the terms of our acquisition of Unitymedia GmbH and the planned sources of funds for the acquisition, the full board was advised of the proposed private placement transaction with SPO Advisory Corp. Following this meeting, the executive committee of the board approved the final terms of the transaction. None of our directors had a direct or indirect interest in this transaction within the meaning of Item  404(a) of Regulation S-K.

Charitable Foundation

In 2009, we and our Chellomedia division contributed an aggregate of €648,256 of cash to the Chello Foundation UK, an independent educational charity organized in accordance with the non-profit laws of England. Included in such contribution was €200,000 in matching contributions based on the Chello Foundation UK’s fund raising efforts. We also contributed in-kind services, directly or indirectly, to the Chello Foundation UK, the

Chello Foundation Ireland and the Chello Foundation US for an aggregate value of €226,916. Each of the Chello Foundations is an independent charity organized in accordance with the non-profit laws of their respective countries. The focus of the Chello Foundations is to provide scholarships for AIDs orphans in Africa. Mr. Bracken, a named executive officer, Mr. O’Neill, an executive officer, and two Chellomedia employees are the trustees of the Chello Foundation UK. Mr. Fries, our president and chief executive officer, and Ms. Blair, an executive officer, are the trustees of the Chello Foundation US and Mr. O’Neill and two employees of our Ireland office are the trustees of the Chello Foundation Ireland. The trustees do not receive any remuneration for their involvement with any of the Foundations. The establishment of the Foundations and their objectives have been reviewed and approved by our audit committee, which also approves the annual budget for the Foundations. As part of our charitable giving program, we are supportive of the goals and objectives of the Chello Foundations.

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2010, which will take place on June 17, 2010. We currently expect that our annual meeting of stockholders for the calendar year 2011 will be held during the second quarter of 2011. In order to be eligible for inclusion in the proxy materials for the 2011 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 30, 2010, unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2011 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on March 19, 2011, or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

Appendix A

LIBERTY GLOBAL, INC.

2005 INCENTIVE PLAN

(As Amended and Restated Effective October 31, 2006)

ARTICLE I

PURPOSE OF PLAN

1.1 Purpose. The purpose of the Plan is to promote the success of the Company by providing a method whereby (i) eligible employees of the Company and its Subsidiaries and (ii) independent contractors providing services to the Company and its Subsidiaries may be awarded additional remuneration for services rendered and encouraged to invest in capital stock of the Company, thereby increasing their proprietary interest in the Company’s businesses, encouraging them to remain in the employ of the Company or its Subsidiaries, and increasing their personal interest in the continued success and progress of the Company and its Subsidiaries. The Plan is also intended to aid in (i) attracting Persons of exceptional ability to become officers and employees of the Company and its Subsidiaries and (ii) inducing independent contractors to agree to provide services to the Company and its Subsidiaries.

1.2 Effective Date. The Plan was originally effective May 11, 2004 (the “Effective Date”), was amended and restated effective as of March 9, 2005 with respect to Awards made after that date, and was further amended and restated effective as of March 8, 2006. The Plan is hereby further amended and restated effective as of October 31, 2006.

ARTICLE II

DEFINITIONS

2.1 Certain Defined Terms. Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

“Affiliate” of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

“Agreement” means a stock option agreement, stock appreciation rights agreement, restricted shares agreement, stock units agreement, cash award agreement or an agreement evidencing more than one type of Award, specified in Section 11.5, as any such Agreement may be supplemented or amended from time to time.

“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

Appendix A

“Award” means a grant of Options, SARs, Restricted Shares, Stock Units, Performance Awards, Cash Awards and/or cash amounts under the Plan.

“Board” means the Board of Directors of the Company.

“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Cash Award” means an Award made pursuant to Section 10.1 of the Plan to a Holder that is paid solely on account of the attainment of one or more Performance Objectives that have been preestablished by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

“Committee” means the committee of the Board appointed pursuant to Section 3.1 to administer the Plan.

“Common Stock” means each or any (as the context may require) series of the Company’s common stock.

“Company” means Liberty Global, Inc., a Delaware corporation.

“Control Purchase” means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company) shall purchase any Common Stock of the Company (or securities convertible into Common Stock of the Company) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) any person (as such term is so defined), corporation or other entity (other than the Company, any Subsidiary of the Company, any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chairman of the Board, the President and each of the directors of the Company as of June 15, 2005, and (b) the respective family members, estates and heirs of each of the Persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such Persons or their respective family members or heirs. As used with respect to any Person, the term “family member” means the spouse, siblings and lineal descendants of such Person.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Dividend Equivalents” means, with respect to Restricted Shares to be issued at the end of the Restriction Period, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock.

Appendix A

“Domestic Relations Order” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

“Effective Date” has the meaning ascribed thereto in Section 1.2.

“Equity Security” shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, and an equity security of an issuer shall have the meaning ascribed thereto in Rule 16a-1 promulgated under the Exchange Act, or any successor Rule.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

“Fair Market Value” of a share of any series of Common Stock on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of such series of Common Stock on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of Common Stock are listed on such day or if such shares are not then listed on a national securities exchange, then as reported on Nasdaq. If for any day the Fair Market Value of a share of the applicable series of Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

“Free Standing SAR” has the meaning ascribed thereto in Section 7.1.

“Holder” means a Person who has received an Award under the Plan.

“Nasdaq” means The Nasdaq Stock Market.

“Nonqualified Stock Option” means a stock option granted under Article VI.

“Option” means a Nonqualified Stock Option.

“Performance Award” means an Award made pursuant to Article X of the Plan to a Holder that is subject to the attainment of one or more Performance Objectives.

“Performance Objective” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Plan” means this Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006).

“Restricted Shares” means shares of any series of Common Stock or the right to receive shares of any specified series of Common Stock, as the case may be, awarded pursuant to Article VIII.

“Restriction Period” means a period of time beginning on the date of each Award of Restricted Shares and ending on the Vesting Date with respect to such Award.

“Retained Distribution” has the meaning ascribed thereto in Section 8.3.

“SARs” means stock appreciation rights, awarded pursuant to Article VII, with respect to shares of any specified series of Common Stock.

“Stock Unit Awards” has the meaning ascribed thereto in Section 9.1.

“Subsidiary” of a Person means any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person or any business entity in which such Person owns, directly or indirectly, 50% or more

Appendix A

of the voting, capital or profits interests. An entity shall be deemed a subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

“Tandem SARs” has the meaning ascribed thereto in Section 7.1.

“Vesting Date,” with respect to any Restricted Shares awarded hereunder, means the date on which such Restricted Shares cease to be subject to a risk of forfeiture, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares pursuant to Article VIII. If more than one Vesting Date is designated for an Award of Restricted Shares, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

ARTICLE III

ADMINISTRATION

3.1 Committee. The Plan shall be administered by the Compensation Committee of the Board unless a different committee is subsequently appointed by the Board. The Committee shall be comprised of not less than two Persons. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

3.2 Powers. The Committee shall have full power and authority to grant to eligible Persons Options under Article VI of the Plan, SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan, Stock Units under Article IX of the Plan, Cash Awards under Article X of the Plan and/or Performance Awards under Article X of the Plan, to determine the terms and conditions (which need not be identical) of all Awards so granted, to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan and to supervise the administration of the Plan. The Committee in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Committee shall have sole authority in the selection of Persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Committee may take into account the nature of the services rendered by the respective employees and independent contractors, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion deems relevant.

3.3 Interpretation. The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all Persons. No member of the Committee shall be liable for any action or determination made or taken by him or the Committee in good faith with respect to the Plan.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares; Award Limits. Subject to the provisions of this Article IV, the maximum number of shares of Common Stock with respect to which Awards may be granted during the term of the Plan shall be

Appendix A

50 million shares; provided, however, that the maximum number of the Company’s shares of Series B common stock, $.01 par value per share (the “Series B common stock”) with respect to which Awards may be so granted during the term of the Plan shall be 25 million shares. Shares of Common Stock will be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. The shares of Common Stock subject to (i) any Award granted under the Plan that shall expire, terminate or be annulled for any reason without having been exercised (or considered to have been exercised as provided in Section 7.2), (ii) any Award of any SARs granted under the Plan that shall be exercised for cash, and (iii) any Award of Restricted Shares or Stock Units that shall be forfeited prior to becoming vested (provided that the Holder received no benefits of ownership of such Restricted Shares or Stock Units other than voting rights and the accumulation of Retained Distributions and unpaid Dividend Equivalents that are likewise forfeited) shall again be available for purposes of the Plan. Except for Awards described in Section 11.1, and subject to adjustment from time to time as provided in Section 4.2, (i) no Person may be granted in any calendar year Awards covering more than 4 million shares of Common Stock, and (ii) no Person may be granted in any calendar year Awards covering more than 2 million shares of Series B common stock. No Person shall receive payment for Cash Awards during any calendar year aggregating in excess of $10,000,000.

4.2 Adjustments. If the Company subdivides its outstanding shares of any series of Common Stock into a greater number of shares of such series of Common Stock (by stock dividend, stock split, reclassification, or otherwise) or combines its outstanding shares of any series of Common Stock into a smaller number of shares of such series of Common Stock (by reverse stock split, reclassification, or otherwise) or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase such series of Common Stock or other similar corporate event (including mergers or consolidations other than those which constitute Approved Transactions, adjustments with respect to which shall be governed by Section 11.1(b)) affects any series of Common Stock so that an adjustment is required to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, may make such adjustments to any or all of (i) the number and kind of shares of stock which thereafter may be awarded, optioned or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of shares of stock subject to outstanding Awards, and (iii) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided, however, that the number of shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, if all shares of any series of Common Stock are redeemed, then each outstanding Award shall be adjusted to substitute for the shares of such series of Common Stock subject thereto the kind and amount of cash, securities or other assets issued or paid in the redemption of the equivalent number of shares of such series of Common Stock and otherwise the terms of such Award, including, in the case of Options or similar rights, the aggregate exercise price, and, in the case of Free Standing SARs, the aggregate base price, shall remain constant before and after the substitution (unless otherwise determined by the Committee and provided in the applicable Agreement). The Committee may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with any adjustment made pursuant to this Section 4.2.

ARTICLE V

ELIGIBILITY

5.1 General. The Persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall, subject to Section 5.2, be such Persons who are employees (including officers and directors) of or independent contractors providing services to the Company or its Subsidiaries as the Committee shall select. Awards may be made to employees or independent contractors who hold or have held Awards under the Plan or any similar or other awards under any other plan of the Company or any of its Affiliates.

5.2 Ineligibility. No member of the Committee, while serving as such, shall be eligible to receive an Award.

Appendix A

ARTICLE VI

STOCK OPTIONS

6.1 Grant of Options. Subject to the limitations of the Plan, the Committee shall designate from time to time those eligible Persons to be granted Options, the time when each Option shall be granted to such eligible Persons, the series and number of shares of Common Stock subject to such Option, and, subject to Section 6.2, the purchase price of the shares of Common Stock subject to such Option.

6.2 Option Price. The price at which shares may be purchased upon exercise of an Option shall be fixed by the Committee and may be no less than the Fair Market Value of the shares of the applicable series of Common Stock subject to the Option as of the date the Option is granted.

6.3 Term of Options. Subject to the provisions of the Plan with respect to death, retirement and termination of employment, the term of each Option shall be for such period as the Committee shall determine as set forth in the applicable Agreement.

6.4 Exercise of Options. An Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and the Plan and, unless the Agreement otherwise provides, may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during such term; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).

6.5 Manner of Exercise.

(a) Form of Payment. An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Committee may establish from time to time. The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option and of any amounts required by Section 11.9 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) promissory note (subject to applicable law), (iv) whole shares of any series of Common Stock, (v) the withholding of shares of the applicable series of Common Stock issuable upon such exercise of the Option, (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, or (vii) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions as the Committee deems appropriate.

(b) Value of Shares. Unless otherwise determined by the Committee and provided in the applicable Agreement, shares of any series of Common Stock delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and shares of any series of Common Stock withheld for such payment, shall be valued for such purpose at their Fair Market Value as of the exercise date.

(c) Issuance of Shares. The Company shall effect the transfer of the shares of Common Stock purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 11.9, and within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Holder or other Person exercising an

Appendix A

Option shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Option granted under the Plan until due exercise and full payment has been made, and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.

6.6 Nontransferability. Unless otherwise determined by the Committee and provided in the applicable Agreement, Options shall not be transferable other than by will or the laws of descent and distribution or pursuant to a Domestic Relations Order, and, except as otherwise required pursuant to a Domestic Relations Order, Options may be exercised during the lifetime of the Holder thereof only by such Holder (or his or her court-appointed legal representative).

ARTICLE VII

SARS

7.1 Grant of SARs. Subject to the limitations of the Plan, SARs may be granted by the Committee to such eligible Persons in such numbers, with respect to any specified series of Common Stock, and at such times during the term of the Plan as the Committee shall determine. A SAR may be granted to a Holder of an Option (hereinafter called a “related Option”) with respect to all or a portion of the shares of Common Stock subject to the related Option (a “Tandem SAR”) or may be granted separately to an eligible employee (a “Free Standing SAR”). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.

7.2 Tandem SARs. A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive from the Company, for each share of the applicable series of Common Stock with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a share of the applicable series of Common Stock with respect to which the Tandem SAR was granted on the date of exercise over the related Option purchase price per share, and (ii) the related Option with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the Tandem SAR was so exercised.

7.3 Free Standing SARs. Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. The base price of a Free Standing SAR may be no less than the Fair Market Value of the applicable series of Common Stock with respect to which the Free Standing SAR was granted as of the date the Free Standing SAR is granted. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each share of the applicable series of Common Stock with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a share of the applicable series of Common Stock with respect to which the Free Standing SAR was granted on the date of exercise over the base price per share of such Free Standing SAR.

Appendix A

7.4 Consideration. The consideration to be received upon the exercise of a SAR by the Holder shall be paid in the applicable series of Common Stock with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR); provided, however, that the Committee may permit the Holder of an SAR who is not subject to United States federal income tax to be paid consideration in the form of cash, or a combination of cash and the applicable series of Common Stock with respect to which the SAR was granted. No fractional shares of Common Stock shall be issuable upon exercise of a SAR, and unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of fractional shares. Unless the Committee shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically on its expiration date.

7.5 Limitations. The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the time periods during which a Holder may exercise SARs, and for such other limits on the rights of the Holder and such other terms and conditions of the SAR, including a condition that the SAR may be exercised only in accordance with rules and regulations adopted from time to time, as the Committee may determine. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

7.6 Exercise. For purposes of this Article VII, the date of exercise of a SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Committee and provided in the applicable Agreement).

7.7 Nontransferability. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) SARs shall not be transferable other than by will or the laws of descent and distribution or pursuant to a Domestic Relations Order, and (ii) except as otherwise required pursuant to a Domestic Relations Order, SARs may be exercised during the lifetime of the Holder thereof only by such Holder (or his or her court-appointed legal representative).

ARTICLE VIII

RESTRICTED SHARES

8.1 Grant. Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, shall determine whether shares of Common Stock covered by Awards of Restricted Shares will be issued at the beginning or the end of the Restriction Period and whether Dividend Equivalents will be paid during the Restriction Period in the event shares of the applicable series of Common Stock are to be issued at the end of the Restriction Period, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each Award of Restricted Shares, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Committee shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid and nonassessable. All determinations made by the Committee pursuant to this Section 8.1 shall be specified in the Agreement.

8.2 Issuance of Restricted Shares at Beginning of the Restriction Period. If shares of the applicable series of Common Stock are issued at the beginning of the Restriction Period, the stock certificate or certificates representing such Restricted Shares shall be registered in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, certificates representing the Restricted Shares and any

Appendix A

securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement. Such certificates shall remain in the custody of the Company or its designee, and the Holder shall deposit with the custodian stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Agreement.

8.3 Restrictions. Restricted Shares issued at the beginning of the Restriction Period shall constitute issued and outstanding shares of the applicable series of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions, as the Committee may designate, paid or distributed on such Restricted Shares, and to exercise all other rights, powers and privileges of a Holder of shares of the applicable series of Common Stock with respect to such Restricted Shares; except, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) the Company or its designee will retain custody of the stock certificate or certificates representing the Restricted Shares during the Restriction Period as provided in Section 8.2; (iii) other than such dividends and distributions as the Committee may designate, the Company or its designee will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iv) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his interest in any of them during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

8.4 Issuance of Stock at End of the Restriction Period. Restricted Shares issued at the end of the Restriction Period shall not constitute issued and outstanding shares of the applicable series of Common Stock, and the Holder shall not have any of the rights of a stockholder with respect to the shares of Common Stock covered by such an Award of Restricted Shares, in each case until such shares shall have been transferred to the Holder at the end of the Restriction Period. If and to the extent that shares of Common Stock are to be issued at the end of the Restriction Period, the Holder shall be entitled to receive Dividend Equivalents with respect to the shares of Common Stock covered thereby either (i) during the Restriction Period or (ii) in accordance with the rules applicable to Retained Distributions, as the Committee may specify in the Agreement.

8.5 Cash Payments. In connection with any Award of Restricted Shares, an Agreement may provide for the payment of a cash amount to the Holder of such Restricted Shares after such Restricted Shares shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.

8.6 Completion of Restriction Period. On the Vesting Date with respect to each Award of Restricted Shares and the satisfaction of any other applicable restrictions, terms and conditions, (i) all or the applicable portion of such Restricted Shares shall become vested, (ii) any Retained Distributions and any unpaid Dividend Equivalents with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto

Appendix A

shall have become vested, and (iii) any cash amount to be received by the Holder with respect to such Restricted Shares shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall not become vested shall be forfeited to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall have been so forfeited. The Committee may, in its discretion, provide that the delivery of any Restricted Shares, Retained Distributions and unpaid Dividend Equivalents that shall have become vested, and payment of any related cash amounts that shall have become payable under this Article VIII, shall be deferred until such date or dates as the recipient may elect. Any election of a recipient pursuant to the preceding sentence shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide, and shall be made in compliance with Section 409A of the Code.

ARTICLE IX

STOCK UNITS

9.1 Grant. In addition to granting Awards of Options, SARs and Restricted Shares, the Committee shall, subject to the limitations of the Plan, have authority to grant to eligible Persons Awards of Stock Units which may be in the form of shares of any specified series of Common Stock or units, the value of which is based, in whole or in part, on the Fair Market Value of the shares of any specified series of Common Stock. Subject to the provisions of the Plan, including any rules established pursuant to Section 9.2, Awards of Stock Units shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee may determine in its discretion, which need not be identical for each Award. The determinations made by the Committee pursuant to this Section 9.1 shall be specified in the applicable Agreement.

9.2 Rules. The Committee may, in its discretion, establish any or all of the following rules for application to an Award of Stock Units:

(a) Any shares of Common Stock which are part of an Award of Stock Units may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of the Award.

(b) Such Awards may provide for the payment of cash consideration by the Person to whom such Award is granted or provide that the Award, and any shares of Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration; provided, however, that the issuance of any shares of Common Stock in connection with an Award of Stock Units shall be for at least the minimum consideration necessary to permit such shares to be deemed fully paid and nonassessable.

(c) Awards of Stock Units may provide for deferred payment schedules, vesting over a specified period of employment, the payment (on a current or deferred basis) of dividend equivalent amounts with respect to the number of shares of Common Stock covered by the Award, and elections by the employee to defer payment of the Award or the lifting of restrictions on the Award, if any, provided that any such deferrals shall comply with the requirements of Section 409A of the Code.

(d) In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restrictions or limitations to which a Stock Unit Award was made subject at the time of grant.

ARTICLE X

CASH AWARDS AND PERFORMANCE AWARDS

10.1 Cash Awards. In addition to granting Options, SARs, Restricted Shares and Stock Units, the Committee shall, subject to the limitations of the Plan, have authority to grant to eligible Persons Cash Awards.

Appendix A

Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Objectives over a performance period established by the Committee. The determinations made by the Committee pursuant to this Section 10.1 shall be specified in the applicable Agreement.

10.2 Designation as a Performance Award. The Committee shall have the right to designate any Award of Options, SARs, Restricted Shares or Stock Units as a Performance Award. All Cash Awards shall be designated as Performance Awards.

10.3 Performance Objectives. The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives over a performance period established by the Committee based upon one or more of the following business criteria that apply to the Holder, one or more business units, divisions or Subsidiaries of the Company or the applicable sector of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies: increased revenue; net income measures (including income after capital costs and income before or after taxes); stock price measures (including growth measures and total stockholder return); price per share of Common Stock; market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization (EBITDA); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); expense measures (including overhead cost and general and administrative expense); margins; stockholder value; total stockholder return; proceeds from dispositions; total market value and corporate values measures (including ethics compliance, environmental and safety). Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee shall have the authority to determine whether the Performance Objectives and other terms and conditions of the Award are satisfied, and the Committee’s determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing.

10.4 Section 162(m) of the Code. Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Objectives for such particular Performance Award relative to the particular period of service to which the Performance Objectives relate shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

10.5 Waiver of Performance Objectives. The Committee shall have no discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant Agreement provides for such discretion.

ARTICLE XI

GENERAL PROVISIONS

11.1 Acceleration of Awards.

(a) Death or Disability. If a Holder’s employment shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in

Appendix A

any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and any unpaid Dividend Equivalents shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Stock Units, each such Award of Stock Units shall become vested in full.

(b) Approved Transactions; Board Change; Control Purchase. In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and any unpaid Dividend Equivalents shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Stock Units, each such Award of Stock Units shall become vested in full, in each case effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. The effect, if any, on a Cash Award of an Approved Transaction, Board Change or Control Purchase shall be prescribed in the applicable Agreement. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or to assume such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the applicable series of Common Stock may be changed, converted or exchanged in connection with the Approved Transaction.

11.2 Termination of Employment.

(a) General. If a Holder’s employment shall terminate prior to an Option or SAR becoming exercisable or being exercised (or deemed exercised, as provided in Section 7.2) in full, or during the Restriction Period with respect to any Restricted Shares or prior to the vesting or complete exercise of any Stock Units, then such Option or SAR shall thereafter become or be exercisable, such Stock Units to the extent vested shall thereafter be exercisable, and the Holder’s rights to any unvested Restricted Shares, Retained Distributions, unpaid Dividend Equivalents and related cash amounts and any such unvested Stock Units shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the Holder’s employment terminates by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination of the Holder’s employment for cause will be treated in accordance with the provisions of Section 11.2(b). The effect on a Cash Award of the termination of a Holder’s employment for any reason, other than for cause, shall be prescribed in the applicable Agreement.

(b) Termination for Cause. If a Holder’s employment with the Company or a Subsidiary of the Company shall be terminated by the Company or such Subsidiary for “cause” during the Restriction Period with respect to any Restricted Shares or prior to any Option or SAR becoming exercisable or being

Appendix A

exercised in full or prior to the vesting or complete exercise of any Stock Unit or the payment in full of any Cash Award (for these purposes, “cause” shall have the meaning ascribed thereto in any employment agreement to which such Holder is a party or, in the absence thereof, shall include insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Control Purchase or Board Change, termination for “cause” shall mean only a felony conviction for fraud, misappropriation, or embezzlement), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) all Options and SARs and all unvested or unexercised Stock Units and all unpaid Cash Awards held by such Holder shall immediately terminate, and (ii) such Holder’s rights to all Restricted Shares, Retained Distributions, any unpaid Dividend Equivalents and any related cash amounts shall be forfeited immediately.

(c) Miscellaneous. The Committee may determine whether any given leave of absence constitutes a termination of employment; provided, however, that for purposes of the Plan, (i) a leave of absence, duly authorized in writing by the Company for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company provided the employee’s right to reemployment is guaranteed either by statute or contract, shall not be deemed a termination of employment. Unless otherwise determined by the Committee and provided in the applicable Agreement, Awards made under the Plan shall not be affected by any change of employment so long as the Holder continues to be an employee of the Company.

11.3 Right of Company to Terminate Employment. Nothing contained in the Plan or in any Award, and no action of the Company or the Committee with respect thereto, shall confer or be construed to confer on any Holder any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary of the Company to terminate the employment of the Holder at any time, with or without cause, subject, however, to the provisions of any employment agreement between the Holder and the Company or any Subsidiary of the Company.

11.4 Nonalienation of Benefits. Except as set forth herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Person entitled to such benefits.

11.5 Written Agreement. Each Award of Options shall be evidenced by a stock option agreement; each Award of SARs shall be evidenced by a stock appreciation rights agreement; each Award of Restricted Shares shall be evidenced by a restricted shares agreement; each Award of Stock Units shall be evidenced by a stock units agreement; and each Performance Award shall be evidenced by a performance award agreement (including a cash award agreement evidencing a Cash Award), each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve; provided, however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single Agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares, Stock Units or Performance Award (including a Cash Award) shall be notified promptly of such grant, and a written Agreement shall be promptly executed and delivered by the Company. Any such written Agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate (i) to insure that the penalty provisions of Section 4999 of the Code will not apply to any stock or cash received by the Holder from the Company or (ii) to provide cash payments to the Holder to mitigate the impact of such penalty provisions upon the Holder. Any such Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 11.7(b).

Appendix A

11.6 Designation of Beneficiaries. Each Person who shall be granted an Award under the Plan may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such Person.

11.7 Termination and Amendment.

(a) General. Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the tenth anniversary of the Effective Date. The Plan may be terminated at any time prior to the tenth anniversary of the Effective Date and may, from time to time, be suspended or discontinued or modified or amended if such action is deemed advisable by the Committee.

(b) Modification. No termination, modification or amendment of the Plan may, without the consent of the Person to whom any Award shall theretofore have been granted, adversely affect the rights of such Person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 11.7(a)), the Committee may amend outstanding Agreements with any Holder, including any amendment which would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Committee may, but solely with the Holder’s consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and grant a new Award in substitution therefore, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 11.7(b) shall be construed to prevent the Committee from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee may, subject to the express provisions of the Plan, adopt from time to time or impair the enforceability of any such provision.

11.8 Government and Other Regulations. The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Common Stock may be listed or quoted. For so long as any series of Common Stock are registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the Securities Act of 1933 with respect to all shares of the applicable series of Common Stock that may be issued to Holders under the Plan and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.

11.9 Withholding. The Company’s obligation to deliver shares of Common Stock or pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of an Award, upon the exercise of any Option or SAR or upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Stock Units or the satisfaction of the Performance Objectives applicable to a Performance Award, as appropriate, may, in the discretion of the Committee, be paid in shares of the applicable series of Common Stock already owned by the Holder or through the withholding of shares otherwise issuable to such Holder, upon such terms and conditions (including the conditions referenced in Section 6.5) as the Committee shall determine. If the Holder shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company of, all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company with respect to such Award.

11.10 Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable,

Appendix A

including the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

11.11 Exclusion from Pension and Profit-Sharing Computation. By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary of the Company. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder which is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary of the Company.

11.12 Unfunded Plan. Neither the Company nor any Subsidiary of the Company shall be required to segregate any cash or any shares of Common Stock which may at any time be represented by Awards, and the Plan shall constitute an “unfunded” plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no employee shall have voting or other rights with respect to the shares of Common Stock covered by an Award prior to the delivery of such shares. Neither the Company nor any Subsidiary of the Company shall, by any provisions of the Plan, be deemed to be a trustee of any shares of Common Stock or any other property, and the liabilities of the Company and any Subsidiary of the Company to any employee pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee or beneficiary under the Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary of the Company, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

11.13 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

11.14 Accounts. The delivery of any shares of Common Stock and the payment of any amount in respect of an Award shall be for the account of the Company or the applicable Subsidiary of the Company, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 11.9.

11.15 Legends. Each certificate evidencing shares of Common Stock subject to an Award shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such shares, including any to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

11.16 Company’s Rights. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

11.17 Interpretation. The words “include,” “includes,” “included” and “including” to the extent used in the Plan shall be deemed in each case to be followed by the words “without limitation.”

11.18 Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Code Section 409A and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Holder’s rights to an Award.

LIBERTY GLOBAL, INC. 12300 LIBERTY BOULEVARD ENGLEWOOD, CO 80112	Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the methods outlined below to vote your proxy. Have your proxy card in hand when you access the internet or call by phone. Your 12-digit control number is located next to the “Control Number”. Proxies submitted by the internet or telephone must be received by 11:59 p.m., Eastern Time on June 16, 2010.

VOTE BY INTERNET - www.proxyvote.com Follow the instructions on the secure website.

VOTE BY PHONE - 1-800-690-6903 Toll-free within the U.S., Canada, and Puerto Rico. Follow the instructions in the recorded message.

VOTE BY MAIL
Mark, sign and date your proxy card. Return it in the postage-paid envelope provided or to Liberty Global, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Liberty Global, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIBERTY GLOBAL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed.
		☐	☐	☐
1.	Election of Directors
Nominees:
01 - Miranda Curtis
02 - John W. Dick
03 - J.C. Sparkman
04 - J. David Wargo
The Board of Directors recommends a Vote FOR Proposals 2 and 3.
						For	Against	Abstain
2.	Reapproval of the material terms of the performance goals under the Liberty Global, Inc. 2005 Incentive Plan					☐	☐	☐

						For	Against	Abstain
3.	Ratification of the selection of KPMG LLP as the company’s independent auditors for the year ending December 31, 2010					☐	☐	☐

B	Non-Voting Items

For address changes and/or comments, please check this box and write them on the back where indicated.				☐		Yes	No
					Please indicate if you plan to attend this meeting.	☐	☐

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.		☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2010 Annual Meeting Admission Ticket

2010 Annual Meeting of

Liberty Global, Inc. Shareholders

June 17, 2010, 10:00 a.m. Local Time

Marriott Denver South

at Park Meadows

10345 Park Meadows Drive

Littleton, CO 80124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Liberty Global, Inc.’s Annual Meeting will be held at 10:00 am local time on June 17, 2010, at the Marriott Denver South at Park Meadows. If you plan to attend the Annual Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - LIBERTY GLOBAL, INC.	SERIES A AND SERIES B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS - JUNE 17, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Liberty Global, Inc. hereby appoints Elizabeth M. Markowski and Bernard G. Dvorak, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Series A and Series B Common Stock of Liberty Global, Inc., held by the undersigned at the Annual Meeting of stockholders to be held on June 17, 2010, and at any adjournments thereof, with all the powers the undersigned would possess, if present in person. All previous proxies given with respect to the meeting are revoked.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS ON THE INCENTIVE PLAN PROPOSAL AND THE AUDITORS RATIFICATION PROPOSAL. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO LIBERTY GLOBAL, INC., C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)